WINWELL VENTURES INC.

and

CARLIN OPPORTUNITIES INC.

ARRANGEMENT AGREEMENT

December 8, 2016

SCHEDULES
SCHEDULE A	PLAN OF ARRANGEMENT
SCHEDULE B	FINCO ARRANGEMENT RESOLUTION
SCHEDULE C	WINWELL SHAREHOLDER RESOLUTIONS
SCHEDULE D	REPRESENTATIONS AND WARRANTIES OF FINCO
SCHEDULE E	REPRESENTATIONS AND WARRANTIES OF WINWELL

ARRANGEMENT AGREEMENT

THIS ARRANGEMENT AGREEMENT dated December 8, 2016,

BETWEEN:

WINWELL VENTURES INC., a corporation existing under the laws of
British Columbia (“Winwell”)

-and

CARLIN OPPORTUNITIES INC., a corporation incorporated under the laws of British Columbia (“Finco”).

WHEREAS:

A.      As soon as practicable following the date hereof, Finco intends to complete the Finco Seed Financing (as hereinafter defined) and thereafter as market conditions permit, to complete the Finco Financing (as hereinafter defined), with the net proceeds of the Finco Financing in respect of any Finco Subscription Receipts to be placed into escrow and released to Finco immediately prior to the completion of the Arrangement (as hereinafter defined);

B.      Winwell and Finco wish to complete a series of transactions whereby, among other things, Winwell will acquire all of the Finco Shares (as hereinafter defined) in exchange for the New Winwell Shares (as hereinafter defined), all of the current holders of Winwell Shares will receive New Winwell Shares and Winwell will be continued into the State of Nevada;

C.      The Parties intend to carry out the transactions contemplated above by way of a statutory plan of arrangement, which is to be completed under the provisions of the BCBCA (as hereinafter defined), and on and subject to the terms and conditions contained herein;

D.      The Parties have also entered into the Securities Exchange Agreement (as hereinafter defined) pursuant to which Winwell USA (as hereinafter defined) will acquire all of the issued and outstanding securities of Clover Nevada II (as hereinafter defined), which is the holder of the target assets, being the Carlin Trend Properties (as hereinafter defined);

E.      As a result of entering into this Agreement, Winwell will be provided the opportunity to enter into, and will enter into, the Securities Exchange Agreement, and together such agreements will provide Winwell the opportunity and funding to acquire Clover Nevada II and obtain a stock exchange listing;

F.      Winwell has entered into the Finco Voting Agreements (as hereinafter defined) with the Finco Supporting Shareholders (as hereinafter defined), pursuant to which, among other things, such Finco Supporting Shareholders agree, subject to the terms and conditions thereof, to vote the Finco Shares and any securities convertible, exercisable or exchangeable into Finco Shares held by them in favour of the Finco Arrangement Resolution (as hereinafter defined);

G.      Finco has entered into the Winwell Voting Agreements (as hereinafter defined) with the Winwell Supporting Shareholders (as hereinafter defined), pursuant to which, among other things, such Winwell Supporting Shareholders agree, subject to the terms and conditions thereof, to vote the Winwell Shares and any securities convertible, exercisable or exchangeable into Winwell Shares held by them in favour of the Winwell Shareholder Resolutions (as hereinafter defined); and

H.      The Parties have entered into this Agreement to provide for the matters referred to in the foregoing recitals and for other matters relating to such arrangement.

NOW THEREFORE in consideration of the covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the Parties hereto covenant and agree as follows:

ARTICLE 1
INTERPRETATION

1.1	Definitions

In this Agreement, unless the context otherwise requires:

“affiliate” has the meaning ascribed thereto in the Securities Act;

“Agreement” means this arrangement agreement, including all schedules annexed hereto, together with the Winwell Disclosure Letter and the Finco Disclosure Letter, as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof;

“Arrangement” means the arrangement under Section 288 of the BCBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations to the Plan of Arrangement made in accordance with Section 8.5 of this Agreement or Article 6 of the Plan of Arrangement or made at the direction of the Court in the Final Order with the consent of the Parties, each acting reasonably;

“Authorization” means any authorization, order, Permit, approval, grant, licence, registration, consent, right, notification, condition, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decision, decree, bylaw, rule or regulation, whether or not having the force of Law, including Environmental Laws;

“BCBCA” means the Business Corporations Act (British Columbia) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Board” means in respect of any Party, its board of directors;

“Business Day” means any day of the year, other than a Saturday, Sunday or any statutory holiday in Toronto, Ontario, Vancouver, British Columbia or Carson City, Nevada;

 “Carlin Trend Properties” means the properties listed on Schedule B of the Securities Exchange Agreement;

“Claim” means (i) any suit, action, proceeding, dispute, investigation, claim, arbitration, order, summons, citation, directive, ticket, charge, demand or prosecution, whether legal or administrative; or (ii) any appeal or application for review; at law or in equity or by any Governmental Entity;

“Clover Nevada II” means Clover Nevada II LLC, a limited liability company existing under the laws of the State of Nevada and the holder of the Carlin Trend Properties;

“Confidentiality Agreement” means the confidentiality agreement dated July 28, 2016 between Cairn Merchant Partners LP and Clover Nevada II, and which Winwell has agreed to be bound by pursuant to an Agreement and Confirmation dated August 10, 2016 and Finco has agreed to be bound by pursuant to an Agreement and Confirmation dated November 24, 2016;

“Consideration” means the New Winwell Shares to be issued to the Finco Shareholders in connection with the Plan of Arrangement;

“Contract” means any contract, agreement, license, claim, franchise, lease, arrangement, commitment, understanding, joint venture, partnership or other right or obligation (written or oral) to which a Party or any of its subsidiaries is a party or by which it or any of its subsidiaries is bound or to which any of their respective properties or assets is subject;

“Court” means the Supreme Court of British Columbia, or other court as applicable;

“Depositary” has the meaning ascribed thereto in the Plan of Arrangement;

“Dissent Rights” has the meaning ascribed thereto in Section 4.1 of the Plan of Arrangement;

“Dissenting Shareholder” has the meaning ascribed thereto in the Plan of Arrangement;

“Effective Date” means the date upon which the Arrangement becomes effective as provided in the Plan of Arrangement;

“Effective Time” has the meaning ascribed thereto in the Plan of Arrangement;

“Encumbrance” means any Claim, encumbrance, Lien, charge, hypothec, pledge, mortgage, title retention agreement, security interest of any nature, adverse claim, exception, reservation, easement, right of occupation, option, right of pre-emption, privilege or any matter capable of registration against title or any Contract to create any of the foregoing;

“Environmental Laws” means all Laws aimed at, or relating to, the reclamation or restoration of properties, protection of the environment, abatement of pollution, protection of wildlife, ensuring public safety from environmental hazards and all other Laws relating to the management, processing, use, treatment, storage, disposal, discharge, transport or handling of any Hazardous Substances;

“Final Order” means the final order of the Court granted pursuant to Section 291 of the BCBCA, in form and substance acceptable to each of the Parties, each acting reasonably, approving the Arrangement after a hearing upon the procedural and substantive fairness of the terms and conditions of the Arrangement, as such order may be affirmed, amended, modified, supplemented or varied by the Court (with the consent of the Parties, each acting reasonably) at any time prior to the Effective Date or, if appealed, as affirmed or amended (provided, however, that any such amendment is acceptable to the Parties, each acting reasonably) on appeal, unless such appeal is withdrawn, abandoned or denied;

“Finco Arrangement Resolution” means the special resolution of the Finco Shareholders approving the Plan of Arrangement, substantially in the form of Schedule B hereto;

“Finco Board” means the board of directors of Finco as the same is constituted from time to time;

“Finco Financing” means financings completed with institutional investors and accredited investors that are arm’s length investors by way of one or more private placements of Finco Subscription Receipts or equity for net proceeds, which together with the net proceeds of the Founders’ Financing, but for great certainty excluding the net proceeds of the Finco Seed Financing, will aggregate not less than $20 million and up to $30 million; the net proceeds from the Finco Financing of any Finco Subscription Receipts will be placed into escrow and released to Finco, and the Finco Subscription Receipts will automatically be converted into Finco Shares, as a step in the Plan of Arrangement;

“Finco Seed Financing” means the private placement seed financing of Finco Shares for aggregate gross proceeds of up to approximately $1 million;

“Finco Shareholder Approval” means the approval by Finco Shareholders of the Finco Arrangement Resolution by unanimous written consent resolution;

“Finco Shareholders” means the holders of Finco Shares;

“Finco Shares” means common shares in the authorized share capital of Finco;

“Finco Subscription Receipts” means subscription receipts of Finco issued in the Finco Financing, which will automatically be converted into Finco Shares as a step in the Plan of Arrangement;

“Finco Supporting Shareholders” means collectively all of the senior officers, directors and shareholders of Finco, each of whom have entered into Finco Voting Agreements;

“Finco Voting Agreements” means the voting agreements (including all amendments thereto) between Winwell and the Finco Supporting Shareholders setting forth the terms and conditions upon which they have agreed, among other things, to vote their Finco Shares in favour of the Finco Arrangement Resolution;

“Founders’ Financing” has the meaning ascribed thereto in the Securities Exchange Agreement;

“Governmental Entity” means (i) any multinational or supranational body or organization, nation, government, state, province, country, territory, municipality, quasi-government, administrative, judicial or regulatory authority, agency, board, body, bureau, commission, instrumentality, court or tribunal or any political subdivision thereof, or any central bank (or similar monetary or regulatory authority) thereof, any taxing authority, any ministry or department or agency of any of the foregoing, (ii) any self-regulatory organization or stock exchange, including the TSXV, (iii) any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and (iv) any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of such entities or other bodies pursuant to the foregoing;

“Hazardous Substance” means any waste or other substance that is prohibited, listed, defined, designated or classified as hazardous, radioactive, corrosive, explosive, infectious, carcinogenic, or toxic or a pollutant or a contaminant under or pursuant to, or that could result in liability under, any applicable Environment Laws including petroleum and all derivatives thereof or synthetic substitutes therefore, hydrogen sulphide, arsenic, cadmium, lead, mercury, polychlorinated biphenyls (“PCBs”), PCB-containing equipment and material, mould, asbestos, asbestos-containing material, urea-formaldehyde, urea-formaldehyde-containing material and any other material or substance that may impair the environment;

“IFRS” means International Financial Reporting Standards, as incorporated in the Handbook of the Canadian Institute of Chartered Accountants at the relevant time applied on a consistent basis;

“Interim Order” means the interim order of the Court to be issued following the application therefor contemplated by Section 2.2 of this Arrangement Agreement, after being informed of the intention to rely upon the exemption from registration under Section 3(a)(10) of the U.S. Securities Act, in a form acceptable to Finco and Winwell, each acting reasonably, providing for, among other things, the calling and holding of the Winwell Meeting, as the same may be affirmed, amended, modified, supplemented or varied by the Court with the consent of Finco and Winwell, each acting reasonably;

“Key Regulatory Approvals” means those sanctions, rulings, consents, orders, exemptions, permits and other approvals of Governmental Entities, necessary to proceed with the transactions contemplated by this Agreement and the Plan of Arrangement, including but not limited to (i) in relation to Finco, the grant of the Interim Order and the Final Order, and (ii) in relation to Winwell, the grant of the Interim Order and the Final Order, and the conditional approval of the TSXV for the listing of the Winwell USA Shares in connection with the completion of the RTO Transaction;

“Law” means, with respect to any Person, any and all applicable law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement, whether domestic or foreign, enacted, adopted, promulgated or applied by a Governmental Entity that is binding upon or applicable to such Person or its business, undertaking, property or securities, and to the extent that they have the force of law, policies, guidelines, notices and protocols of any Governmental Entity, as amended;

“Lien” means any mortgage, charge, pledge, hypothec, security interest, prior claim, encroachments, option, right of first refusal or first offer, occupancy right, covenant, assignment, lien (statutory or otherwise), defect of title, or restriction or adverse right or claim, or other third party interest or encumbrance of any kind, in each case, whether contingent or absolute;

“Material Adverse Effect” means, in respect of any Person, any effect that is, or could reasonably be expected to be, material and adverse to the business, condition (financial or otherwise), properties, assets (tangible or intangible), liabilities (whether absolute, accrued, conditional or otherwise), operations or results of operations of such Person and its subsidiaries, taken as a whole, other than any effect relating to or affecting, as applicable:

(a)	the announcement of the execution of this Agreement or the transactions contemplated hereby or the performance of any obligation hereunder;

(b)	the Canadian or United States economy, political conditions (including the outbreak of war or any acts of terrorism) or securities markets in general;

(c)	changes in the exploration/mining industry in general or the price of gold; or

(d)	any generally applicable change in applicable Laws (other than orders, judgments or decrees against such Person or any of its subsidiaries);

provided, however, that the effect referred to in clause (b), (c) or (d) above does not primarily relate only to (or have the effect of primarily relating only to) such Person and its subsidiaries, taken as a whole, or disproportionately adversely affect such Person and its subsidiaries, taken as a whole, compared to other companies of similar size operating in the industry in which such Person and its subsidiaries operate;

“material change”, “material fact” and “misrepresentation” have the meanings ascribed thereto in the Securities Act;

“MI 61-101” means Multilateral Instrument 61-101 - Protection of Minority Security Holders in Special Transactions, of the Canadian Securities Administrators;

“New Winwell Shares” means the Winwell Shares, after giving effect to the Winwell Consolidation, pursuant to the Arrangement;

“NI 43-101” means National Instrument 43-101 - Standards of Disclosure for Mineral Projects, of the Canadian Securities Administrators;

“NRS” means the Nevada Revised Statutes;

“ordinary course of business”, “ordinary course of business consistent with past practice”, or any similar reference, means, with respect to an action taken by a Person, that such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day business and operations of such Person;

“Outside Date” means the date that is 18 months from the date hereof or such later date as may be agreed to in writing by the Parties;

“Parties” means, as applicable, Finco and Winwell and “Party” means any one of them;

“Permit” means any license, permit, certificate, consent, order, grant, approval, agreement, classification, restriction, registration or other Authorization of, from or required by any Governmental Entity;

“Person” includes any individual, firm, partnership, limited partnership, limited liability partnership, joint venture, venture capital fund, limited liability company, unlimited liability company, association, trust, trustee, executor, administrator, legal personal representative, estate, body corporate, corporation, company, unincorporated association or organization, Governmental Entity, syndicate or other entity, whether or not having legal status;

“Plan of Arrangement” means the plan of arrangement of Finco and of Winwell, substantially in the form of Schedule A hereto, and any amendments or variations thereto made from time to time in accordance with this Arrangement Agreement, the plan of arrangement set forth in Schedule A hereto, or upon the direction of the Court in the Interim Order or the Final Order with the consent of the Parties, each acting reasonably;

“Registrar” means the Registrar of Companies under Section 400 of the BCBCA;

“Representative” means, collectively, in respect of a Person, its subsidiaries and its affiliates and its and their officers, directors, employees, consultants, advisors, agents or other representatives (including financial, legal or other advisors);

“RTO Transaction” means together, the Arrangement, the Winwell Asset Acquisition and all ancillary matters to be completed in connection with the foregoing;

“Securities Act” means the Securities Act (British Columbia) and the rules, regulations and published policies made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Securities Authorities” means all applicable securities regulatory authorities, including the applicable securities commission or similar regulatory authorities in British Columbia, Alberta and the Yukon, and the TSXV;

“Securities Exchange Agreement” means the securities exchange agreement dated December 8, 2016 between the Vendor, Clover Nevada II, Winwell and Finco pursuant to which the Winwell Asset Acquisition is to be completed;

“Securities Laws” means the Securities Act, together with all other applicable Canadian provincial securities laws, the U.S. Securities Act, U.S. Exchange Act, and applicable securities laws of the United States and the states thereof, and the rules and regulations and published policies of the securities authorities thereunder, as now in effect and as they may be promulgated or amended from time to time, and includes the rules and policies of the TSXV;

“subsidiary” has the meaning ascribed thereto in the Securities Act;

“Tax Act” means the Income Tax Act (Canada) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

“Tax Returns” means all returns, reports, declarations, elections, notices, filings, forms, statements and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required to be made, prepared or filed by Law in respect of Taxes;

“Taxes” means (a) any and all domestic and foreign federal, state, provincial, municipal and local taxes, assessments and other governmental charges, duties, impositions and liabilities imposed by any Governmental Entity, including without limitation pension plan contributions, tax instalment payments, unemployment insurance contributions and employment insurance contributions, workers’ compensation and deductions at source, including taxes based on or measured by gross receipts, income, profits, sales, capital, use, and occupation, and including goods and services, value added, ad valorem, sales, capital, transfer, franchise, non-resident withholding, customs, payroll, recapture, employment, excise and property duties and taxes, together with all interest, penalties, fines and additions imposed with respect to such amounts, (b) any and all liability for the payment of any items described in clause (a) above as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group (or being included (or being required to be included) in any Tax Return related to such group, and (c) any and all liability for the payment of any amounts as a result of any express or implied obligation to indemnify any other person, or any successor or transferee liability, in respect of any items described in clause (a) or (b) above;

“Transaction Personal Information” has the meaning ascribed thereto in Subsection 9.1;

“TSXV” means the TSX Venture Exchange;

“United States” means the United States of America, its territories and possessions, any state of the United States and the District of Columbia;

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder;

“U.S. Securities Act” means the United States Securities Act of 1933, as amended and the rules and regulations promulgated thereunder;

“U.S. Tax Code” has the meaning ascribed thereto in Section 2.15;

“Vendor” means Waterton Nevada Splitter, LLC, the sole member of Clover Nevada II;

“Vendor Parent” means Waterton Precious Metals Fund II Cayman, LP;

“Winwell Acquisition Resolution” means the ordinary resolution of the Winwell Shareholders approving the Winwell Asset Acquisition, substantially in the form and content of Schedule C;

“Winwell Annual Financial Statements” means the audited financial statements of Winwell as at, and for the years ended December 31, 2015 and December 31, 2014 including the notes thereto;

“Winwell Arrangement Approval” means the approval for the Winwell Arrangement Resolution by at least two-thirds of the votes cast by the Winwell Shareholders present in person or by proxy at the Winwell Meeting plus any minority approval if so required pursuant to MI 61-101;

“Winwell Arrangement Resolution” means the special resolution of the Winwell Shareholders approving the Plan of Arrangement which is to be considered at the Winwell Meeting, substantially in the form and content of Schedule C hereto;

“Winwell Asset Acquisition” means the acquisition by Winwell USA of all of the outstanding securities of Clover Nevada II pursuant to the terms of the Securities Exchange Agreement;

“Winwell Board” means the board of directors of Winwell as the same is constituted from time to time;

“Winwell Circular” means the notice of the Winwell Meeting and accompanying management information circular (using TSXV Form 3D1), including all schedules, appendices and exhibits thereto and enclosures therewith, to be sent to the Winwell Shareholders in connection with the Winwell Meeting, as amended, supplemented or otherwise modified from time to time;

“Winwell Consolidation” means the consolidation of the Winwell Shares on the basis of one (1) New Winwell Share for every eight (8) existing Winwell Shares to be authorized by the Plan of Arrangement and approved as part of the Winwell Arrangement Resolution;

“Winwell Continuance” means the continuance of Winwell from the province of British Columbia to the State of Nevada to be authorized by the Plan of Arrangement and approved as part of the Winwell Arrangement Resolution;

“Winwell Corporate Resolution” means the ordinary resolution of the Winwell Shareholders approving the Winwell Stock Compensation Arrangements, which are to be considered at the Winwell Meeting, substantially in the form and content of Schedule C hereto;

“Winwell Disclosure Documents” means all information, disclosure, forms, reports, schedules, statements, certifications and other documents, including without limitation all press releases, forms, reports, schedules, financial statements and notes and schedules to such financial statements, management’s discussion and analysis of financial condition and operations, certifications, management information circulars, material change reports and other documents required to be publicly disclosed or filed by Winwell with the Securities Authorities pursuant to applicable Securities Laws;

“Winwell Financial Statements” means, collectively, the Winwell Annual Financial Statements and the Winwell Interim Financial Statements;

“Winwell Interim Financial Statements” means the unaudited condensed interim financial statements of Winwell as at, and for the nine and three months ended September 30, 2016 including the notes thereto;

“Winwell Meeting” means the special meeting of Winwell Shareholders, including any adjournment or postponement thereof, to be called for the purpose of considering the Winwell Shareholder Resolutions;

“Winwell Shareholder Approvals” means collectively, approval by the Winwell Shareholders of the Winwell Shareholder Resolutions at the Winwell Meeting;

“Winwell Shareholder Resolutions” means collectively, the Winwell Arrangement Resolution, the Winwell Acquisition Resolution and the Winwell Corporate Resolutions;

“Winwell Shareholders” means the holders of Winwell Shares;

“Winwell Shares” means the common shares in the authorized share capital of Winwell, as constituted on the date hereof;

“Winwell Stock Compensation Arrangements” means the stock compensation plans for Winwell USA, to be approved by the Winwell Corporate Resolution;

“Winwell Supporting Shareholders” means those senior officers, directors and shareholders of Winwell who have entered into the Winwell Voting Agreements;

“Winwell USA” means Winwell following the Winwell Continuance;

“Winwell USA Shares” means common stock in the capital of Winwell USA, which will be held by all holders of New Winwell Shares upon completion of the Winwell Continuance; and

“Winwell Voting Agreements” means the voting agreements (including all amendments thereto) between Finco and the Winwell Supporting Shareholders setting forth the terms and conditions upon which they have agreed, among other things, to vote their Winwell Shares in favour of the Winwell Shareholder Resolutions.

1.2	Interpretation

For the purposes of this Agreement, except as otherwise expressly provided:

(a)

“this Agreement” means this Arrangement Agreement, including the recitals and Schedules hereto, and not any particular Article, Section, Subsection or other subdivision, recital or Schedule hereof, and includes any agreement, document or instrument entered into, made or delivered pursuant to the terms hereof, as the same may, from time to time, be supplemented or amended and in effect;

(b)

the words “hereof”, “herein”, “hereto” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, Subsection, or other subdivision, recital or Appendix hereof;

(c)

all references in this Agreement to a designated “Article”, “Section”, “Subsection” or other subdivision, recital or “Schedule” hereof are references to the designated Article, Section, Subsections or other subdivision, recital or Schedule to, this Agreement;

(d)

the division of this Agreement into Articles, Sections, Subsections and other subdivisions, recitals or Schedule, the inclusion of a table of contents and the insertion of headings and captions are for convenience of reference only and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof;

(e)

a reference to a statute in this Agreement includes all regulations, rules, policies or instruments made thereunder, all amendments to the statute, regulations, rules, policies or instruments in force from time to time, and any statutes, regulations, rules, policies or instruments that supplement or supersede such statute, regulations, rules, policies or instruments; and

(f)	the word “including” is not limiting, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto.

1.3	Number, Gender and Persons

In this Agreement, unless the context otherwise requires, words importing the singular shall include the plural and vice versa, words importing the use of either gender shall include both genders and neuters and the word person and words importing persons shall include a natural person, firm, trust, partnership, association, corporation, joint venture or government (including any governmental agency, political subdivision or instrumentality thereof) and any other entity or group of persons of any kind or nature whatsoever.

1.4	Date for Any Action

If the date on which any action is required to be taken hereunder by a Party is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5	Currency

Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of Canada and “$” refers to Canadian dollars. All references to US$ refers to United States dollars.

1.6	Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement in respect of Finco or Winwell shall have the meanings attributable thereto under IFRS and all determinations of an accounting nature in respect of Finco or Winwell required to be made shall be made in a manner consistent with IFRS consistently applied.

1.7	Knowledge

Where any representation or warranty is expressly qualified by reference to the knowledge of Finco or Winwell, as the case may be, it shall be deemed to refer to the knowledge, after making reasonable inquiries regarding the relevant matter, of: (a) in respect of Finco, Matthew Lennox-King and Andrew Farncomb; and (b) in respect of Winwell, Murray Oliver, President and Chief Executive Officer and William McCartney, Director.

1.8	Schedules

The following Schedules are annexed to this Agreement and are incorporated by reference into this Agreement and form a part hereof:

Schedule A - Plan of Arrangement

Schedule B - Finco Arrangement Resolution

Schedule C – Winwell Shareholder Resolutions

Schedule D - Representations and Warranties of Finco

Schedule E - Representations and Warranties of Winwell

ARTICLE 2
THE ARRANGEMENT

2.1	Arrangement

The Parties agree that the Arrangement will be implemented in accordance with and subject to the terms and conditions contained in this Agreement and the Plan of Arrangement, pursuant to which (among other things) Finco Shareholders and Winwell Shareholders (other than Winwell Shareholders who have validly exercised Dissent Rights) shall receive New Winwell Shares. Following the completion of the Winwell Continuance, all former Finco Shareholders and Winwell Shareholders will hold Winwell USA Shares.

2.2	Interim Order

As soon as reasonably practicable, Finco and Winwell shall apply to the Court pursuant to the BCBCA, in a manner and on terms acceptable to the other, acting reasonably, and the Parties agree that counsel to Finco shall take carriage for preparing, filing and diligently pursuing an application for the Interim Order, which shall provide, among other things, as follows:

(a)	that Finco Shareholder Approval of the Arrangement shall be evidenced by the unanimous written consent resolution of the Finco Shareholders;

(b)	for the class of Persons to whom notice is to be provided in respect of the Arrangement and the Winwell Meeting and for the manner in which such notice is to be provided;

(c)	fixing the record date for the purposes of determining the Winwell Shareholders entitled to receive notice of and vote at the Winwell Meeting;

(d)

that the requisite approval for the Winwell Arrangement Resolution shall be at least two-thirds of the votes cast by the Winwell Shareholders present in person or by proxy at the Winwell Meeting plus any minority approval if so required pursuant to MI 61-101;

(e)	that, in all other respects, the terms, conditions and restrictions of the Winwell constating documents, including quorum requirements and other matters, shall apply in respect of the Winwell Meeting;

(f)	for the grant of Dissent Rights to the Winwell Shareholders who are registered Winwell Shareholders, as contemplated in the Plan of Arrangement;

(g)	for the notice requirements with respect to the presentation of the application to the Court for the Final Order;

(h)	that the Winwell Meeting may be adjourned or postponed from time to time by Winwell, subject to the terms of this Agreement without the need for additional approval of the Court;

(i)	that the record date for Winwell Shareholders entitled to notice of and to vote at the Winwell Meeting will not change in respect of any adjournment(s) of the Winwell Meeting;

(j)

that each security holder of Winwell shall have the right to appear before the Court at the hearing of the Court to approve the application for the Final Order so long as they enter a response within a reasonable time;

(k)

that the Parties intend to rely upon the exemption from registration provided by Section 3(a)(10) of the U.S. Securities Act with respect to the issuance of the New Winwell Shares and the Winwell USA Shares and any other securities to be issued pursuant to the Arrangement; and

(l)	for such other matters as Winwell or Finco may reasonably require, subject to obtaining the prior consent of Finco or Winwell, respectively, such consent not to be unreasonably withheld or delayed.

2.3	Finco Shareholder Approval

Subject to the terms of this Agreement, Finco agrees to prepare and circulate a form of unanimous written consent resolution for the purpose of obtaining the Finco Shareholder Approval in accordance with Finco’s articles and applicable Law, as soon as reasonably practicable, and shall use its best efforts to obtain the Finco Shareholder Approval and, in any event no later than the date of the Winwell Meeting.

2.4	Winwell Meeting

Subject to the terms of this Agreement:

(a)	Winwell agrees to convene and conduct the Winwell Meeting in accordance with the Interim Order, Winwell’s articles and applicable Law as soon as practicable.

(b)

Winwell shall not, except as required for quorum purposes, as required by Law, or otherwise as permitted under this Agreement, adjourn, postpone or cancel (or propose or permit the adjournment, postponement or cancellation of) the Winwell Meeting without Finco’s prior written consent, such consent not to be unreasonably withheld or delayed.

(c)

Winwell will advise Finco from time to time as Finco may reasonably request, and at least on a daily basis on each of the last ten (10) Business Days prior to the date of the Winwell Meeting, as to the aggregate tally of the proxies received by Winwell in respect of the Winwell Shareholder Resolutions.

(d)

Winwell will promptly advise Finco of any written notice of dissent or purported exercise by any Winwell Shareholder of Dissent Rights received by Winwell and any withdrawal of Dissent Rights received by Winwell and any written communications sent by or on behalf of Winwell to any Winwell Shareholder exercising or purporting to exercise Dissent Rights.

(e)	Winwell will provide notice to Finco of the Winwell Meeting and allow representatives of Finco to attend the Winwell Meeting.

2.5	Winwell Circular

(a)

As promptly as reasonably practicable following execution of this Agreement but subject to Subsection 2.5(d), Winwell shall (i) prepare the Winwell Circular, together with any other documents required by applicable Laws in connection with the Winwell Shareholder Approvals, and (ii) cause the Winwell Circular to be sent to Winwell Shareholders and filed in all jurisdictions where the same is required to be filed in accordance with all applicable Laws. Winwell shall ensure that the Winwell Circular complies in all material respects with all applicable Laws and, without limiting the generality of the foregoing, that the Winwell Circular represents full, true and plain disclosure of all material facts concerning Winwell and does not include any misrepresentation (other than with respect to any information relating solely to and provided by Finco and any information relating solely to Clover Nevada II and the Carlin Trend Properties) and contains sufficient detail to permit the Winwell Shareholders to form a reasoned judgment concerning the matters to be placed before them at the Winwell Meeting.

(b)	Winwell shall disclose in the Winwell Circular:

(i)

that the Winwell Board has determined that entering into this Agreement and, subject to the terms and conditions contained herein, completing the transactions contemplated by this Agreement is in the best interests of Winwell and the Winwell Board recommends that the Winwell Shareholders vote in favour of the Winwell Shareholder Resolutions; and

(ii)

that each of the Winwell Supporting Shareholders intend to vote all of such Person’s Winwell Shares in favour of the Winwell Shareholder Resolutions, subject to the other terms of this Agreement and the Winwell Voting Agreements.

(c)

Subject to Article 7, Winwell shall solicit proxies from Winwell Shareholders in favour of the Winwell Shareholder Resolutions and against any resolution submitted by any person that is inconsistent with, or which seeks (without Finco’s consent) to hinder or delay the Winwell Shareholder Resolutions and the completion of the transactions contemplated hereby, and permitting Finco to otherwise assist Winwell in such solicitation, and take all other actions that are reasonably necessary or desirable to seek the approval of the Winwell Shareholder Resolutions.

(d)

Finco shall promptly provide to Winwell all information regarding Finco, its affiliates and the Finco Shares as required by applicable Laws for inclusion (or, if permitted, for incorporation by reference) in the Winwell Circular or in any amendments or supplements to such Winwell Circular. Finco shall also use commercially reasonable efforts to obtain any necessary consents from any of its auditors and any other advisors to the use of any financial or other expert information required to be included in the Winwell Circular and to the identification in the Winwell Circular of each such advisor. Finco shall ensure that such information represents full, true and plain disclosure of all material facts concerning Finco and covenants that no such information furnished by Finco in connection therewith or otherwise in connection with the consummation of the Arrangement will contain any misrepresentation concerning Finco. Finco shall also use commercially reasonable efforts to assist in obtaining all information and consents regarding Clover Nevada II and the Carlin Trend Properties as required by applicable Laws for inclusion in the Winwell Circular or in any amendments or supplements to such Winwell Circular.

(e)

Finco and its legal counsel shall take primary carriage over the preparation and initial draft of the Winwell Circular, provided that Winwell and its legal counsel shall cooperate and assist in such preparation, and each of the Parties and their legal counsel shall at all times be given a reasonable opportunity to review and comment on the Winwell Circular and all such other documents. The Winwell Circular and all such other documents shall be reasonably satisfactory to each of Finco and Winwell, each acting reasonably, before they are printed, or distributed to Winwell Shareholders, Finco Shareholders or filed with any Governmental Entity, subject to any disclosure obligations imposed on Winwell by any Securities Authorities. For the benefit of the Finco Shareholders and such that they receive equivalent disclosure regarding the RTO Transaction as the Winwell Shareholders, Winwell shall also deliver to the Finco Shareholders, a copy of the Winwell Circular and any other documents (other than the form of proxy) delivered to Winwell Shareholders in connection with the Winwell Meeting.

(f)

Each of Finco and Winwell shall promptly notify the other Party if at any time before the Effective Date either becomes aware that the Winwell Circular contains a misrepresentation, or otherwise requires an amendment or supplement, and the Parties shall co-operate in the preparation of any amendment or supplement to the Winwell Circular as required or appropriate, and Winwell shall promptly mail or otherwise publicly disseminate any amendment or supplement to the Winwell Circular to Winwell Shareholders and Finco Shareholders and, if required by applicable Laws, file the same with any Governmental Entity and as otherwise required.

(g)

Winwell shall keep Finco informed of any material requests or comments made by any Securities Authorities in connection with the Winwell Circular and promptly provide Finco with copies of any correspondence received by Winwell from, or sent by Winwell to, any Securities Authorities in connection with the Winwell Circular.

2.6	Final Order

If the Interim Order is obtained, the Finco Shareholder Approval is obtained as required by applicable Law and the Winwell Shareholder Approvals are obtained at the Winwell Meeting as required by applicable Law, then, subject to the terms of this Agreement, Finco and Winwell shall forthwith apply to the Court for the Final Order pursuant to Section 291 of the BCBCA approving the Plan of Arrangement on terms satisfactory to each of Finco and Winwell. The Parties agree that counsel to Finco shall take carriage for preparing, filing and diligently pursuing an application for the Final Order.

2.7	Court Proceedings

Finco will provide Winwell and its legal counsel with a reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Interim Order and the Final Order, and will give reasonable consideration to all such comments. Subject to applicable Law, Finco will not file any material with the Court in connection with the Interim Order and the Final Order, or serve any such material, and will not agree to modify or amend materials so filed or served, except as contemplated by this Agreement, the Plan of Arrangement, or with Winwell’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that nothing herein shall require Winwell to agree or consent to any increase in payment of the Consideration or other modification or amendment to such filed or served materials that expands or increases Winwell’s obligations set forth in any such filed or served materials or under this Agreement or the Plan of Arrangement. Finco shall also provide to Winwell and to Winwell’s legal counsel on a timely basis copies of any notice of appearance or other Court documents served on Finco in respect of the application for the Interim Order or the Final Order or any appeal therefrom and of any notice, whether written or oral, received by Finco indicating any intention to oppose the granting of the Interim Order or the Final Order or to appeal the Interim Order or the Final Order. Finco will ensure that all materials filed with the Court in connection with the Interim Order and the Final Order, are consistent in all material respects with the terms of this Agreement and the Plan of Arrangement. In addition, Finco will not object to legal counsel to Winwell making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided, however, that Finco is advised of the nature of any submissions prior to the hearing and such submissions are consistent with this Agreement and the Plan of Arrangement. Finco will also oppose any proposal from any party that the Final Order contain any provision inconsistent with this Agreement, and, if at any time after the issuance of the Final Order and prior to the Effective Date, Finco is required by the terms of the Final Order or by Law to return to Court with respect to the Final Order, it shall do so after notice to, and in consultation and cooperation with, Winwell.

2.8	The Arrangement and Effective Date

From and after the Effective Time, the Plan of Arrangement will have all of the effects provided by applicable Law, including the BCBCA. Each of Finco and Winwell agrees to amend the Plan of Arrangement at any time prior to the Effective Time in accordance with Section 8.5 of this Agreement to include such other terms determined to be necessary or desirable by Winwell or Finco, as the case may be, provided, however, that the Plan of Arrangement shall not be amended in any manner which has the effect of changing the Consideration, or which is otherwise prejudicial to the Finco Shareholders, the Winwell Shareholders, or other parties to be bound by the Plan of Arrangement or is inconsistent with the provisions of this Agreement. The closing of the Arrangement will take place at the offices of Cassels Brock & Blackwell LLP, Suite 2100, Scotia Plaza, 40 King Street West, Toronto, Ontario M5H 3C2 at 12:00 p.m. (Toronto time) on the Effective Date, or at such other time and place as may be agreed to by the Parties.

2.9	Payment of Consideration

Winwell will, following receipt of the Final Order and prior to the Effective Time, deposit in escrow with the Depositary sufficient New Winwell Shares to satisfy the issuance of such New Winwell Shares to the Finco Shareholders.

2.10	Announcements and Consultations

Each Party shall consult with the other Party in respect to issuing any press release, preparing any presentations or otherwise making any public statement with respect to this Agreement or the Arrangement and in making any filing with any Governmental Entity with respect to this Agreement or the Arrangement. Each Party shall use commercially reasonable efforts to enable the other Party to review and comment on all such press releases, presentations, public statements and filings prior to the release or filing, respectively, thereof, and shall not release, make or file any press release, presentation, public statements or filing without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed). Notwithstanding the foregoing, the obligations herein shall not prevent Winwell from making such disclosure as is required by applicable Laws or the rules and policies of any applicable stock exchange, and Winwell shall use all commercially reasonable efforts to enable Finco to review or comment on the disclosure or filing, and if such prior notice is not possible, to give such notice immediately following the making of such disclosure or filing. Reasonable consideration shall be given to any comments made by Finco and its counsel.

2.11	Withholding Taxes

The Parties, the Depositary and any Person on their behalf shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any Person hereunder and from all dividends, interest or other amounts payable to any Person (including, for greater certainty and as applicable, any Finco Shareholder and any Dissenting Shareholder) such amounts as any of the Parties or the Depositary or any Person on their behalf may be required or permitted to deduct and withhold therefrom under any provision of applicable Laws in respect of Taxes. To the extent that such amounts are so deducted, withheld and remitted, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. The Parties and the Depositary shall also have the right to withhold and sell, on their own account or through a broker, and on behalf of any aforementioned Person to whom a withholding obligation applies, or require such Person to irrevocably direct the sale through a broker and irrevocably direct the broker to pay the proceeds of such sale to the Parties or the Depositary, as appropriate, such number of New Winwell Shares issued to such Person pursuant to the Arrangement as is necessary to produce sale proceeds (after deducting commissions payable to the broker and other costs and expenses) sufficient to fund any withholding obligations. None of the Parties or the Depositary will be liable for any loss arising out of any sale.

2.12	List of Finco Shareholders

Subject to Section 9.1, at the reasonable request of Winwell from time to time, Finco shall provide Winwell with a list (in both written and electronic form) of the registered Finco Shareholders, together with their addresses and respective holdings of Finco Shares, with a list of the names and addresses and holdings of all Persons holding Finco Subscription Receipts or otherwise having rights issued by Finco to acquire Finco Shares, together with their addresses and respective holdings of Finco Shares, Finco Subscription Receipts or other rights to acquire Finco Shares. Finco shall from time to time furnish Winwell with such additional information, including updated or additional lists of Finco Shareholders and other assistance as Winwell may reasonably request.

2.13	List of Winwell Shareholders

Subject to Section 9.1, at the reasonable request of Finco from time to time, Winwell shall provide Finco with a list (in both written and electronic form) of the registered Winwell Shareholders, together with their addresses and respective holdings of Winwell Shares, with a list of the names and addresses and holdings of all Persons having rights issued by Winwell to acquire Winwell Shares and a list of non-objecting beneficial owners of Winwell Shares, together with their addresses and respective holdings of Winwell Shares or rights to acquire Winwell Shares. Winwell shall from time to time furnish Finco with such additional information, including updated or additional lists of Winwell Shareholders and other assistance as Finco may reasonably request.

2.14	U.S. Securities Law Matters

The Parties agree that the Arrangement will be carried out with the intention that all New Winwell Shares and Winwell USA Shares and other securities issued on completion to Finco Shareholders and Winwell Shareholders will be issued by Winwell in reliance on the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) thereunder. In order to ensure the availability of the exemption under Section 3(a)(10) of the U.S. Securities Act, the Parties agree that the Arrangement will be carried out on the following basis:

(a)	the Arrangement will be subject to the approval of the Court;

(b)

the Court will be advised prior to the hearing required to approve the Arrangement as to the intention of the Parties to rely on the exemption to the registration requirements of the U.S. Securities Act provided under Section 3(a)(10) of the U.S. Securities Act;

(c)

based on the Parties’ understanding of the Law, before approving the Arrangement, the Court will be required to satisfy itself as to the fairness and reasonableness of the Arrangement to the Finco Shareholders and the Winwell Shareholders, subject to the Arrangement;

(d)

the Final Order approving the Arrangement that is obtained from the Court will state that the Arrangement is approved by the Court as being substantively and procedurally fair to the Finco Shareholders and the Winwell Shareholders;

(e)

each of Finco and Winwell will ensure that each Person entitled to receive the New Winwell Shares and other securities on completion of the Arrangement will be given adequate notice advising them of their right to attend the hearing of the Court to give approval of the Arrangement and providing them with sufficient information necessary for them to exercise that right;

(f)

each Person entitled to receive New Winwell Shares or other securities will be advised that such securities issued pursuant to the Arrangement (including the Winwell USA Shares issued on the Winwell Continuance) have not been registered under the U.S. Securities Act and will be issued by Winwell in reliance on the exemption under Section 3(a)(10) of the U.S. Securities Act;

(g)

the Interim Order approving the Winwell Meeting, and the manner in which the Finco Shareholder Approval will be obtained, will specify that each Winwell Shareholder and Finco Shareholder will have the right to appear before the Court at the hearing of the Court to give approval of the Arrangement so long as they enter an appearance within a reasonable time; and

(h)	the Final Order shall include a statement substantially to the following effect:

“This Order will serve as a basis of a claim to an exemption, pursuant to section 3(a)(10) of the U.S. Securities Act, from the registration requirements otherwise imposed by that act, regarding the distribution of securities of Winwell pursuant to the Plan of Arrangement.”

2.15	United States Tax Matters

The exchange of all of the Finco Shares for New Winwell Shares (the “Exchange”) pursuant to the Plan of Arrangement, by itself or together with related transactions, including those under the Securities Exchange Agreement, is intended to qualify as a tax-deferred transaction within the meaning of Section 351 and/or 368(a) of the U.S. Internal Revenue Code of 1986 (the “U.S. Tax Code”) and this Agreement and the Plan of Arrangement are intended to be a “plan of reorganization” within the meaning of the Treasury Regulations promulgated under Section 368 of the U.S. Tax Code for purposes of Sections 354 and 361 of the U.S. Tax Code. Without limitation of the foregoing, the parties hereto agree that the Exchange, by itself or together with related transactions, is intended to qualify as a tax-deferred transaction described in Section 351 and/or 368(a) of the U.S. Tax Code and any corresponding provision of applicable state law for U.S. federal income tax purposes. Each of the parties hereto shall treat the Exchange, by itself or together with related transactions, as a tax-deferred transaction within the meaning of Sections 351 and 368(a) of the U.S. Tax Code for all U.S. federal and applicable state income tax purposes, and shall treat this Agreement and the Plan of Arrangement as a “plan of reorganization” within the meaning of the Treasury Regulations promulgated under Section 368 of the U.S. Tax Code, and shall not take any position on any Tax Return or otherwise take any Tax reporting position inconsistent with such treatment, unless otherwise required by a “determination” within the meaning of Section 1313 of the U.S. Tax Code that such treatment is not correct or by Law. Each party hereto shall act in a manner that is consistent with the parties’ intention that the Exchange be treated as a tax-deferred transaction within the meaning of Sections 351 and 368(a) of the U.S. Tax Code for all U.S. federal and applicable state income tax purposes, and shall not take any action, or knowingly fail to take any action, if such action or failure to act would reasonably be expected to prevent the Exchange from qualifying as a reorganization within the meaning of Sections 351 and 368(a) of the U.S. Tax Code. Notwithstanding the foregoing, neither party hereto makes any representation, warranty or covenant to any other party or to any Finco Shareholder, Winwell Shareholder or other holder of Finco securities or Winwell securities (including, without limitation, stock options warrants, debt instruments or other similar rights or instruments) regarding the U.S. tax treatment of the Exchange, including, but not limited to, whether the Exchange will qualify as a tax-deferred transaction within the meaning of Sections 351 and/or 368(a) of the U.S. Tax Code or as a tax-deferred transaction for purposes of any United States state or local income tax law. Finco and Winwell shall provide their respective shareholders with a PFIC Annual Information Statement and such other information required by a shareholder to make a qualified electing fund election under Section 1295 of the U.S. Tax Code for each tax year ending after the date of this Agreement.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF FINCO

3.1	Representations and Warranties of Finco

Except as set forth in the correspondingly numbered paragraph of the Finco Disclosure Letter, Finco represents and warrants to Winwell as set forth in Schedule D and acknowledges and agrees that Winwell is relying upon such representations and warranties in connection with the entering into of this Agreement. Any investigation by Winwell or its Representatives shall not mitigate, diminish or affect the representations and warranties of Finco pursuant to this Agreement.

3.2	Survival of Representations and Warranties

The representations and warranties of Finco contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF WINWELL

4.1	Representations and Warranties of Winwell

Except as set forth in the correspondingly numbered paragraph of the Winwell Disclosure Letter, Winwell represents and warrants to Finco as set forth in Schedule E and acknowledges and agrees that Finco is relying upon such representations and warranties in connection with the entering into of this Agreement. Any investigation by Finco or its Representatives shall not mitigate, diminish or affect the representations and warranties of Winwell pursuant to this Agreement.

4.2	Survival of Representations and Warranties

The representations and warranties of Winwell contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

ARTICLE 5
COVENANTS

5.1	Covenants of Finco Relating to the Arrangement

Finco shall perform all obligations required to be performed by Finco under this Agreement, co-operate with Winwell in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in this Agreement and, without limiting the generality of the foregoing, Finco shall:

(a)

apply for and use its commercially reasonable efforts to obtain all Key Regulatory Approvals relating to Finco which are typically applied for by an offeree and, in doing so, keep Winwell reasonably informed as to the status of the proceedings related to obtaining the Key Regulatory Approvals, including providing Winwell with copies of all related applications and notifications, in draft form, in order for Winwell to provide its comments thereon, which shall be given due and reasonable consideration;

(b)	use all commercially reasonably efforts to complete the Finco Seed Financing, as soon as practicable following the date hereof;

(c)	use all commercially reasonable efforts to complete the Finco Financing, as soon as practicable and as market conditions permit, on terms acceptable to both Finco and Winwell, each acting reasonably;

(d)	defend all lawsuits or other legal, regulatory or other proceedings against Finco challenging or affecting this Agreement or the consummation of the transactions contemplated hereby;

(e)

not take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Finco to consummate the Arrangement or the other transactions contemplated by this Agreement;

(f)

until the earlier of the Effective Time and termination of this Agreement in accordance with its terms, subject to applicable Law, make available and cause to be made available to Winwell, and its Representatives, information reasonably requested by Winwell for the purposes of confirming the representations and warranties of Finco set out in this Agreement;

(g)	use its commercially reasonable efforts to obtain concurrently with the execution of this Agreement, signed copies of the Finco Voting Agreements from the Finco Supporting Shareholders; and

(h)	use its commercially reasonable efforts to obtain the Finco Shareholder Approval.

5.2	Covenants of Finco Relating to the Conduct of Business

Finco covenants and agrees that at all times prior to the Effective Time, except as disclosed in the Finco Disclosure Letter or unless Winwell shall otherwise consent in writing, such consent not to be unreasonably withheld, or as otherwise expressly contemplated or permitted by this Agreement, it shall:

(a)	conduct its business and affairs, and not take any action except in, the usual, ordinary and regular course of business consistent with past practice;

(b)

use commercially reasonable efforts to preserve intact its present business organization and assets in good standing, keep available the services of its officers and employees as a group and preserve the current material relationships with employees, consultants, and others having business relationships with it;

(c)	not:

(i)

alter or amend its notice of articles or articles, or undertake any other capital reorganization, reclassification or change in the Finco Shares or any other of its securities in any manner which may adversely affect the success of the RTO Transaction;

(ii)	declare, set aside or pay any dividends or distribute any of its properties or assets to the Finco Shareholders;

(iii)	issue any debt or equity or other securities;

(iv)	borrow any money or incur, create, assume or otherwise become liable for, any indebtedness in an aggregate amount in excess of $150,000 (except for trade payables incurred in the ordinary course);

(v)	make any loans, advances or other similar payments to any party, excluding advances to employees of Finco for expenses incurred in the ordinary course;

(vi)	make any capital expenditures in an amount exceeding $150,000 in the aggregate; or

(vii)	enter into any transaction or material contract outside the ordinary course of business or engage in any business enterprise or activity different from that carried on as of the date hereof.

(d)	Finco shall use its commercially reasonable efforts to complete the Arrangement and all transactions ancillary thereto.

(e)	Finco shall promptly notify Winwell in writing of any circumstance or development that, to the knowledge of Finco, is or could reasonably be expected to constitute a Material Adverse Effect.

(f)	Finco shall not authorize or propose, or enter into or modify any Contract, agreement, commitment or arrangement, to do any of the matters prohibited by the other Subsections of this Section 5.2.

5.3	Covenants of Winwell Relating to the Arrangement

Winwell shall perform all obligations required to be performed by Winwell under this Agreement, cooperate with Finco in connection therewith, and do all such other acts and things as may be necessary or desirable in order to consummate and make effective, as soon as reasonably practicable, the transactions contemplated in this Agreement and, without limiting the generality of the foregoing, Winwell shall:

(a)

apply for and use its commercially reasonable efforts to obtain all Key Regulatory Approvals relating to Winwell which are typically applied for by an offeror and, in doing so, keep Finco reasonably informed as to the status of the proceedings related to obtaining the Key Regulatory Approvals, including providing Finco with copies of all related applications and notifications, in draft form in order for Finco to provide its comments thereon, which shall be given due and reasonable consideration;

(b)

subject to the terms and conditions of this Agreement and of the Plan of Arrangement and applicable Laws, issue the aggregate New Winwell Shares to be issued pursuant to the Arrangement at the time provided herein;

(c)	take all necessary steps to ensure that immediately following the Effective Time, nominee officers of Finco will be appointed as the officers of Winwell USA;

(d)	defend all lawsuits or other legal, regulatory or other proceedings against Winwell challenging or affecting this Agreement or the consummation of the transactions contemplated hereby;

(e)

not take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Winwell to consummate the Arrangement or the other transactions contemplated by this Agreement;

(f)

until the earlier of the Effective Time and termination of this Agreement in accordance with its terms, subject to applicable Law, make available and cause to be made available to Finco, and its Representatives, information reasonably requested by Finco for the purposes of confirming the representations and warranties of Winwell set out in this Agreement;

(g)	use its commercially reasonable efforts to obtain concurrently with the execution of this Agreement, signed copies of the Winwell Voting Agreements from the Winwell Supporting Shareholders;

(h)	use its commercially reasonable efforts to cause Winwell USA Shares to be listed on the TSXV and to be quoted on the OTC Pink Sheets or OTCQB Marketplace in the United States; and

(i)

use its commercially reasonable efforts to cause the Winwell Shareholders to vote their Winwell Shares in favour of the Winwell Shareholder Resolutions, and otherwise approve the RTO Transaction, and otherwise take all reasonable actions to complete the RTO Transaction and to not take any action contrary to or in opposition to the RTO Transaction, except as required by statutory law.

5.4	Covenants of Winwell Relating to the Conduct of Business

Winwell covenants and agrees that at all times prior to the Effective Time, except as disclosed in the Winwell Disclosure Letter or unless Finco shall otherwise agree in writing or as otherwise expressly contemplated or permitted by this Agreement:

(a)	conduct its business and affairs and maintain its assets in, and not take any action except in, the usual, ordinary and regular course of business consistent with past practice;

(b)

use commercially reasonable efforts to preserve intact its present business organization and assets in good standing, keep available the services of its officers and employees as a group and preserve the current material relationships with employees, consultants, and others having business relationships with it;

(c)	not:

(i)

alter or amend its notice of articles or articles, or undertake any other capital reorganization, reclassification or change in the Winwell Shares or any other of its securities in any manner which may adversely affect the success of the RTO Transaction;

(ii)	declare, set aside or pay any dividends or distribute any of its properties or assets to the Winwell Shareholders;

(iii)	issue any debt or equity or other securities;

(iv)	borrow any money or incur, create, assume or otherwise become liable for, any indebtedness (except for trade payables and expenses incurred in the ordinary course or relating to the RTO Transaction);

(v)	make loans, advances or other similar payments to any party, excluding advances to employees of Winwell for expenses incurred in the ordinary course;

(vi)

make any expenditures except those that are reasonably necessary to carry out the terms of this Agreement and the Securities Exchange Agreement, that are reasonably necessary to fulfill Winwell’s obligations as a “public company” or that are incurred to reimburse directors or officers for reasonable expenses incurred for the foregoing purposes; or

(vii)	enter into any transaction or material contract, except as otherwise contemplated in this Agreement or the Securities Exchange Agreement;

(d)	Winwell shall use its commercially reasonable efforts to complete the RTO Transaction and all transactions ancillary thereto;

(e)	Winwell shall promptly notify Finco in writing of any circumstance or development that, to the knowledge of Winwell, is or could reasonably be expected to constitute a Material Adverse Effect; and

(f)

Winwell shall not authorize or propose, or enter into or modify any material Contract, agreement, commitment or arrangement, to do any of the matters prohibited by the other Subsections of this Section 5.4.

ARTICLE 6
CONDITIONS

6.1	Mutual Conditions Precedent

The obligations of the Parties to complete the Arrangement are subject to the fulfillment of each of the following conditions precedent on or before the Effective Time, each of which may only be waived with the mutual written consent of the Parties:

(a)	the Finco Seed Financing and the Finco Financing shall have been completed and the proceeds of the latter thereof held in escrow pending release pursuant to the Arrangement;

(b)	the Finco Shareholder Approval shall have been obtained in accordance with the Interim Order;

(c)	the Winwell Shareholder Approval shall have been obtained at the Winwell Meeting in accordance with the Interim Order;

(d)

each of the Interim Order and the Final Order shall have been obtained on terms consistent with this Agreement, and shall not have been set aside or modified in a manner unacceptable to Finco or Winwell, acting reasonably, on appeal or otherwise;

(e)

there shall have been no action taken under any applicable Law or by any Governmental Entity which makes it illegal or otherwise directly or indirectly restrains, enjoins or prohibits the completion of either the Arrangement or the Winwell Asset Acquisition;

(f)	the Key Regulatory Approvals shall have been obtained;

(g)

the distribution of the securities pursuant to the Arrangement shall be exempt from the prospectus and registration requirements of applicable Canadian securities laws either by virtue of exemptive relief from the securities regulatory authorities of each of the provinces of Canada or by virtue of applicable exemptions under Canadian securities laws and shall not be subject to resale restrictions under applicable Canadian securities laws (other than as applicable to control persons or pursuant to section 2.6 of National Instrument 45-102);

(h)

following the Winwell Continuance, the New Winwell Shares shall be exempt from the registration requirements of the U.S. Securities Act pursuant to Section 3(a)(10) thereof based on the Court’s approval of the Arrangement; provided however, that neither Party shall be entitled to rely on the provisions of this Subsection 6.1(h) in failing to complete the transactions contemplated by this Agreement in the event that the Parties fail to advise the Court prior to the hearing in respect of the Final Order, as required by the terms of the foregoing exemptions, that Finco and Winwell will rely on the foregoing exemption based on the Court’s approval of the Arrangement;

(i)

following the Winwell Continuance, the Winwell USA Shares shall be fully paid and non- assessable common shares of Winwell USA, free and clear of any Encumbrances, other than escrow restrictions imposed by the TSXV in connection with the RTO Transaction, pursuant to any pre-existing contractual arrangements, or as contemplated in subsection (g) above;

(j)	Finco and Winwell shall have obtained the conditional approval for the listing of the Winwell USA Shares from the TSXV, subject only to customary listing conditions of the TSXV;

(k)

all actions shall have been taken to ensure that Winwell will be continued or converted as Winwell USA from a British Columbia corporation into a Nevada corporation in accordance with section 308 of the BCBCA and NRS Section 92A.205, subject only to customary filings with the Registrar and the Nevada Secretary of State; and

(l)

other than the Plan of Arrangement becoming effective in accordance with the terms and conditions of this Agreement and the completion of the Winwell Continuance, all conditions precedent to the closing of the Winwell Asset Acquisition shall have been met or waived, provided that any waivers shall require the prior written consent of each of Winwell and Finco, such consent not to be unreasonably withheld or delayed;

(m)	this Agreement or the Securities Exchange Agreement shall not have been terminated in accordance with its terms.

6.2	Additional Conditions Precedent in Favour of Winwell

The obligation of Winwell to complete the Arrangement is subject to the fulfillment of each of the following additional conditions precedent on or before the Effective Time (each of which is for the exclusive benefit of Winwell and may be waived by Winwell):

(a)

all covenants of Finco under this Agreement to be performed on or before the Effective Time which have not been waived by Winwell shall have been duly performed by Finco in all material respects and Winwell shall have received a certificate of Finco addressed to Winwell and dated the Effective Date, signed on behalf of Finco by two of its senior executive officers (on Finco’s behalf and without personal liability), confirming the same as of the Effective Date;

(b)

the representations and warranties of Finco set forth in this Agreement shall be true and correct in all respects, as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure or failures of all such representations and warranties to be so true and correct in all respects would not reasonably be expected to have a Material Adverse Effect, provided however that it is understood and agreed that the representations and warranties set out in paragraphs (a), (d) and (l) of Schedule D must be true and correct in all respects when made on and as of the Effective Date, and Winwell shall have received a certificate of Finco addressed to Winwell and dated the Effective Date, signed on behalf of Finco by two senior executive officers of Finco (on Finco’s behalf and without personal liability), confirming the same as at the Effective Time;

(c)

there shall not have occurred a Material Adverse Effect that has not been disclosed to Winwell in writing prior to the date hereof, and since the date of this Agreement, there shall not have occurred a Material Adverse Effect, and Winwell shall have received a certificate signed on behalf of Finco by two senior executive officers of Finco (on Finco’s behalf and without personal liability) to such effect;

(d)

there shall be no debts or amounts owing to Finco by any of its current or former officers, directors, shareholders or employees, or any family members thereof, or any person with whom Finco does not deal at arm’s length, except as expressly contemplated by this Agreement and for any amounts advanced to such person for expenses incurred on behalf of Finco in the ordinary course;

(e)

Winwell shall have received all of the Finco Voting Agreements executed by the Finco Supporting Shareholders and all covenants of the Finco Supporting Shareholders under the Finco Voting Agreement to be performed on or before the Effective Time which have not been waived by Winwell shall have been duly performed by the parties thereto (other than Winwell) in all material respects; and

(f)

each of the directors, officers and principals of Finco as of the date hereof, shall have entered into the requisite lock up agreement or escrow agreements as required by the TSXV in connection with the RTO Transaction.

The foregoing conditions will be for the sole benefit of Winwell and may be waived by it in whole or in part at any time.

6.3	Additional Conditions Precedent in Favour of Finco

The obligation of Finco to complete the Arrangement is subject to the fulfillment of each of the following additional conditions precedent on or before the Effective Time (each of which is for the exclusive benefit of Finco and may be waived by Finco):

(a)

all covenants of Winwell under this Agreement to be performed on or before the Effective Time which have not been waived by Finco shall have been duly performed by Winwell in all material respects and Finco shall have received a certificate of Winwell addressed to Finco and dated the Effective Date, signed on behalf of Winwell by two of its senior executive officers (on Winwell’s behalf and without personal liability), confirming the same as of the Effective Date;

(b)

the representations and warranties of Winwell set forth in this Agreement shall be true and correct in all respects, as though made on and as of the Effective Time (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure or failures of all such representations and warranties to be so true and correct in all respects would not reasonably be expected to have a Material Adverse Effect, provided however that it is understood and agreed that the representations and warranties set out in paragraphs (a), (d), (p) and (q) of Schedule E must be true and correct in all respects when made on and as of the Effective Date, and Finco shall have received a certificate of Winwell addressed to Finco and dated the Effective Date, signed on behalf of Winwell by two senior executive officers of Winwell (on Winwell’s behalf and without personal liability), confirming the same as at the Effective Time;

(c)

there shall not have occurred a Material Adverse Effect that has not been publicly disclosed by Winwell prior to the date hereof or disclosed to Finco in writing prior to the date hereof, and since the date of this Agreement, there shall not have occurred a Material Adverse Effect, and Finco shall have received a certificate signed on behalf of Winwell by two senior executive officers of Winwell (on Winwell’s behalf and without personal liability) to such effect;

(d)

there shall be no debts or amounts owing to Winwell by any of its current or former officers, directors, shareholders or employees, or any family members thereof, or any person with whom Winwell does not deal at arm’s length, except as expressly contemplated by this Agreement and for any amounts advanced to such person for expenses incurred on behalf of Winwell in the ordinary course;

(e)	Winwell shall have complied with its obligations under Section 2.9 and the Depositary shall have confirmed receipt of the New Winwell Shares contemplated thereby;

(f)

the management contract to which Winwell is a party as disclosed in the Winwell Financial Statements shall have been terminated, all officers and members of management of Winwell, shall have been terminated and/or shall have provided their resignations, effective at the Effective Time, each in form and substance and on such terms as are satisfactory to Finco, acting reasonably, and no termination, severance or other fees shall be payable to any such officers or members of management of Winwell in connection with such resignations, except as provided under the aforementioned management contract;

(g)

Finco shall have received all of the Winwell Voting Agreements executed by the Winwell Supporting Shareholders and all covenants of the Winwell Supporting Shareholders under the Winwell Voting Agreement to be performed on or before the Effective Time which have not been waived by Finco shall have been duly performed by the parties thereto (other than Finco) in all material respects;

(h)

each of the prospective directors, officers and principals of Winwell, and any such other persons as required by the TSXV, shall have entered into the requisite lock up agreement or escrow agreements as required by the TSXV in connection with the RTO Transaction; and

(i)	holders of no more than five percent (5%) of the Winwell Shares shall have been exercised, and at the date of the Winwell Meeting, not withdrawn, Dissent Rights.

The foregoing conditions will be for the sole benefit of Finco and may be waived by it in whole or in part at any time.

6.4	Satisfaction of Conditions

Other than as set forth in this section, the conditions precedent set out in Section 6.1, Section 6.2 and Section 6.3 shall be conclusively deemed to have been satisfied, waived or released at the Effective Time.

ARTICLE 7
ADDITIONAL COVENANTS

7.1	Access to Information; Confidentiality; Transition

From the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to its terms, subject to compliance with applicable Law and the terms of any existing Contracts: (a) each of Winwell and Finco shall, and shall cause their respective Representatives, as the case may be, to afford to the other Party and to Representatives of the other Party full access during normal business hours upon reasonable notice, to all information and records relating to the other Party, or materials of any nature whatsoever, and Winwell and Finco acknowledge and agree that information furnished pursuant to this Section 7.1 shall be subject to the terms and conditions of the Confidentiality Agreement; (b), each of Winwell and Finco shall promptly notify the other Party of any significant developments or material changes relating to its business, assets or prospects, promptly after becoming aware of any such development or change, and (c) each of Winwell and Finco shall, and shall cause their respective Representatives, as the case may be, to work cooperatively and in good faith to ensure an orderly transition following the Effective Time.

ARTICLE 8
TERM, TERMINATION, AMENDMENT AND WAIVER

8.1	Term

This Agreement shall be effective from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.

8.2	Termination

(a)	This Agreement may be terminated:

(i)	at any time prior to the Effective Time by mutual written agreement of Finco and Winwell;

(ii)	by either Finco or Winwell, if:

A.

the Effective Time shall not have occurred on or before the Outside Date, except that the right to terminate this Agreement under this Subsection 8.2(a)(ii)A shall not be available to any Party whose failure to fulfil any of its obligations or breach any of its covenants, representations and warranties under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur by the Outside Date;

B.

after the date hereof, any Governmental Entity shall have issued an order, decree or ruling or there shall be enacted or made any applicable Law that makes consummation of the Arrangement or Winwell Asset Acquisition illegal or otherwise prohibited or otherwise restrains, enjoins or prohibits Finco or Winwell from consummating the Arrangement or the Winwell Asset Acquisition (unless such order, decree, ruling or applicable Law has been withdraw, reversed or otherwise made inapplicable) and such order, decree, ruling or applicable Law or enjoinment shall have become final and non-appealable;

C.	the Finco Shareholder Approval shall not have been obtained in accordance with applicable Laws and the Interim Order;

D.

the Winwell Arrangement Approval and approval of the Winwell Acquisition Resolution shall not have been obtained at the Winwell Meeting in accordance with applicable Laws and the Interim Order, as applicable;

E.	the proposed listing of the Winwell USA Shares on the TSXV is not approved; or

F.	the Securities Exchange Agreement, pursuant to which the Winwell Asset Acquisition is to be completed, is terminated.

(iii)

by Winwell, if prior to the Effective Time Finco is in default of any material covenant or obligation or in breach of any representation or warranty, in any material respect under this Agreement, except for such inaccuracies in the representations and warranties, which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect or materially delay or prevent the consummation of the transactions contemplated herein and provided that Winwell shall be required to deliver written notice to Finco specifying in reasonable detail all defaults or breaches of covenants, representations and warranties or other matters which Winwell is asserting as the basis for the right of termination and shall be entitled to terminate this Agreement pursuant to this Subsection 8.2(a)(iii) only if such default or breach shall not have been cured by the close of business on the fifth (5th) Business Day after the delivery of such notice; or

(iv)

by Finco, if prior to the Effective Time Winwell is in default of any material covenant or obligation or in breach of any representation or warranty, in any material respect under this Agreement, except for such inaccuracies in the representations and warranties, which individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect or materially delay or prevent the consummation of the transactions contemplated herein) and provided that Finco shall be required to deliver written notice to Winwell specifying in reasonable detail all defaults or breaches of covenants, representations and warranties or other matters which Finco is asserting as the basis for the right of termination and shall be entitled to terminate this Agreement pursuant to this Subsection 8.2(a)(iv) only if such default or breach shall not have been cured by the close of business on the fifth (5th) Business Day after the delivery of such notice; or

(b)

The Party desiring to terminate this Agreement pursuant to this Section 8.2 (other than pursuant to Subsection 8.2(a)(i)) shall give notice of such termination to the other Party, specifying in reasonable detail the basis for such Party’s exercise of its termination right.

(c)

If this Agreement is terminated pursuant to this Section 8.2, this Agreement shall become void and be of no further force or effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to any other Party hereto, except that the provisions of this Subsection 8.2(c) and Sections 8.3, 9.1, 9.3, 9.4, 9.6, 9.7 and 9.8 and all related definitions set forth in Section 1.1 and the provisions of the Confidentiality Agreement shall survive any termination hereof pursuant to Subsection 8.2(a) in accordance with their respective terms thereof.

8.3	Costs and Expenses

Except as otherwise provided herein, the Parties agree that all costs and expenses of the Parties relating to the Arrangement and the transactions contemplated in this Agreement, including legal fees, accounting fees, regulatory filing fees, stock exchange fees, all disbursements of advisors and printing and mailing costs, shall be paid by the Party incurring such expenses. Notwithstanding the foregoing, it is understood and acknowledged by each of the Parties hereto that legal counsel to Finco shall, to as great an extent as reasonably possible and at the expense of Finco, take primary carriage of drafting and preparing all applications to be filed by Winwell with the TSXV and the Court in connection with the RTO Transaction and Finco shall be responsible for all of the costs associated with the TSXV listing and such Court applications. Each Party represents to the other that with the exception of the reasonable and customary fees payable to the Board of a Party for any meetings held by them in connection with the consideration of the Arrangement and the transactions contemplated herein, no securityholder, director, officer, employee, consultant, broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission, or to the reimbursement of any of its expenses, in connection with the Arrangement or the transactions contemplated herein except pursuant to existing consulting arrangements that were not entered into in contemplation of the Arrangement or the transactions contemplated herein.

8.4	Termination Expense Reimbursement

In the event that this Agreement is terminated pursuant to Section 8.2, Finco shall pay $200,000 to Winwell. Such expense reimbursement shall be made within three (3) Business Days of a request for reimbursement. Once such reimbursement has been paid such right to reimbursement shall be the sole right and remedy of Winwell in respect of Finco. The expense reimbursement is evidenced by an unsecured non-interest bearing promissory note issued by Finco in favour of Winwell, and delivered concurrently with the execution of this Agreement.

8.5	Amendment

Subject to the provisions of the Interim Order and Final Order, the Plan of Arrangement and applicable Laws, this Agreement and the Plan of Arrangement may, at any time and from time to time prior to the Effective Time, be amended only by mutual written agreement of Winwell and Finco, without further notice to or Authorization on the part of the Finco Shareholders or Winwell Shareholders, and any such amendment may without limitation:

(a)	change the time for performance of any of the obligations or acts of the Parties;

(b)	waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c)	waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the Parties; and

(d)	waive compliance with or modify any mutual conditions precedent herein contained.

8.6	Waiver

Any Party may (a) extend the time for the performance of any of the obligations or acts of the other Party, (b) waive compliance, except as provided herein, with any of the other Party’s agreements or the fulfilment of any conditions to its own obligations contained herein, or (c) waive inaccuracies in any of the other Party’s representations or warranties contained herein or in any document delivered by the other Party, in each case only to the extent such obligations, agreements and conditions are intended for its benefit. No extension or waiver shall be valid unless set forth in an instrument in writing signed on behalf of such Party and, unless otherwise provided in the written waiver, will be limited to the specific breach or condition waived and shall not extend to any other matter or occurrence. No failure or delay in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.

ARTICLE 9
GENERAL PROVISIONS AND MISCELLANEOUS

9.1	Privacy

Each Party shall comply with applicable privacy Laws in the course of collecting, using and disclosing personal information about identifiable individuals in connection with the transactions contemplated hereby (the “Transaction Personal Information”). Neither Party shall disclose Transaction Personal Information originally collected by the other Party to any Person other than to its advisors who are evaluating and advising on the transactions contemplated by this Agreement. If Winwell completes the transactions contemplated by this Agreement, Winwell shall not, following the Effective Date, without the consent of the individuals to whom such Transaction Personal Information relates or as permitted or required by applicable Law, use or disclose Transaction Personal Information originally collected by Finco:

(a)	for purposes other than those for which such Transaction Personal Information was collected by Finco prior to the Effective Date; and

(b)	which does not relate directly to the carrying on of the business of Finco or to the carrying out of the purposes for which the transactions contemplated by this Agreement were implemented.

The Parties shall protect and safeguard the Transaction Personal Information against unauthorized collection, use or disclosure. Each Party shall cause its advisors to observe the terms of this Section 9.1 and to protect and safeguard all Transaction Personal Information in their possession. If this Agreement shall be terminated, each Party shall promptly deliver to the other Party all Transaction Personal Information originally collected by such other Party in its possession or in the possession of any of its advisors, including all copies, reproductions, summaries or extracts thereof, except, unless prohibited by applicable Law, for electronic backup copies made automatically in accordance with the usual backup procedures of the Party returning such Transaction Personal Information.

9.2	Notices

All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given and received on the day it is delivered, provided, however, that it is delivered or electronically transmitted on a Business Day prior to 4:30 p.m. recipient local time in the place of delivery or receipt. However, if notice is delivered or electronically transmitted after 4:30 p.m. recipient local time or if such day is not a Business Day then the notice shall be deemed to have been given and received on the next Business Day. Notice shall be sufficiently given if delivered (either in Person, by courier service or other personal method of delivery), or if transmitted by email to the Parties at the following addresses (or at such other addresses as shall be specified by any Party by notice to the other given in accordance with these provisions):

(a)	if to Winwell:

Winwell Ventures Inc.
328 – 20th Avenue West
Vancouver, British Columbia
V5Y 2C6

Attention:	William McCartney
Email:	[Redacted]

with a copy (which shall not constitute notice) to:

DuMoulin Black LLP
10th Floor, 595 Howe Street
Vancouver, British Columbia
V6C 2T5

Attention:	Paul Visosky
Email:	pvisosky@dumoulinblack.com
Fax:	(604) 687-8772

(b)	if to Finco:

Carlin Opportunities Inc.
Mars Centre HL30A
101 College Street
Toronto, Ontario
M5G 1L7

Attention:	Matthew Lennox-King
Email:	[Redacted]

with a copy (that shall not constitute notice) to:

Cassels Brock & Blackwell LLP
Suite 2100, Scotia Plaza
40 King Street West
Toronto, Ontario
M5H 3C2

Attention:	Jay Goldman
Email:	jgoldman@casselsbrock.com

9.3	Governing Law

This Agreement shall be governed, including as to validity, interpretation and effect, by the Laws of the Province of British Columbia and the Laws of Canada applicable therein, without giving effect to any principles of conflict of Laws thereof which would result in the application of the Laws of any other jurisdiction. Each of the Parties hereby irrevocably attorns to the exclusive jurisdiction of the courts of the Province of British Columbia in respect of all matters arising under and in relation to this Agreement and the Arrangement.

9.4	Injunctive Relief

Subject to Section 8.3, the Parties acknowledge and agree that irreparable harm would occur for which money damages would not be an adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties agree that, in the event of any breach or threatened breach of this Agreement by a Party, the non-breaching Party will be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance, and the Parties shall not object to the granting of injunctive or other equitable relief on the basis that there exists an adequate remedy at Law. Subject to Section 8.3, such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at Law or equity to each of the Parties.

9.5	Time of Essence

Time shall be of the essence in this Agreement.

9.6	Entire Agreement, Binding Effect and Assignment

This Agreement (including the exhibits and schedules hereto and the Finco Disclosure Letter and the Winwell Disclosure Letter) and the Confidentiality Agreements constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof and, except as expressly provided herein, this Agreement is not intended to and shall not confer upon any Person other than the Parties any rights or remedies hereunder. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the Parties without the prior written consent of the other Parties.

9.7	No Liability

No director or officer of Winwell shall have any personal liability whatsoever to Finco under this Agreement, or any other document delivered in connection with the transactions contemplated hereby on behalf of Winwell. No director or officer of Finco shall have any personal liability whatsoever to Winwell under this Agreement, or any other document delivered in connection with the transactions contemplated hereby on behalf of Finco.

9.8	Severability

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

9.9	Counterparts, Execution

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement among the Parties.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF the Parties have executed this Arrangement Agreement as of the date first written above by their respective officers thereunto duly authorized.

WINWELL VENTURES INC.

Per:	“Murray Oliver”
Murray Oliver
President and Chief Executive Officer

CARLIN OPPORTUNITIES INC.

Per:	“Matthew-Lennox King”
Matthew Lennox-King
Chief Executive Officer

SCHEDULE A
PLAN OF ARRANGEMENT

PLAN OF ARRANGEMENT UNDER SECTION 288
OF THE BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

ARTICLE 1
INTERPRETATION

1.1	Definitions

In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of those terms shall have corresponding meanings:

(a)

“Arrangement” means the arrangement of Finco and Winwell under Section 288 of the BCBCA, on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations hereto made in accordance with Section 8.5 of the Arrangement Agreement or Article 6 of this Plan of Arrangement or made at the direction of the Court in the Final Order with the consent of Finco and Winwell, each acting reasonably;

(b)

“Arrangement Agreement” means the arrangement agreement dated December 8, 2016, including all schedules annexed thereto, as the same may be supplemented or amended from time to time in accordance with the terms thereof;

(c)

“Arrangement Resolution” means the special resolution of the Winwell Shareholders approving the Plan of Arrangement, which is to be considered at the Winwell Meeting, substantially in the form of Schedule C to the Arrangement Agreement;

(d)	“BCBCA” means the Business Corporations Act (British Columbia) including all regulations made thereunder, as promulgated or amended from time to time;

(e)	“Business Day” means any day of the year, other than a Saturday, Sunday or statutory holiday in Toronto, Ontario, Vancouver, British Columbia or Carson City, Nevada;

(f)	“Consolidation” means the consolidation of the Winwell Shares on the basis of one (1) New Winwell Share for every eight (8) existing Winwell Shares;

(g)	“Court” means the Supreme Court of British Columbia;

(h)	“CRA” means the Canada Revenue Agency;

(i)	“Depositary” means Computershare Trust Company of Canada;

(j)	“Dissent Rights” has the meaning ascribed thereto in Section 4.1;

(k)	“Dissenting Shares” means the Winwell Shares held by Dissenting Shareholders in respect of which such Dissenting Shareholders have given Notice of Dissent;

(l)

“Dissenting Shareholder” means a registered holder of Winwell Shares who has duly and validly exercised the Dissent Rights in respect of the Arrangement Resolution in strict compliance with the Dissent Rights and who has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights;

(m)

“Effective Date” means the date, as agreed to in writing between the Parties, upon which all of the conditions to completion of the Arrangement as set forth in the Arrangement Agreement have been satisfied or waived (other than those conditions that, by their terms, cannot be satisfied until the Effective Date) and all documents agreed to be delivered hereunder have been delivered to the satisfaction of the parties thereto, acting reasonably;

(n)	“Effective Time” means the time on the Effective Date that the Final Order, the Plan of Arrangement (including all Appendices to the Plan of Arrangement) and the Form 45 are filed with the Registrar;

(o)	“Exchange” has the meaning ascribed thereto in Section 3.4;

(p)

“Final Order” means the final order of the Court pursuant to Section 291 of the BCBCA, in a form acceptable to each of Finco and Winwell, each acting reasonably, approving the Arrangement, after a hearing upon the procedural and substantive fairness of the terms and conditions of the Arrangement, as such order may be affirmed, amended, modified, supplemented or varied by the Court (with the consent of Finco and Winwell, each acting reasonably) at any time prior to the Effective Date or, if appealed, as affirmed or amended (provided, however, that any such amendment is acceptable to Finco, and Winwell, each acting reasonably) on appeal unless such appeal is withdrawn, abandoned or denied;

(q)	“Finco” means Carlin Opportunities Inc., a corporation incorporated under the BCBCA;

(r)	“Finco Shareholders” means the former Finco Shareholders and the holders of Finco Underlying Shares;

(s)	“Finco Shares” means the common shares in the authorized share capital of Finco;

(t)	“Finco Subscription Receipts” means the subscription receipts issued pursuant to the private placement financing completed by Finco on • , 2017 for aggregate proceeds of $ • million;

(u)	“Finco Underlying Shares” means the Finco Shares issued or deemed to be issued upon conversion of the Finco Subscription Receipts in accordance with this Plan of Arrangement;

(v)	“Form 45” means the Form 45 - Application for Authorization to Continue Out prescribed by the Business Corporations Regulation (British Columbia);

(w)	“Former Finco Shareholders” means the holders of Finco Shares immediately prior to the Effective Time;

(x)

“Interim Order” means the interim order of the Court to be issued following the application therefor contemplated by Section 2.2 of the Arrangement Agreement, after being informed of the intention to rely upon the exemption from registration under Section 3(a)(10) of the U.S. Securities Act, in a form acceptable to Finco and Winwell, each acting reasonably, providing for, among other things, the calling and holding of the Winwell Meeting, as the same may be affirmed, amended, modified, supplemented or varied by the Court with the consent of Finco and Winwell, each acting reasonably;

(y)

“Letter of Transmittal” means the letter of transmittal to be caused to be delivered by Winwell to the Winwell Shareholders and the Former Finco Shareholders providing for the delivery of Winwell Shares and Finco Shares to the Depositary;

(z)

“Liens” means any mortgage, charge, pledge, hypothec, security interest, prior claim, encroachments, option, right of first refusal or first offer, occupancy right, covenant, assignment, lien (statutory or otherwise), defect of title, or restriction or adverse right or claim, or other third party interest or encumbrance of any kind, in each case, whether contingent or absolute;

(aa)	“New Winwell Shares” means Winwell Shares, immediately after giving effect to the Consolidation;

(bb)

“Notice of Dissent” means a notice of dissent duly and validly given by a registered holder of Winwell Shares exercising Dissent Rights as contemplated in the Interim Order and as described in Article 4;

(cc)	“NRS” means the Nevada Revised Statutes;

(dd)	“Parties” means Winwell and Finco and “Party” means any one of them;

(ee)

“Plan of Arrangement” means this plan of arrangement and any amendments or variations hereto made from time to time in accordance with the Arrangement Agreement, the terms hereof or upon the direction of the Court in the Interim Order or the Final Order, with the consent of Finco and Winwell, each acting reasonably;

(ff)	“Registrar” means the Registrar of Companies under Section 400 of the BCBCA;

(gg)	“Tax Act” means the Income Tax Act (Canada) and the regulations made thereunder, as now in effect and as they may be promulgated or amended from time to time;

(hh)	“U.S. Securities Act” means the United States Securities Act of 1933, as amended and the rules and regulations promulgated thereunder;

(ii)	“U.S. Tax Code” means the U.S Internal Revenue Code of 1986, as amended.

(jj)	“Winwell” means Winwell Ventures Inc. a company existing under the BCBCA;

(kk)

“Winwell Meeting” means the special meeting of the Winwell Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution;

(ll)	“Winwell Shareholders” means the holders of Winwell Shares;

(mm)	“Winwell Shares” means the common shares in the authorized share capital of Winwell, prior to giving effect to the Consolidation; and

(nn)	“Winwell USA” means Winwell following the completion of its continuance from the province of British Columbia to the State of Nevada, as authorized by this Plan of Arrangement.

Any capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Arrangement Agreement. In addition, words and phrases used herein and defined in the BCBCA and not otherwise defined herein or in the Arrangement Agreement shall have the same meaning herein as in the BCBCA unless the context otherwise requires.

1.2	Interpretation Not Affected by Headings, etc.

The division of this Plan of Arrangement into Articles, Sections, paragraphs and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an “Article”, “Section” or “paragraph” followed by a number and/or a letter refer to the specified Article, Section or paragraph of this Plan of Arrangement.

1.3	Number, Gender and Persons

In this Plan of Arrangement, unless the context otherwise requires, words used herein importing the singular include the plural and vice versa, words importing the use of either gender shall include both genders and neuter and the word person and words importing persons shall include a natural person, firm, trust, partnership, association, corporation, joint venture or government (including any governmental agency, political subdivision or instrumentality thereof) and any other entity or group of persons of any kind or nature whatsoever.

1.4	Date of Any Action

In the event that any date on which any action is required to be taken hereunder by any of the Parties is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5	Time

Time shall be of the essence in every matter or action contemplated hereunder. All times expressed herein or in any letter of transmittal contemplated herein are local time (Vancouver, British Columbia) unless otherwise stipulated herein or therein.

1.6	Currency

Unless otherwise stated, all references in this Plan of Arrangement to sums of money are expressed in lawful money of Canada.

ARTICLE 2
EFFECT OF THE ARRANGEMENT

2.1	Arrangement Agreement

This Plan of Arrangement is made pursuant to, is subject to the provisions of, and forms a part of the Arrangement Agreement, except in respect of the sequence of the steps comprising the Arrangement, which shall occur in the order set forth herein.

2.2	Binding Effect

This Plan of Arrangement and the Arrangement shall be binding upon Winwell, Finco, the Winwell Shareholders and the Finco Shareholders at the Effective Time, without any further act or formality required on the part of any person, including the Court, except as expressly provided herein.

ARTICLE 3
ARRANGEMENT

3.1	The Arrangement

Commencing at the Effective Time, each of the events set out below shall occur and be deemed to occur sequentially, without any further authorization, act or formality:

(a)

each Winwell Share held by a Dissenting Shareholder shall be deemed to be transferred by the holder thereof, without any further act or formality on its part, free and clear of all Liens, to Winwell and Winwell shall thereupon be obliged to pay the amount therefor determined and payable in accordance with Article 4 hereof, and the name of such holder shall be removed from the central securities register of Winwell as a holder of Winwell Shares and such Winwell Shares shall be cancelled;

(b)	the Winwell Shares will be consolidated on the basis of one (1) New Winwell Share for every eight (8) existing Winwell Shares;

(c)	each outstanding Finco Subscription Receipt shall automatically be converted into one Finco Underlying Share;

(d)

each outstanding Finco Share (other than Finco Shares held by Winwell or any affiliate thereof but including the Finco Underlying Shares) will, without any further act or formality by or on behalf of a Finco Shareholder, be irrevocably assigned and transferred by the holder thereof to Winwell (free and clear of all Liens) in exchange for one (1) New Winwell Share, and

(i)

the holders of such Finco Shares shall cease to be the holders thereof and to have any rights as Finco Shareholders other than the right to receive one (1) New Winwell Share per Finco Share in accordance with this Plan of Arrangement;

(ii)	such holder’s name shall be removed from the register of the Finco Shares maintained by or on behalf of Finco;

(iii)

Winwell shall be the transferee and the legal and beneficial holder of such Finco Shares (free and clear of all Liens) and shall be entered as the registered holder of such Finco Shares in the register of the Finco Shares maintained by or on behalf of Finco; and

(iv)

Winwell shall issue to each such Finco Shareholder, New Winwell Shares, on an uncertificated basis, to which such holder is entitled as aforesaid and the name of such Finco Shareholder shall be added to the register of holders of New Winwell Shares showing such holder as the registered holder of New Winwell Shares so issued, provided that a former holder of Finco Shares that are evidenced by certificates must submit a Letter of Transmittal together with its share certificates in accordance with this Plan of Arrangement in order to receive its New Winwell Shares;

(e)

The stated capital of Finco in respect of the Finco Shares shall be reduced by the amount of all the cash of Finco, and such amount of cash shall be distributed to its sole shareholder Winwell, as a reduction of such stated capital;

(f)

Winwell shall apply to the Registrar for authorization to continue to the State of Nevada in accordance with sections 308 of the BCBCA and file with the Registrar, along with the Final Order and this Plan of Arrangement, an executed Form 45;

(g)	the Articles of Conversion, in substantially the form attached as Appendix A to this Plan of Arrangement will be filed with the Nevada Secretary of State, pursuant to Section 92A.2015 of the NRS;

(h)

the Articles of Incorporation of Winwell USA, substantially in the form attached as Appendix B to this Plan of Arrangement will be filed with the Nevada Secretary of State, pursuant to Section 78.035 of the NRS;

(i)	the By-Laws of Winwell USA will be substantially in the form attached as Appendix C to this Plan of Arrangement, pursuant to Section 78.037 of the NRS; and

(j)	none of the foregoing shall occur or be deemed to occur unless all of the foregoing occurs.

3.2	Post Effective Time Procedures

On or promptly after the Effective Date, Winwell shall deliver or arrange to be delivered to the Depositary certificates representing the New Winwell Shares to be delivered to Winwell Shareholders and Former Finco Shareholders, pursuant to Section 3.1 hereof, which certificates shall be held by the Depositary as agent and nominee for such securityholders, for distribution to such securityholders in accordance with the provisions of Article 5 hereof.

3.3	No Fractional Shares

In no event shall any holder of Finco Shares or Winwell Shares be entitled to a fractional New Winwell Share. Where the aggregate number of New Winwell Shares to be held after the Consolidation or to be issued to a person as a result of this Arrangement would result in a fraction of a New Winwell Share being held or issuable, the number of New Winwell Shares to be received by such securityholder shall be rounded down to the nearest whole New Winwell Share and no person will be entitled to any compensation in respect of a fractional New Winwell Share.

3.4	U.S. Tax Treatment

The exchange of Finco Shares for New Winwell Shares (the “Exchange”), by itself or together with related transactions, is intended to qualify as a tax-deferred transaction within the meaning of Sections 351 and/or 368(a) of the U.S. Tax Code. Each of the Parties shall treat the Exchange as a tax-deferred transaction within the meaning of Sections 351 and 368(a) of the U.S. Tax Code for all U.S. federal and applicable state income tax purposes and shall not take any position inconsistent with such treatment, unless otherwise required by a “determination” within the meaning of Section 1313 of the U.S. Tax Code that such treatment is not correct or by Law.

ARTICLE 4
DISSENT RIGHTS

4.1	Rights of Dissent

Pursuant to the Interim Order, each registered holder of Winwell Shares may exercise rights of dissent (“Dissent Rights”) under Division 2 of Part 8 of the BCBCA as modified by this Article 4 as the same may be modified by the Interim Order or the Final Order in respect of the Arrangement, provided that the Notice of Dissent contemplated by Section 242 of the BCBCA must be sent to and received by Winwell at least two days before the Winwell Meeting, or any date to which the Winwell Meeting may be postponed or adjourned and provided further that holders of Winwell Shares who exercise such rights of dissent and who:

(a)      are ultimately determined to be entitled to be paid fair value from Winwell, for the Dissenting Shares in respect of which they have exercised Dissent Rights, will be deemed to have irrevocably transferred such Dissenting Shares to Winwell pursuant to Section 3.1(a)(i) in consideration of such fair value; or

(b)      are ultimately not entitled, for any reason, to be paid fair value for the Dissenting Shares in respect of which they have exercised Dissent Rights, will be deemed to have participated in the Arrangement on the same basis as a Winwell Shareholder who has not exercised Dissent Rights;

but in no case will Winwell or any other person be required to recognize such holders as holders of Winwell Shares after the completion of the steps set forth in Section 3.1(a), and each Dissenting Shareholder will cease to be entitled to the rights of a shareholder in respect of the Winwell Shares in relation to which such Dissenting Shareholder has exercised Dissent Rights and the central securities register of Winwell will be amended to reflect that such former holder is no longer the holder of such Winwell Shares as and from the completion of the steps in Section 3.1(a) .

In addition to any other restrictions under Section 238 of the BCBCA, holders of Winwell Shares who vote or have instructed a proxyholder to vote such Winwell Shares in favour of the Arrangement Resolution shall not be entitled to exercise Dissent Rights.

ARTICLE 5
DELIVERY OF SHARES AND CERTIFICATES

5.1	Delivery of New Winwell Shares

(a)     Winwell shall cause to be forwarded to each holder of Winwell Shares and each holder of a certificate representing Finco Shares, at the address of such person as it appears on the register of Winwell Shares or Finco Shares, as applicable, a Letter of Transmittal and instructions for obtaining delivery of the New Winwell Shares allotted and issued to such shareholders pursuant to the Arrangement.

(b)     Upon surrender to the Depositary for cancellation of a certificate that immediately before the Effective Time represented one or more outstanding Winwell Shares or Finco Shares, as the case may be, together with a Letter of Transmittal that will be delivered to such shareholder and such other documents and instruments as would have been required to effect the transfer of the Winwell Shares or the Finco Shares, as the case may be, or as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, the New Winwell Shares that such holder is entitled to receive in accordance with Section 3.1 hereof, and the Depositary shall cause the name of such holder to be added to the register of holders of New Winwell Shares.

(c)     After the Effective Time and until surrendered for cancellation as contemplated by Section 5.1(a) hereof, each certificate that immediately prior to the Effective Time represented one or more Winwell Shares or Finco Shares, as the case may be, shall be deemed at all times to represent only the right to receive in exchange therefor, the New Winwell Shares pursuant to Section 3.1 hereof.

(d)     No holder of Winwell Shares or Finco Shares, shall be entitled to receive any consideration or entitlement with respect to such Winwell Shares or Finco Shares, other than any consideration or entitlement to which such holder is entitled to receive in accordance with Section 3.1, this Section 5.1 and the other terms of this Plan of Arrangement and, for greater certainty, no such holder will be entitled to receive any interest, dividends, premium or other payment in connection therewith, other than any declared but unpaid dividends.

5.2	Loss of Certificates

In the event any certificate which immediately prior to the Effective Time represented any outstanding Winwell Shares or Finco Shares that were exchanged for New Winwell Shares pursuant to Section 3.1 has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder claiming such certificate lost, stolen or destroyed, the Depositary will deliver to such person or make available for pick up at its offices in exchange for such lost, stolen or destroyed certificate, a certificate representing the New Winwell Shares which such holder is entitled to receive pursuant to Section 3.1. When authorizing such delivery of a certificate representing the New Winwell Shares that such holder is entitled to receive in exchange for such lost, stolen or destroyed certificate, the holder to whom a certificate representing such New Winwell Shares is to be delivered shall, as a condition precedent to the delivery of such New Winwell Shares, give a bond satisfactory to Winwell and the Depositary in such sum as Winwell may direct or otherwise indemnify Winwell in a manner satisfactory to Winwell against any claim that may be made against Winwell with respect to the certificate alleged to have been lost, stolen or destroyed.

5.3	Distributions

No dividend or other distribution declared or made after the Effective Time with respect to New Winwell Shares with a record date after the Effective Time shall be delivered to the holder of any unsurrendered certificate that, immediately prior to the Effective Time, represented outstanding Winwell Shares or Finco Shares unless and until the holder of such certificate shall have complied with the provisions of Section 5.1 or Section 5.2 hereof. Subject to applicable law and to Section 5.4 hereof, at the time of such compliance, there shall, in addition to the delivery of a certificate representing the New Winwell Shares be delivered to such holder, without interest, the amount of the dividend or other distribution with a record date after the Effective Time theretofore paid with respect to such New Winwell Shares.

5.4	Withholding Rights

The Parties, the Depositary and any Person on their behalf shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any Person hereunder and from all dividends, interest or other amounts payable to any Person (including, for greater certainty and as applicable, any Winwell Shareholder or Finco Shareholder, and any Dissenting Shareholder) such amounts as any of the Parties or the Depositary or any Person on their behalf may be required or permitted to deduct and withhold therefrom under any provision of applicable Laws in respect of Taxes. To the extent that such amounts are so deducted, withheld and remitted, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. The Parties and the Depositary shall also have the right to withhold and sell, on their own account or through a broker, and on behalf of any aforementioned Person to whom a withholding obligation applies, or require such Person to irrevocably direct the sale through a broker and irrevocably direct the broker to pay the proceeds of such sale to the Parties or the Depositary, as appropriate, such number of New Winwell Shares issued to such Person pursuant to the Arrangement as is necessary to produce sale proceeds (after deducting commissions payable to the broker and other costs and expenses) sufficient to fund any withholding obligations. None of the Parties or the Depositary will be liable for any loss arising out of any sale.

5.5	Extinction of Rights

If any Winwell Shareholder or Former Finco Shareholder fails to deliver to the Depositary the certificates, documents or instruments required to be delivered to the Depositary under Section 5.1 in order for such Winwell Shareholder or Former Finco Shareholder to receive the New Winwell Shares which such holder is entitled to receive pursuant to Section 3.1, on or before the sixth anniversary of the Effective Date, on the sixth anniversary of the Effective Date any certificate representing Winwell Shares or Finco Shares formerly held by such former holder will cease to represent a claim of any nature whatsoever and will be deemed to have been surrendered to Winwell and will be cancelled.

5.6	Legality of New Winwell Shares

Notwithstanding anything else in this Plan of Arrangement, if it appears to Winwell that it would be contrary to applicable law to issue New Winwell Shares to Finco Shareholders pursuant to the Arrangement to a person that is not a resident of Canada or the United States, the New Winwell Shares that otherwise would be issued to that person will be issued and delivered to the Depositary for sale of the New Winwell Shares by the Depositary on behalf of that person. The New Winwell Shares delivered to the Depositary will be pooled and sold as soon as practicable after the Effective Date, on such dates and at such prices as the Depositary determines in its sole discretion. The Depositary shall not be obligated to seek or obtain a minimum price for any of the New Winwell Shares sold by it. Each such person will receive a pro rata share of the cash proceeds from the sale of the New Winwell Shares sold by the Depositary (less commissions, other reasonable expenses incurred in connection with the sale of the New Winwell Shares and any amount withheld in respect of applicable taxes) in lieu of New Winwell Shares. The payment of the net proceeds will be subject to Section 5.4. None of Winwell, Finco or the Depositary will be liable for any loss arising out of any such sales.

5.7	No Liens

Any exchange or transfer of securities pursuant to this Plan of Arrangement shall be free and clear of any Liens or other claims of third parties of any kind.

5.8	Paramountcy

From and after the Effective Time: (a) this Plan of Arrangement shall take precedence and priority over any and all Winwell Shares and Finco Shares issued prior to the Effective Time, (b) the rights and obligations of the Winwell Shareholders and Finco Shareholders, Winwell, Finco, the Depositary and any transfer agent or other depositary therefor in relation thereto, shall be solely as provided for in this Plan of Arrangement, and (c) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Winwell Shares or Finco Shares shall be deemed to have been settled, compromised, released and determined without liability except as set forth in this Plan of Arrangement.

ARTICLE 6
AMENDMENTS

6.1	Amendments to Plan of Arrangement

(a)     The Parties may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification and/or supplement must be (i) set out in writing, (ii) approved by the Parties, each acting reasonably, (iii) filed with the Court and, if made following the Winwell Meeting, approved by the Court, and (iv) communicated to Winwell Shareholders and Finco Shareholders if and as required by the Court.

(b)     Any amendment, modification or supplement to this Plan of Arrangement may be proposed by the Parties at any time prior to the Winwell Meeting (provided that Winwell and Finco shall have consented thereto) with or without any other prior notice or communication, and if so proposed and accepted by the persons voting at the Winwell Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c)     Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Winwell Meeting shall be effective only if (i) it is consented to in writing by each of the Parties (in each case, acting reasonably), and (ii) if required by the Court, it is consented to by some or all of the Winwell Shareholders and Former Finco Shareholders, voting or consenting, as the case may be, in the manner directed by the Court.

(d)     Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by Winwell, provided that it concerns a matter which, in the reasonable opinion of Winwell, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the economic interest of any former Finco Shareholder or Winwell Shareholder.

ARTICLE 7
TERMINATION

Notwithstanding any prior approvals by the Court or by the Winwell Shareholders or Former Finco Shareholders, the Parties may decide not to proceed with the Arrangement and to revoke the Arrangement Resolution adopted at the Winwell Meeting and unanimously consented to by written resolution of the Former Finco Shareholders, without further approval of the Court, the Winwell Shareholders or the Former Finco Shareholders in accordance with the terms of the Arrangement Agreement.

ARTICLE 8
FURTHER ASSURANCES

8.1	Further Assurances

Notwithstanding that the transactions and events set out herein will occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of Finco and Winwell will make, do and execute, or cause to be made, done and executed, any such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to further document or evidence any of the transactions or events set out herein.

APPENDIX A
ARTICLES/PLAN OF CONVERSION

[See Attached]

PLAN OF CONVERSION
OF
WINWELL VENTURES, INC.

This Plan of Conversion (together with all of the exhibits attached hereto, the “Plan”), dated [ ___],is hereby adopted by Winwell Ventures, Inc., a British Columbia corporation (the “Company”), in order to set forth the terms, conditions and procedures governing the conversion of the Company from a British Columbia corporation to a Nevada corporation pursuant to Section 308 of the Business Corporations Act (British Columbia) (the “BCBCA”), and Section 92A.205, of the Nevada Revised Statutes (the “NRS”).

RECITALS

WHEREAS, the Company is a corporation organized and existing under the laws of British Columbia;

WHEREAS, the board of directors of the Company (the “Board”) and the shareholders of the Company have approved a continuation and conversion of the Company from a British Columbia corporation into a Nevada corporation under the terms set forth in this Plan;

NOW, THEREFORE, BE IT RESOLVED, that the Company hereby adopts the Plan as follows:

1.      Conversion.

a.     Upon the Effective Date (as hereinafter defined), the Company shall be converted from a British Columbia corporation to a Nevada corporation pursuant to Section 308 of the BCBCA and Section 92A.205 of the NRS (the “Conversion”) and the Company, as converted to a Nevada corporation (the “Resulting Company”), will thereafter be subject to all of the provisions of the NRS, except that notwithstanding Chapter 78, Section 78.050 of the NRS, the existence of the Resulting Company shall be deemed to have commenced on May 26, 2000, the date that the Company was incorporated under the Yukon Business Corporations Act, prior to changing its jurisdiction to the Province of British Columbia under the British Columbia Business Corporations Act on June 14, 2006.

b.     As promptly as practicable following the adoption of the Plan, the Company shall cause the Conversion to be effective by:

i.     the filing articles of conversion with the Nevada Secretary of State, pursuant to Section 92A.205 of the NRS (the “Nevada Articles of Conversion”);

ii.    the filing articles of incorporation of the Resulting Company with the Nevada Secretary of State, pursuant to Section 92A.205 of the NRS (the “Articles of Incorporation”);

iii.   the filing an appointment of registered agent, on behalf of the Resulting Company, with the Nevada Secretary of State, pursuant to Section 77.310 of the NRS (the “Nevada Appointment of Registered Agent”); and

iv.   the filing a Form 45 – Application for Authorization to Continue Out with the Registrar of Companies pursuant to the BCBCA, (the “Form 45”).

c.     Upon the Effective Date, the bylaws substantially in the form attached hereto as Exhibit A (the “Nevada Bylaws”) will be the bylaws of the Resulting Company, and the board of directors of the Resulting Company shall adopt the Nevada Bylaws as promptly as practicable following the Effective Date.

2.      Effect of Conversion.

a.     Upon the Effective Date, the name of the Resulting Company will be “Contact Gold Corp.”

b.     Upon the Effective Date, by virtue of the Conversion and without any further action on the part of the Company or the shareholders or directors, the Resulting Company shall, for all purposes of the laws of the State of Nevada, be deemed to be the same entity as the Company existing immediately prior to the Effective Date. Upon the Effective Date, by virtue of the Conversion and without any further action on the part of the Company or the shareholders or directors, for all purposes of the laws of the State of Nevada, all of the rights, privileges and powers of the Company existing immediately prior to the Effective Date, and all property, real, personal and mixed, and all debts due to the Company existing immediately prior to the Effective Date, as well as all other things and causes of action belonging to the Company existing immediately prior to the Effective Date, shall remain vested in the Resulting Company and shall be the property of the Resulting Company and the title to any real property vested by deed or otherwise in the Company existing immediately prior to the Effective Date shall not revert or be in any way impaired by reason of the Conversion; but all rights of creditors and all liens upon any property of the Company existing immediately prior to the Effective Date shall be preserved unimpaired, and all debts, liabilities and duties of the Company existing immediately prior to the Effective Date shall remain attached to the Resulting Company upon the Effective Date, and may be enforced against the Resulting Company to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by the Resulting Company in its capacity as a corporation of the State of Nevada. The rights, privileges, powers and interests in property of the Company existing immediately prior to the Effective Date, as well as the debts, liabilities and duties of the Company existing immediately prior to the Effective Date, shall not be deemed, as a consequence of the Conversion, to have been transferred to the Resulting Company upon the Effective Date for any purpose of the laws of the State of Nevada.

c.     The Conversion shall not be deemed to affect any obligations or liabilities of the Company incurred prior to the Conversion or the personal liability of any person incurred prior to the Conversion.

3.      Taxes. The Company intends for the Conversion to constitute a tax-deferred reorganization under Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended.

4.      Effective Date. The Conversion shall become effective upon the filing of the Nevada Articles of Conversion, the Articles of Incorporation, the Nevada Appointment of Registered Agent and the Form 45 (the time of the effectiveness of the Conversion, the “Effective Date”).

5.      Effect of Conversion on the Company’s Securities. Upon the Effective Date, by virtue of the Conversion and without any further action on the part of the Company or the shareholders or directors:

a.     Every common share that is issued and outstanding immediately prior to the Effective Date shall convert into one validly issued, fully paid and nonassessable share of common stock, [$0.001] par value per share, of the Resulting Company (“Resulting Company Common Stock”) such that, immediately after the Conversion: (i) the issued and outstanding capital immediately after the Effective Date shall be the same as the issued and outstanding capital immediately prior to the Effective Date and (ii) shareholders of the Company shall become shareholders of the Resulting Company (the “Shareholders”).

b.     All of the outstanding certificates, if any, representing Company shares immediately prior to the Effective Date shall be deemed for all purposes to continue to evidence ownership of and to represent the same number of shares of Resulting Company Common Stock. The Resulting Company may cause Shareholders to exchange certificates, if any, representing Company shares for certificates representing Resulting Company Common Stock.

6.      Effect of Conversion on Directors and Officers. Upon the Effective Date, by virtue of the Conversion and without any further action on the part of the Company or the Members or Manager, (a) the Company’s directors shall continue as directors of the Resulting Company and (b) officers of the Company existing immediately prior to the Effective Time shall continue in their respective offices as officers of the Resulting Company.

7.      Further Assurances. If, at any time after the Effective Date, the Resulting Company determines or is advised that any deeds, bills of sale, assignments, agreements, documents or assurances or any other acts or things are necessary, desirable or proper, consistent with the terms of the Plan, (a) to vest, perfect or confirm, of record or otherwise, in the Resulting Company its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of the Company existing immediately prior to the Effective Date, or (b) to otherwise carry out the purposes of the Plan, the Resulting Company and its officers and directors are hereby authorized to solicit in the name of the Resulting Company any third-party consents or other documents required to be delivered by any third-party, to execute and deliver, in the name and on behalf of the Resulting Company all such deeds, bills of sale, assignments, agreements, documents and assurances and do, in the name and on behalf of the Resulting Company, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of the Company existing immediately prior to the Effective Date and otherwise to carry out the purposes of the Plan.

8.      Third Party Beneficiaries. The Plan shall not confer any rights or remedies upon any person other than as expressly provided herein.

9.      Severability. Whenever possible, each provision of the Plan will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of the Plan.

[acknowledgement page follows]

ACKNOWLEDGMENT AND CERTIFICATION

I, Murray Oliver, being president and chief executive officer and authorized officer of Winwell Ventures, Inc., hereby certify that this Plan of Conversion has been approved by the Board of Directors and shareholders of Winwell Ventures, Inc., in accordance with Section 92A.205 of the Nevada Revised Statutes and Section 308 of the BCBCA.

WINWELL VENTURES, INC.

By:
Murray Oliver, President and Chief Executive Officer

EXHIBIT A TO PLAN OF CONVERSION

NEVADA BYLAWS

APPENDIX B
ARTICLES OF INCORPORATION OF WINWELL USA

[See Attached]

ARTICLES OF INCORPORATION
OF
CONTACT GOLD CORP.

The undersigned, acting as the incorporator of a corporation under the Nevada Revised Statutes, Chapter 78, as amended (the “NRS”), hereby adopts the following Articles of Incorporation for such corporation:

NAME OF CORPORATION

The name of the Corporation is Contact Gold Corp. (the “Corporation”).

ARTICLE I

REGISTERED AGENT FOR SERVICE OF PROCESS

The Corporation’s registered agent is:

Registered Agent Solutions, Inc.
4625 W. Nevso Drive, Suite 2
Las Vegas, NV 89103

ARTICLE II

AUTHORIZED STOCK

The total number of shares that the Corporation is authorized to issue is Five Hundred Fifteen Million (515,000,000) consisting of (i) Five Hundred Million (500,000,000) shares of common stock, par value $0.001 per share (the “Common Shares”), and (ii) Fifteen Million (15,000,000) Class A shares of preferred stock, par value $1.00 per share (the “Preferred Shares”). The holders of Common Shares and Preferred Shares shall have the rights and preferences as set forth in Article VI.

ARTICLE III

NAMES AND ADDRESSES OF THE BOARD OF DIRECTORS

Subject to any additional vote required by these Articles of Incorporation, the number of directors of the Corporation shall be determined in the manner set forth in the bylaws of the Corporation. Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

The Board of Directors of the Corporation includes the following individuals:

[Board Member 1 Name, Full Address]
[Board Member 2 Name, Full Address]
[Board Member 3 Name, Full Address] etc.

ARTICLE IV

PURPOSE & GENERAL POWERS

The Corporation is organized for the purpose of transacting all lawful business for which corporations may be incorporated pursuant to the NRS.

Except as restricted by these Articles of Incorporation, the Corporation shall have and may exercise all powers and rights which a corporation may exercise legally pursuant to the NRS.

ARTICLE V

RIGHTS AND PREFERENCES

The rights and preferences of holders of Common Shares and Preferred Shares are as set forth below:

A.     COMMON SHARES

1.      General. The Common Shares shall be subject to the express terms of the Preferred Shares. Each share of the Common Shares shall be equal to each other share of the Common Shares. The holders of shares of the Common Shares shall be entitled to one vote for each such share upon all questions presented to the shareholders.

2.      Voting Rights. The holders of shares of the Common Shares shall be entitled to one vote for each such share upon all questions presented to the shareholders. Except as may be provided in these Articles of Incorporation or as may be required by applicable law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. At each election for directors, every shareholder entitled to vote at such election shall have the right to vote, in person or by proxy, the number of shares owned by him for as many persons as there are directors to be elected and for whose election he has a right to vote. It is expressly prohibited for any shareholder to cumulate his votes in any election of directors.

3.      Participation on Liquidation, Dissolution or Winding-Up. Subject to this Article VI, Section B(8), the holders of Common Shares shall participate in the remaining assets of the Corporation legally available for distribution, on a pro rata basis.

B.     PREFERRED SHARES

1.      General and Defined Terms. The board of directors is hereby expressly granted the authority to issue the Preferred Shares from time to time. The following terms shall have the meanings with respect to the Preferred Shares (as described below). Unless otherwise indicated, references to “Sections” or “Subsections” in this Part B of this Article VI refer to sections and subsections of Part B of this Article VI. The rights, privileges, restrictions and conditions attaching to the Preferred Shares follow the Defined Terms.

(a)

“363 Order” means the Order of the United States Bankruptcy Court for the District of Delaware, Case No. 15-10503-MFW, in respect of Allied Nevada Gold Corp., et al. dated June 18, 2015 approving the sale of certain assets, as more particularly set forth therein, and including the asset purchase agreement dated as of April 27, 2015 attached thereto and all schedules, appendixes, exhibits and attachments thereto;

(b)	"Act" means the Nevada Revised Statutes applicable to Nevada corporations, Title 7, Chapter 78;

(c)

"affiliate"_of any Person means , at the time such determination is being made, any other Person controlling, controlled by or under common control with such first Person, in each case, whether directly or indirectly;

(d)	"Affiliate Transaction" has the meaning set forth in Article VI, Section B(10)(j);

(e)	"associate" means, in respect of a relationship with a Person:

i.

a body corporate of which that Person beneficially owns or controls, directly or indirectly, shares or securities currently convertible into shares carrying more than ten per cent of the voting rights under all circumstances or by reason of the occurrence of an event that has occurred and is continuing, or a currently exercisable option or right to purchase such shares or such convertible securities;

ii.	a partner of that Person acting on behalf of the partnership of which they are partners;

iii.

trust or estate or succession in which that Person has a substantial beneficial interest or in respect of which that Person serves as a trustee or liquidator of the succession or in a similar capacity;

iv.	a spouse of that Person or an individual who is cohabiting with that Person in a conjugal relationship, having so cohabited for a period of at least one year;

v.	a child of that Person or of the spouse or individual referred to in paragraph (iv);

vi.	a relative of that person or of the spouse or individual referred to in paragraph (iv), if that relative has the same residence as that person; and

vii.	any other Person with which such Person is not dealing with at arm's length or on arm's length terms;

(f)

"applicable laws" means applicable laws (including common law), including international, national, provincial, state, municipal and local laws, treaties, statutes, ordinances, judgments, decrees, injunctions, writs, certificates and orders, by-laws, rules, regulations, ordinances, or other requirements of any Regulatory Authority having the force of law;

(g)	“Board” means the Board of Directors of the Corporation;

(h)	"Business Day" means any day, other than a Saturday or Sunday, on which chartered banks in Toronto, Ontario and Reno, Nevada are open for commercial banking business during normal banking hours;

(i)

"Capital Lease Obligations" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be classified and accounted for as a financing lease or capitalized lease obligations on a balance sheet in accordance with GAAP, but excludes any lease obligations in respect of office premises or similar facilities;

(j)

"Carlin Trend Properties" means the Cobb Creek, Dixie Flats, Dry Hills, Golden Cloud, Hot Creek, North Dark Star, Pony Creek, Rock Creek, Rock Horse, Santa Renia, Sno, Woodruff and Wilson Peak properties owned by Clover Nevada II LLC;

(k)

"Change of Control Redemption Amount" means: (i) if the Change of Control Transaction occurs on or prior to the second anniversary of the issuance of the Preferred Shares, an amount per Preferred Share equal to the sum of 120% of the Face Value together with any unpaid Cumulative Dividends; (ii) if the Change of Control Transaction occurs after the second anniversary of the issuance of the Preferred Shares but on or prior to the fourth anniversary of the issuance of the Preferred Shares, an amount per Preferred Share equal to the sum of 115% of the Face Value together with any unpaid Cumulative Dividends; or (iii) if the Change of Control Transaction occurs after the fourth anniversary of the issuance of the Preferred Shares, an amount per Preferred Share equal to the sum of the Face Value together with any unpaid Cumulative Dividends, provided, in each case, that the Change of Control Redemption Amount shall not be payable in the event of a Change of Control Transaction that is completed with the Investor or an affiliate of the Investor;

(l)

“Change of Control Transaction” means a merger, amalgamation, reorganization, business combination, tender offer, exchange offer, take- over bid, statutory arrangement or analogous transaction involving the Corporation or its securities resulting in a change of control of the Corporation or a sale, transfer, lease, exchange or other disposition of all or substantially all of its assets;

(m)	"Closing" has the meaning given to that term in the Securities Exchange Agreement;

(n)

“Commodity Hedging Contracts” means any transaction, arrangement or agreement entered into between a Person and a counterparty on a case by case basis, including any futures contract, a commodity option, swap, forward sale or otherwise, the purpose of which is to mitigate, manage or eliminate its exposure to fluctuations in commodity prices, transportation or basis costs or differentials or other similar financial factors, including contracts settled by physical delivery of the commodity not settled within 60 days of the date of any such contract;

(o)	“Common Shares” means the common shares in the capital stock of the Corporation;

(p)	"control" means, in respect of:

i.

a corporation, the ability of a Person or group of Persons acting in concert to influence the manner in which the business of such corporation is carried on, whether as a result of ownership of sufficient voting shares of such corporation to enable that Person or group of Persons to elect a majority of the directors of such corporation or by contract or otherwise; or

ii.

a partnership, trust, syndicate or other entity, actual power or authority to manage and direct the affairs of, or ownership of more than fifty percent (50%) of the transferable beneficial interests in, such entity, and the term "controlled" has a corresponding meaning;

(q)

"Conversion Cap" means, with respect to any conversion of Preferred Shares held by the Investor, such number of Preferred Shares such that, immediately following the conversion thereof, the aggregate number of Common Shares beneficially owned by the Investor and its affiliates shall not exceed 49% of the aggregate number of Common Shares issued and outstanding immediately following such conversion;

(r)	"Conversion Date" has the meaning set forth in Article VI, Section B(5)(a);

(s)	"Conversion Notice" has the meaning set forth in Article VI, Section B(5)(a);

(t)

"Conversion Price" means, initially CDN$[ ][1] per Preferred Share, subject to adjustment from time to time as set forth in Article VI, Section B(9) and converted into U.S. dollars from time to time at the Bank of Canada daily noon rate (or if such daily noon rate is no longer published by the Bank of Canada or such other rate as is published by the Bank of Canada) as of the Business Day immediately preceding the date of any conversion of Preferred Shares

(u)	"Conversion Right" has the meaning set forth in Article VI, Section B(5)(a);

___________________
1NTD: To be 135% of the price of the Common Shares issued on the most recently completed arms-length
    Financing with institutional investors not affiliated with the Founders or their associates or affiliates.

(v)	“Cumulative Dividends" has the meaning set forth in Article VI, Section B(2);

(w)

"Currency Agreement" means any financial arrangement entered into between a Person and a counterparty on a case by case basis in connection with a foreign exchange futures contract, currency swap agreement, currency option or currency exchange or other similar currency related transactions, the purpose of which is to mitigate or eliminate its exposure to fluctuations in exchange rates or currency values;

(x)

"Current Market Price" of the Common Shares at any date means the weighted average of the trading price per Common Shares for such Common Shares for each day there was a closing price for the 20 consecutive Trading Days ending on the day immediately before such date on the Exchange or if on such date the Common Shares are not listed on any Exchange, then current market price shall be as determined by the directors, provided that if: (i) the directors cannot agree on such price, the Corporation shall send the holders of Preferred Shares notice thereof, or (ii) if a holder of Preferred Shares objects to such determination and provides written notice to the Corporation of such objection within five Business Days of receipt from the Corporation of such determination, and, if the Corporation and the such holder are unable to agree on such price within five Business Days of receipt, as the case may be, by such holder of the notice in (i) above or by the Corporation of the objection notice in (ii) above, such price shall be determined by an independent third party valuator mutually agreeable to such holder and the Corporation within 30 days of its appointment, or if an independent third party valuator cannot be agreed upon within such five Business Day period, as valuators appointed by each of the Corporation and such holder may agree, the determination thereof to be final and binding upon, and the expenses of which shall be borne equally by, such holder and the Corporation;

(y)	"Divesting Notice" has the meaning set forth in Article VI, Section B(10)(m);

(z)	"Divesting Notice Response Period" has the meaning set forth in Article VI, Section B(10)(l);

(aa)

"Environmental Laws" means all applicable laws, imposing obligations, responsibilities, liabilities or standards of conduct for or relating to: (i) the regulation or control of pollution, contamination, activities, materials, substances or wastes in connection with or for the protection of human health or safety, the environment or natural resources (including climate, air, surface water, groundwater, wetlands, land surface, subsurface strata, wildlife, aquatic species and vegetation); or (ii) the use, generation, disposal, treatment, processing, recycling, handling, transport, distribution, destruction, transfer, import, export or sale of Hazardous Substances;

(bb)	"Environmental Permits" means all Permits or program participation requirements with or from any Governmental Authority under any Environmental Laws;

(cc)	"Exchange" means the primary stock exchange or quotation service, if any, as the Common Shares may be listed or quoted on, as applicable, from time to time;

(dd)

"Exempt Issuance~~"~~ means the issuance by the Corporation of Common Shares or Subject Securities: (a) in connection with or pursuant to any merger, amalgamation, business combination, tender offer, exchange offer, take- over bid, arrangement, asset purchase or other acquisition of assets or shares of a third party; (b) upon the exercise, redemption, conversion or exchange of any Subject Securities for Common Shares; (c) pursuant to employee, advisor, director or advisory board security-based compensation arrangements, including stock option plans; (d) as a result of the consolidation or subdivision of any securities of the Corporation or its subsidiaries; (e) as special distributions, stock dividends or payments in kind or similar dividends or distributions; and (f) to the Investor or any of its affiliates;

(ee)	"Face Value" means an amount equal to US$ [ ][2] per Preferred Share;

(ff)	"Financial Statements" has the meaning set forth in Article VI, Section B(10)(b)iii;

(gg)

       "Financings" means financings of the Corporation, [Finco] or a subsidiary of either of the foregoing by way of one or more private placements of subscription receipts or equity for net proceeds of at least CDN$20 million completed in connection with the Securities Exchange Agreement;

(hh)	"Founders" means, collectively, Matthew Lennox-King, Andrew Farncomb, John Dorward, George Salamis, and Mark Wellings;

(ii)	"GAAP" means generally accepted accounting principles as adopted by the Financial Accounting Standards Board in the United States;

(jj)

"Governmental Authority" means any (i) multinational, federal, provincial, state, regional, municipal, local, governmental or public department, ministry, central bank, court, tribunal, arbitral body, commission, council, agency board or bureau, domestic or foreign, (ii) any quasi-governmental body exercising any regulatory, administrative, expropriation or Tax Authority under or for the account of any of the foregoing, (iii) any judiciary or quasi-judiciary tribunal, court, mediator or body, (iv) any stock exchange, or (v) any self-regulatory organization;

____________________
2NTD: To be an amount equal to CDN$15 million divided by the number of Preferred Shares to be issued to the Investor converted from Canadian dollars to U.S. dollars at the Bank of Canada daily noon rate on the business day immediately preceding the date of issuance of the Preferred Shares.

(kk)

"Hazardous Substance" means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous or deleterious substance, waste or material, including hydrogen sulphide, arsenic, cadmium, copper, lead, mercury, petroleum, polychlorinated biphenyls, asbestos and urea-formaldehyde insulation, and any other material, substance, pollutant or contaminant regulated or defined pursuant to, or that could result in liability under, any Environmental Law;

(ll)

"Hedging Obligations" means, with respect to any specified Person, all obligations of such Person under all Currency Agreements, all Interest Rate Agreements and all Commodity Hedging Contracts, with the amount of such obligations being equal to the net amount payable if such obligations were terminated at that time due to default by such Person (after giving effect to any contractually permitted set-off);

(mm)	"Incentive Plans" has the meaning set forth in Article VI, Section B(10)(l);

(nn)	"Indebtedness" means, with respect to any Person, whether or not contingent:

i.	all indebtedness of such Person in respect of borrowed money or advances;

ii.

all obligations of such Person evidenced by bonds, notes, debentures or similar instruments or letters of credit, letters of guarantee or tender cheques (or reimbursement agreements in respect thereof);

iii.	all obligations of such Person in respect of banker's acceptances;

iv.	all Capital Lease Obligations of such Person;

v.

all obligations of such Person representing the balance deferred and unpaid of the purchase price of any Property that would be included on a balance sheet as a liability in accordance with GAAP, except any balance that constitutes an accrued expense or trade payable;

vi.	all net obligations of such Person under Hedging Obligations;

vii.

all conditional sale obligations of such Person and all obligations of such Person under title retention agreements, but excluding a title retention agreement to the extent it constitutes an operating lease under GAAP;

viii.	all obligations of such Person under an agreement or arrangement that in substance provides financing pursuant to the factoring of accounts receivable;

ix.

all indebtedness secured by any Lien on Property owned or acquired by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not the obligations secured thereby have been assumed;

x.

obligations and amounts owing, whether or not a demand for payment or repayment has been made thereunder, under streaming arrangements or similar transactions or agreements (whether or not classified as indebtedness of the Corporation under GAAP); and

xi.	all contingent obligations of such Person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (i) to (x) above;

(oo)

"Interest Rate Agreement" means any financial arrangement entered into between a Person and a counterparty on a case by case basis in connection with interest rate swap transactions, interest rate options, cap transactions, floor transactions, collar transactions and other similar interest rate related transactions, the purpose of which is to mitigate or eliminate its exposure to fluctuations in interest rates;

(pp)	"Investor" means Waterton Precious Metals Fund II Cayman, LP;

(qq)

"Lien" means any pledge, lien (statutory or otherwise), charge, security interest, sublicense (in respect of real property), sublease (in respect of real property), title retention agreement, option, privilege, right of first refusal or first offer, royalty, interest in the production or profits from any asset, back-in rights, earn-in rights, mortgage, hypothec, or other similar interest or instrument charging, or creating a security interest in, or against title, easement, servitude or right-of-way (registered or unregistered) which affects the assets of a Person and any agreement, option, right or privilege (whether by law, contract or otherwise) capable of becoming any of the foregoing;

(rr)

"Liquidation Event" means any of the liquidation, dissolution or winding-up of the Corporation or other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs or any steps taken by the Corporation in furtherance of any of the foregoing;

(ss)

"Liquidation Value" means an amount in cash per Preferred Share equal to the sum of 120% of the Face Value together with any unpaid Cumulative Dividends, whether or not declared, which shall have accrued thereon and which, for such purpose, shall be treated as accruing up to the date of the Liquidation Event;

(tt)	"Maturity Date" means the date which is five years from the issuance date of the Preferred Shares;

(uu)

"Mineral Rights" means each of the Carlin Trend Properties and any other interest of the Corporation or its subsidiaries in real property, patented claims, unpatented mining claims or mineral exploration rights;

(vv)

"Permit" means any license, permit, certificate, consent, order, grant, approval, agreement, classification, restriction, registration or other authorization of, from or required by any Governmental Authority;

(ww)

"Permitted Businesses" means directly or indirectly holding mineral rights, mineral exploration or development properties and related and necessarily incidental assets, engaging in the exploration and development of mineral exploration or development properties, and all activities necessarily incidental thereto;

(xx)	"Permitted Indebtedness" means

i.

unsecured trade payables and accrued liabilities incurred in the ordinary course of business and payable in accordance with customary practice, subject to a maximum amount of US$2,000,000 calculated on a 360 day rolling basis;

i.

Indebtedness, but only to the extent that such Indebtedness is not secured by a Lien or other security interest of any kind whatsoever on or over any of the Property of the Corporation other than Permitted Liens, in the aggregate not exceeding US$2,000,000;

ii.	Indebtedness in respect of Purchase Money Security Interests and Capital Lease Obligations, in the aggregate not exceeding US$500,000;

iii.	unsecured intercompany Indebtedness;

iv.	accrued dividends on the Preferred Shares; and

v.

environmental rehabilitation obligations, including letters of credit secured by third parties to satisfy bonding requirements of any Governmental Authority related to the Carlin Trend Properties, in the aggregate not exceeding US$2,000,000;

(yy)	"Permitted Lien" means

i.

Liens for Taxes, assessments and governmental charges that are due but are being contested in good faith and diligently by appropriate proceedings and in respect of which adequate provision for the related monetary obligation has been made in the Financial Statements;

ii.

in respect of real property, servitudes, easements, restrictions, rights-of- way and other similar rights or any interest therein, provided the same are not of such nature as to materially adversely affect the use or value of the real property subject thereto;

iii.

in respect of real property, the reservations in any original grants from the applicable Governmental Authority of any real property or interest therein which do not materially affect the use or value of the real property subject thereto;

iv.	inchoate liens claimed or held by any Governmental Authority or a public utility in respect of the payment of Taxes or utilities not yet due and payable;

v.

Liens for any judgment rendered, or claim filed, against the Corporation or any of its subsidiaries which is being contested in good faith by appropriate proceedings, provided that the amounts any single judgment or claim does not exceed US$500,000 and the amounts of all Liens permitted under this paragraph (v) do not exceed US$1,000,000 in the aggregate;

vi.

Liens on the Property of a Person existing at the time such Person is acquired by or amalgamated or merged with or into or consolidated with the Corporation or any of its subsidiaries, provided that such Liens were in existence prior to, and were not created in contemplation of, such amalgamation, merger or consolidation and do not extend to any Property other than those of the Person acquired by or amalgamated or merged with or into or consolidated with the Corporation or any of its subsidiaries;

vii.

Liens incurred or deposits made to secure the performance of or otherwise in connection with statutory obligations, environmental reclamation obligations, government contracts, utility contracts, surety or appeal bonds, performance or return-of-money bonds or other obligations of like nature incurred in the ordinary course of the Corporation's business;

viii.

Liens imposed by Applicable Law that are incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers', warehousemen's, mechanics' landlords', materialmen's, employees', laborers', employers', suppliers', banks', builders', repairmen's and other like Liens;

ix.

Purchase Money Security Interests and Capital Lease Obligations, provided that such Liens extend only to the property financed thereby and secure Permitted Indebtedness pursuant to paragraph ii of such definition;

x.	Operating leases for a term of more than one year;

xi.	All Liens agreed by the Investor from time to time;

xii.	"Permitted Liens" as defined in the 363 Order; and

xiii.	all Liens set forth in the title report of on the Pony Creek property;

(zz)

"Person" means any individual, sole proprietorship, partnership, firm, entity, joint venture, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, Governmental Authority, and where the context requires, any of the foregoing when they are acting as trustee, executor, administrator or other legal representative;

(aaa)

"Property" means, with respect to a Person, any interest of such Person of any kind of property or asset, whether real, personal, or mixed, or tangible or intangible, including securities of or other interests in any other Person;

(bbb)

"Purchase Money Security Interest" means a Lien created or assumed by the Corporation and/or a Subsidiary securing Indebtedness incurred to finance the unpaid acquisition price of personal Property by the Corporation and/or a Subsidiary (but, for certainty, excluding equity interests or in connection with an acquisition of any other Person or its Property) provided that in each case: (a) such Lien is created prior to, or concurrently with, the acquisition of such personal Property; (b) such Lien does not at any time encumber any Property other than the Property financed or refinanced (to the extent the principal amount is not increased) by such Indebtedness and proceeds thereof; (c) the amount of Indebtedness secured thereby is not increased subsequent to such acquisition; and (d) the principal amount of Indebtedness secured by any such Lien at no time exceeds 100% of the original acquisition price of such personal Property at the time it was acquired;

(ccc)	"Purchase Notice" has the meaning set forth in Article VI, Section B(11)(b)iii;

(ddd)	"Redemption Amount" means an amount in cash per Preferred Share equal to the Face Value together with all accrued and unpaid Cumulative Dividends thereon to the applicable Redemption Date;

(eee)	"Redemption Date" has the meaning set forth in Article VI, Section B(6)(b);

(fff)	"Redemption Notice" has the meaning set forth in Article VI, Section B(6)(b);

(ggg)	"Regulatory Authority" means:

i.

any multinational or supranational body or organization, nation, government, state, province, country, territory, municipality, quasi- government, administrative, judicial or regulatory authority, agency, board, body, bureau, commission, instrumentality, court or tribunal or any political subdivision thereof, or any central bank (or similar monetary or regulatory authority) thereof, any taxing authority, any ministry or department or agency of any of the foregoing;

ii.	any self-regulatory organization or stock exchange, including the TSX Venture Exchange;

iii.	any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government; and

iv.	any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of such entities or other bodies pursuant to the foregoing;

(hhh)	"RTO" has the meaning ascribed to such term in the Securities Exchange Agreement;

(iii)	"ROFR Notice" has the meaning set forth in Article VI, Section B(11)(a);

(jjj)

"Securities Exchange Agreement" means the securities exchange agreement dated December 8, 2016 among Waterton Nevada Splitter, LLC, Clover Nevada II LLC, Carlin Opportunities Inc. and Winwell Ventures Inc.;

(kkk)	"Subject Securities" means securities that are directly or indirectly convertible into or exchangeable, redeemable or exercisable for Common Shares;

(lll)	"Subsequent Offering" means the issuance of Common Shares or Subject Securities by the Corporation other than pursuant to an Exempt Issuance;

(mmm)	"subsidiary" means, with respect to a Person, at the time such determination is being made, any other Person controlled by such first Person, in each case, whether directly or indirectly;

(nnn)

"Tax Authority" means the United States Internal Revenue Service, Canada Revenue Agency, and any other national, state, local, provincial, territorial or other Governmental Authority responsible for the administration, implementation, assessment, determination, enforcement, compliance, collection or other imposition of any Taxes;

(ooo)

"Tax Returns" means any and all returns, reports, information, rebates or credits, elections, designations, schedules, filings or other documents (including any related or supporting information) relating to Taxes filed or required to be filed by any Tax Authority or pursuant to any applicable law relating to Taxes or in fact filed with any Tax Authority;

(ppp)

"Taxes" includes any taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind imposed by any Tax Authority, including all interest, penalties, fines or additions to tax imposed by any Governmental Authority in respect thereof, and including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, local, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes and all employment insurance, health insurance and Canada pension plan premiums or contributions;

(qqq)	"Third Party Offer" has the meaning set out in Article VI, Section B(11)(a);

(rrr)	"Trading Day" means a day on which the Exchange is open for the transaction of business;

2.     Cumulative Dividends. The holders of the Preferred Shares, in priority to the rights of holders of shares of other classes of stock of the Corporation, shall be entitled to receive and the Corporation shall pay thereon, as and when declared by the board of directors of the Corporation out of the assets of the Corporation properly applicable to the payment of dividends, preferential cumulative cash dividends (collectively, "Cumulative Dividends") at a fixed rate per annum equal to 7.5%, on a simple and not compounded basis. Such dividends shall be payable no later than the Maturity Date or such earlier date on which the Face Value of the Preferred Shares becomes due and payable, and the Cumulative Dividends shall accrue and be cumulative from the date of issue of the Preferred Shares. The holders of the Preferred Shares shall be entitled to participate pari passu with the Common Shares in any dividends other than or in excess of the Cumulative Dividends herein provided.

3.     Dividends Preferential. Except with the consent in writing of the holders of all of the Preferred Shares then outstanding, no dividend shall at any time be declared and paid on or set apart for payment on any other class of stock of the Corporation in any financial year unless and until the accrued Cumulative Dividends on all of the Preferred Shares outstanding have been declared and paid or set apart for payment.

4.     No Voting Rights. Except as expressly provided for in the Act, the holders of the Preferred Shares shall not be entitled to receive notice of or to attend any meeting of the shareholders of the Corporation and shall not be entitled to vote at any such meeting.

5.     Conversion Right.

(a)

The holders of the Preferred Shares shall have the right from time to time on or prior to the Maturity Date, to convert all or any part of the Preferred Shares (provided, for certainty, that the number of Preferred Shares shall be a whole number of Preferred Shares and not a fraction of a Preferred Share) into Common Shares (the "Conversion Right") by providing the Corporation with not less than five Business Days prior written notice (a "Conversion Notice") of the exercise of Conversion Rights, which Conversion Notice shall set forth the number of Preferred Shares to be converted into Common Shares pursuant thereto and the date on which such Preferred Shares are to be converted (the "Conversion Date"). The number of Common Shares to be issued pursuant to the Conversion Right shall be equal to the sum of the Face Value of the Preferred Shares set forth in the Conversion Notice together with the accrued and unpaid Cumulative Dividends thereon to the Conversion Date divided by the Conversion Price in effect as of the close of business on the Business Day immediately preceding the Conversion Date. Notwithstanding the foregoing, the Investor may only exercise the Conversion Right with respect to such number of Preferred Shares from time to time as would not exceed the Conversion Cap.

(b)

A holder of Preferred Shares exercising its Conversion Right shall surrender the certificate or certificates representing such Preferred Shares to the Corporation's transfer agent (or at the registered office of the Corporation if it serves as its own transfer agent) concurrently with delivery of the Conversion Notice. On the Conversion Date, the Corporation shall issue to such holder, at the expense of the Corporation: (i) a certificate representing the number of Common Shares issuable pursuant to Article VI, Section B(5)(a) (for certainty, after giving effect to the Conversion Cap, if applicable); and (ii) if applicable, a new certificate for the balance of the Preferred Shares.

6.     Redemption Rights.

(a)	On the Maturity Date, subject to the Act, the Corporation shall be required to redeem the Preferred Shares for an amount equal to the Redemption Amount.

(b)

Subject to the Act, at any time and from time to time prior to the Maturity Date, the Corporation shall be entitled to redeem all or any part of the Preferred Shares (provided, for certainty, that the number of Preferred Shares shall be a whole number of Preferred Shares and not a fraction of a Preferred Share) for the Redemption Amount by providing the holders of the Preferred Shares not less than 15 Business Days prior written notice (a "Redemption Notice") of the Corporation's intention to redeem the Preferred Shares, which Redemption Notice shall set forth the number of Preferred Shares to be so redeemed and the proposed redemption date (the "Redemption Date") which date shall be not less than 15 Business Days following the date on which the holders of Preferred Shares receive the Redemption Notice. Upon receiving the Redemption Notice, a holder of Preferred Shares will have 10 Business Days to deliver a Conversion Notice to exercise its Conversion Right with respect to all or any portion (subject, in the case of the Investor, to the Conversion Cap) of the Preferred Shares subject to such Redemption Notice, in which case such Preferred Shares shall not be redeemed but shall be converted into Common Shares in accordance with the Conversion Right. If a holder of Preferred Shares does not deliver a Conversion Notice within the aforesaid 10 Business Day period, then such holder shall be deemed not to have its exercised its Conversion Rights with respect to such Preferred Shares and they shall be redeemed in accordance with the Redemption Notice. Notwithstanding the foregoing, the maximum number of Preferred Shares held by the Investor with respect to which the Corporation may deliver a Redemption Notice from time to time shall not exceed the maximum number of Preferred Shares with respect to which the Investor may exercise Conversion Rights at such time, giving effect to the Conversion Cap. At the request of the Corporation, the Investor shall provide the Corporation with the number of Common Shares held by the Investor and its affiliates.

(c)

Any Redemption Notice to be given or delivered hereunder shall be in writing and shall be deemed to have been given when delivered personally to the shareholder or sent by email or another electronic form addressed to the shareholder at the shareholder's address as it appears on the records of the Corporation, or in the event of the address of any such shareholder not so appearing then to the last known address of such shareholder; provided, however, that accidental failure to give any such notice to one or more of such shareholders shall not affect the validity of such redemption.

(d)

On or after the Redemption Date, the Corporation shall pay or cause to be paid to or to the order of the registered holders of the Preferred Shares to be redeemed their respective Redemption Amounts on presentation and surrender of the certificates representing the Preferred Shares called for redemption at the registered office of the Corporation or any other place or places designated in the Redemption Notice. If a part only of the shares represented by any certificate is redeemed, a new certificate for the balance shall be issued at the expense of the Corporation. Subject to the provisions of Article VI, Section B(6)(e),on and after the Redemption Date specified in the applicable Redemption Notice, the Preferred Shares called for redemption shall cease to be entitled to dividends and the holders thereof shall not be entitled to exercise any of the rights of shareholders in respect thereof unless payment of the Redemption Amount shall not be made in full upon presentation of certificates in accordance with the foregoing provisions, in which case the rights of the shareholders shall remain unaffected.

(e)

The Corporation shall have the right at any time after the sending of a Redemption Notice to deposit the Redemption Amount for the shares so called for redemption or of such of the said shares represented by certificates as have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption to a special account in a specified chartered bank or a specified trust company in Canada or the United States or the trust account of a reputable law firm in Canada or the United States, named in such Redemption Notice, to be paid without interest to or to the order of the respective holders of such Preferred Shares called for redemption upon presentation and surrender to such bank or trust company of the certificates representing the same. Upon such deposit being made or upon the Redemption Date, whichever is the later, the Preferred Shares in respect whereof such deposit shall have been made shall be deemed to be redeemed and all rights of the holders thereof after such deposit or such Redemption Date, as the case may be, shall be limited to receiving without interest their proportionate parts of the total Redemption Amounts so deposited, against presentation and surrender of the said certificates held by them respectively. Any interest allowed on any such deposit shall belong to the Corporation. Redemption moneys that are represented by a check which has not been presented to the Corporation's bankers for payment or that otherwise remain unclaimed (including moneys held on deposit to a special account as provided for above) for a period of one year from the applicable Redemption Date shall be forfeited to the Corporation.

(f)

If part only of the Preferred Shares is at any time to be redeemed, the shares to be so redeemed shall be selected pro rata (disregarding fractions) from among the holders of record thereof as at the Redemption Date, or in such other manner as the board of directors of the Corporation acting in good faith may by resolution determine.

(g)

Notwithstanding Article VI, Section B(6)(f), if at any time the Investor wishes to sell all or any part of the Preferred Shares then held by it to a Person other than an affiliate of the Investor, the Investor shall provide notice to the Corporation of such proposed sale at least 20 Business Days prior to the proposed closing date of such sale, which notice shall then set forth the name and address of the proposed purchaser (unless restricted by a confidentiality requirement), the number of Preferred Shares proposed to be sold and the proposed purchase price per Preferred Share. Upon receiving such notice, the Corporation shall then have 15 Business Days to privately place such Preferred Shares to a third-party investor on terms no less favourable to the Investor than those terms, including the price and closing date, set forth in the aforesaid notice. In the event that the Corporation fails to complete the private placement of Preferred Shares, then the Investor may sell or transfer the Preferred Shares that were the subject of the applicable notice of sale without any restriction or limitation.

(h)

Notwithstanding anything to the contrary in this Article VI, Section B(6), the Corporation shall not be entitled to send a Redemption Notice or otherwise redeem the Preferred Shares for less than the Change of Control Redemption Amount at any time at or following which either the Corporation or a third party has publicly announced any agreement, bid, offer, transaction or other steps or arrangement which would, if completed, result in a Change of Control Transaction and the provisions of Article VI, Section B(7)(a) shall prevail; provided, however, that if the Corporation or third party, as applicable, publicly announces that the agreement, bid, offer, transaction or other steps or arrangement in respect of such Change of Control Transaction has been terminated or abandoned, then (provided no other Change of Control Transaction has been publicly announced or is pending) the provisions of Article VI, Section B(6)(b) shall again apply.

7.     Change of Control and Other Transactions.

(a)

Upon the occurrence of a Change of Control Transaction, any holder of Preferred Shares may, at its option, require the Corporation to redeem all or part of the Preferred Shares held by such holder upon payment for each share to be so redeemed of the Change of Control Redemption Amount. Any holder of Preferred Shares to be redeemed pursuant to this Article VI, Section B(7) shall surrender the certificate or certificates representing such Preferred Shares at the registered office of the Corporation accompanied by a notice in writing signed by such holder requiring the Corporation to redeem all or a specified number of the Preferred Shares represented thereby within 30 Business Days of the closing of the Change of Control Transaction. As soon as is practicable following receipt of such notice, the Corporation shall pay or cause to be paid to or to the order of the registered holders of such Preferred Shares to be so redeemed the aggregate Change of Control Redemption Amount. If a part only of the Preferred Shares represented by any certificate is redeemed, a new certificate for the balance shall be issued at the expense of the Corporation.

(b)

If and whenever at any time, there is a reclassification of the Common Shares or a capital reorganization of the Corporation other than as described in Article VI, Section B(9)(a) or a consolidation, amalgamation, arrangement or merger of the Corporation with or into any other body corporate, trust, partnership or other entity, or a sale or conveyance of the Property of the Corporation as an entirety or substantially as an entirety to any other body corporate, trust, partnership or other entity, any holder of Preferred Shares who has not exercised its rights under Article VI, Sections B(5) or B(7)(a)ARTICLE IA(a) prior to the effective date of such reclassification, capital reorganization, consolidation, amalgamation, arrangement or merger, sale or conveyance, upon the exercise of such right thereafter, shall be entitled to receive upon exercise of its Conversion Rights and shall accept, in lieu of the number of Common Shares that prior to such effective date such holder of Preferred Shares would have been entitled to receive, the number of shares or other securities or Property of the Corporation or of the body corporate, trust, partnership or other entity resulting from such merger, amalgamation or consolidation, or to which such sale or conveyance may be made, as the case may be, that such holder of Preferred Shares would have been entitled to receive on such reclassification, capital reorganization, consolidation, amalgamation, arrangement or merger, sale or conveyance, if, on the effective date thereof, as the case may be, such holder of Preferred Shares had been the registered holder of the number of Common Shares to which prior to such effective date it was entitled to acquire upon the exercise of its Conversion Rights. The holders of Preferred Shares may request, to give effect to or to evidence the provisions of this Article VI, Section B(7)(b), the Corporation, its successor, or such purchasing body corporate, partnership, trust or other entity, as the case may be, shall, prior to or contemporaneously with any such reclassification, capital reorganization, consolidation, amalgamation, arrangement, merger, sale or conveyance, amend its constating documents or enter into such agreements or arrangements as necessary to provide, to the extent possible, for the application of the provisions set forth in these Preferred Share terms with respect to the rights and interests thereafter of the holders of Preferred Shares to the end that the provisions set forth herein shall thereafter correspondingly be made applicable, as nearly as may reasonably be, with respect to any shares, other securities or Property to which a holder of Preferred Shares is entitled on the exercise of its Conversion Rights thereafter.

8.      Participation on Liquidation, Dissolution or Winding-Up. In the event of a Liquidation Event or other distribution of assets of the Corporation among its stockholders for the purpose of winding up its affairs, the holders of the Preferred Shares shall be entitled to receive from the assets of the Corporation in priority to any distribution to the holders of shares of any other class of stock of the Corporation the Liquidation Value per Preferred Share held by them respectively, but such holders of Preferred Shares shall not be entitled to participate any further in the Property of the Corporation.

9.     Adjustment of Conversion Price.

(a)

If at any time the Corporation shall: (i) subdivide, re-divide or change its outstanding Common Shares into a greater number of Common Shares; (ii) reduce, combine or consolidate its outstanding Common Shares into a smaller number of Common Shares; or (iii) issue Common Shares or securities exchangeable for, or convertible into, Common Shares to all or substantially all of the holders of Common Shares by way of a stock dividend or other distribution, the Conversion Price in effect on the effective date of such subdivision, re-division, change, reduction, combination, consolidation or on the record date of such distribution, as the case may be, shall in the case of the events referred to in (i) or (iii) be decreased in proportion to the number of outstanding Common Shares resulting from such subdivision, re-division, change or distribution, or shall, in the case of the events referred to in (ii), be increased in proportion to the number of outstanding Common Shares resulting from such reduction, combination or consolidation. Such adjustment shall be made successively whenever any event referred to in this Article VI, Section B(9)(a) shall occur.

(b)

In any case in which Article VI, Section B(9)(a) requires that any adjustment be made to the Conversion Price, no such adjustment shall be made if the holders of Preferred Shares receive, subject to any required stock exchange or regulatory approval, the rights, warrants or other securities referred to in Article VI, Section B(9)(a)in such kind and number as they would have received if they had been holders of Common Shares on the applicable record date or effective date, as the case may be, by virtue of their Conversion Rights having then been exercised into Common Shares at the Conversion Price in effect on the applicable record date or effective date, as the case may be.

(c)

The Corporation covenants and agrees not to announce nor complete a Subsequent Offering during the period commencing on the Closing and ending six months thereafter where the subscription price with respect to such Subsequent Offering is less than 125% of the weighted average subscription price of all Financings completed principally with institutional investors and accredited investors that are arm's length investors prior to the Closing, without the prior written consent of the Investor.

(d)

No adjustment to the Conversion Price is required unless such adjustment would result in a change of at least 0.01 of a Common Share issuable upon Conversion of a Preferred Share, provided that any adjustments that, except for the provisions of this Article VI, Subsection B(9)(d), would otherwise have been required to be made, will be carried forward and taken into account in any subsequent adjustment.

(e)

The adjustments provided for in this Article VI, Section B(9) are cumulative, and shall, in the case of adjustments to the Conversion Price, be computed to the nearest whole cent and shall apply to successive subdivisions, re-divisions, reductions, combinations, consolidations, distributions, issues or other events resulting in any adjustment under the provisions of this Article VI, Section B(9).

(f)

Upon any adjustment of the Conversion Price pursuant to this Article VI, Section B(9), the Corporation shall promptly provide written notice to the holders of Preferred Shares setting forth the Conversion Price then in effect, along with reasonable detail to support the calculation thereof.

10.    Covenants of the Corporation. Except with the consent in writing of the holders of a majority of Preferred Shares:

(a)

The Corporation shall do or cause to be done all things necessary to preserve and keep in full force and effect its and its subsidiaries' corporate existence. Without limiting the generality of the forgoing, the Corporation shall not, and shall not permit its subsidiaries to, commit an act of bankruptcy, propose a compromise or arrangement to its creditors, petition for a receiving order in bankruptcy, take any proceeding with respect to a compromise or arrangement with its creditors, take any proceeding to have itself declared bankrupt or insolvent, take any proceeding to have a receiver appointed or any part of its assets or fail to promptly contest any steps, actions or proceedings taken by any other Person to effect any of the foregoing with respect to the Corporation or any of its subsidiaries.

(b)	The Corporation shall provide to the holders of Preferred Shares:

i.

within 60 days after the end of each quarterly fiscal period in each fiscal year of the Corporation, other than the last quarterly fiscal period of each such fiscal year, copies of: (A) an unaudited consolidated balance sheet of the Corporation, as at the end of such quarterly fiscal period and unaudited consolidated statements of income, cash flows and changes in shareholders' equity of the Corporation for such quarterly fiscal period and, in the case of the second and third quarters of any fiscal year, for the portion of the fiscal year ending with such quarter; and (B) an associated "management's discussion and analysis" prepared on a basis substantially consistent with the requirements of Form 51- 102F1 – Management's Discussion and Analysis of the Canadian Securities Administrators;

ii.

within 60 days after the end of each quarterly fiscal period in each fiscal year of the Corporation, a written report concerning (A) the business and activities of the Corporation and its subsidiaries, and (B) the Mineral Rights, and all activities and occurrences with respect thereto during the preceding quarter and shall include a summary description of actions taken with respect to the Mineral Rights, a description of actual expenditures (as compared to the budgeted expenditures) and such other data and information requested by the holders of the Preferred Shares, with such quarterly fiscal report to be delivered in form and substance acceptable to the holders of the Preferred Shares, acting reasonably; and

iii.

within 120 days after the end of each fiscal year of the Corporation, copies of: (A) an audited consolidated balance sheet of the Issuer as at the end of such fiscal year and audited consolidated statements of income, cash flows and changes in shareholders' equity of the Corporation for such fiscal year, together with the report of the Corporation's auditors thereon; and (B) an associated "management's discussion and analysis" prepared on a basis substantially consistent with the requirements of Form 51-102F1 – Management's Discussion and Analysis of the Canadian Securities Administrators,

and, in the case of the financial statements (the "Financial Statements") set forth above, all prepared in accordance with GAAP; provided, however, that in the event that the Corporation is a "reporting issuer" (or its equivalent) in any province or territory of Canada, the foregoing shall be deemed to have been provided to the holders of Preferred Shares if the Corporation complies with the requirements of National Instrument 51- 102 – Continuous Disclosure Obligations and the documents required thereunder are filed on the System for Electronic Document Analysis and Retrieval (SEDAR) or any successor system thereto.

(c)

The Corporation shall keep, and shall cause its subsidiaries to be kept, proper books of record and account on a consistent basis, in which full and correct entries (in all material respects) shall be made of all financial transactions and the Property and business of the Corporation and its subsidiaries in accordance with GAAP.

(d)

The Corporation shall, and shall cause its subsidiaries to: (i) carry on and conduct its business, and keep, maintain and operate its Property, in accordance with all applicable laws, in all material respects; and (ii) observe and conform, in all material respects, to all Permits relative to any of its Property and all covenants, terms and conditions of all agreements upon or under which any of such Property is held.

(e)	Without limiting the generality of Article VI, Section B(10)(d), the Corporation shall, and shall cause its subsidiaries to:

i.

conduct all operations and maintain all Mineral Rights in material compliance with Environmental Laws and Environmental Permits, possess all Environmental Permits required to own, lease and operate each Mineral Right as business is conducted with respect to such Mineral Right from time to time;

ii.

timely pay all amounts due under contracts, deeds, instruments, applicable laws or otherwise to keep all Permits and Mineral Rights in good standing, including, but not limited to, annual claim maintenance fees imposed by the United States Federal Bureau of Land Management, in relation to any of their Mineral Rights.

(f)

Notwithstanding Article VI, Sections B(10)(d) and B(10)(e)ii, the Corporation may allow to lapse any Mineral Rights that its board of directors has in good faith determined is not material to the Corporation and its subsidiaries, taken as a whole, provided that promptly upon making such determination and at least 60 days prior to the date on which such Mineral Right would lapse the Corporation offers in writing to sell, assign or transfer such Mineral Right to the Investor for the sum of CDN$10 together with the assumption by the Investor of the liabilities and obligations directly and primarily related to such Mineral Right and the Investor has not, within 10 Business Days of receipt of such written offer, accepted such offer in writing.

(g)

The Corporation shall, and shall cause its subsidiaries to, file all Tax Returns required to be filed in any jurisdiction and shall pay and discharge all Taxes shown to be due and payable on such returns and all other Taxes imposed on them or any of their Property, assets, income or franchises, to the extent such Taxes have become due and payable that have or might become a Lien (other than a Permitted Lien) on Property of the Corporation or its Subsidiaries.

(h)

The Corporation shall not, and shall not permit any of its subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien (other than Permitted Liens) upon or with respect to any of their Property, now owned or hereafter acquired.

(i)	The Corporation shall not, and shall not permit any of its subsidiaries to, directly or indirectly incur any Indebtedness (other than Permitted Indebtedness).

(j)

The Corporation shall not, and shall not permit any of its subsidiaries to, enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of any affiliate of the Corporation, any affiliate or associate of any one or more of the Founders or any Person not dealing at arm's length with the Corporation or any one or more Founders (each, an "Affiliate Transaction") involving aggregate consideration of US$400,00 per year for any Affiliate Transaction or series of related Affiliate Transactions, other than:

i.	transactions on terms no less favorable to the Corporation or its subsidiary, as applicable, than could be obtained from a party dealing at arm's length;

ii.	transactions consented to in writing by the Investor, provided that all material terms of such transaction were disclosed in writing to the Investor prior to it providing consent;

iii.

employment arrangements and remuneration for the Founders or other officers and directors approved by the independent directors of the Corporation and in keeping with market norms for companies of similar size and in the same industry as the Corporation; or

iv.	transactions between the Corporation and any subsidiary of the Corporation or between two or more subsidiaries of the Corporation.

(k)
The Corporation shall not, and shall not permit any of its subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Corporation and its subsidiaries taken as a whole.

(l)
The Corporation shall not grant or issue or agree to grant or issue any Common Shares or Subject Securities to any Founder or his associates or affiliates under or pursuant to any stock option plan, long-term incentive plan, short-term incentive plan or other securities based compensation plan or program (collectively, "Incentive Plans"), unless and until such Incentive Plan has been approved by not less than a majority of the holders of Common Shares present in person or by proxy at a meeting of holders of Common Shares or a consent resolution signed by the holders of Common Shares representing over 50% of the issued and outstanding Common Shares, and approved or accepted, as applicable, by the Exchange (if the Common Shares are then listed or quoted on an Exchange) and only for so long as such approvals of the applicable Incentive Plan remain effective under applicable laws.

(m)
So long as the Investor and/or its affiliates beneficially own or control 33⅓% or more of the Preferred Shares issued on Closing, the Corporation will be obligated to inform the Investor in writing of its intention to sell, lease, exchange, transfer or otherwise dispose of any of its interests in any Mineral Rights that is not a sale of Minerals Rights to which Article VI, Section B(10)(n) applies. The Corporation shall provide the Investor with a written summary of the essential terms and conditions by which it is prepared to sell any specified interest in a Mineral Right (the "Divesting Notice"). Upon receipt of the Divesting Notice, the Investor will have a period of 20 Business Days (the "Divesting Notice Response Period") to accept the offer to sell by the Corporation on the terms contained on the Divesting Notice. If the Investor has not accepted the terms during the Divesting Notice Response Period, and the Corporation has not during the Divesting Notice Response Period received a Third Party Offer, in which case the Corporation shall comply with the procedures set forth in Article VI, Sections B(11)(b), B(11)(c) and B(11)(d), below, mutatis mutandis, then the Corporation shall be permitted to sell its specified interest in the Mineral Rights to a third party for a period of 180 days from the date of the original Divesting Notice on the terms and conditions no less favourable to the Corporation than those contained in the Divesting Notice. If the Corporation wishes to amend the terms and conditions by which it is prepared to sell its specified interest in the Mineral Rights to terms that are less favourable to the Corporation, or if the Corporation does not complete the sale, lease, exchange, transfer or other disposition of Mineral Rights as contemplated in the Divesting Notice within 180 days of the date of the Divesting Notice, the Corporation shall issue a new Divesting Notice to the Investor in accordance with the terms outlined above.

(n)

So long as the Investor and/or its affiliates beneficially own or control 33⅓% or more of the Preferred Shares issued on Closing, the Corporation shall not sell, lease, exchange, transfer or otherwise dispose of all or substantially all of its assets without the Investor's prior written consent, which will not be unreasonably withheld or delayed, and, prior to entering into any agreement or arrangement to sell, lease, exchange, transfer or otherwise dispose of all or substantially all of its assets, the Corporation shall comply with the procedures set forth in Article VI, Sections B(11)(b), B(11)(c) and B(11)(d), below, mutatis mutandis.

(o)

The Corporation shall maintain its status as a Nevada corporation in accordance with applicable laws and shall not, without the prior written consent of the holders of the Preferred Shares then outstanding, continue into any other jurisdiction or otherwise change its corporate existence to other than that of a Nevada corporation. The Corporation shall remain at all times a domestic corporation within the meaning of Section 7701(a)(3)(C) of the United States Internal Revenue Code of 1986, as amended.

(p)

So long as the Investor and/or its affiliates beneficially own or control 33⅓% or more of the Preferred Shares issued on Closing, the Corporation and its subsidiaries shall allow the Investor and its authorized representatives once per calendar year, upon two Business Days' prior written notice, to enter the premises of the Corporation and its subsidiaries in order to inspect their Properties, insurance and books of record and account (and make extracts therefrom), and permit the Investor and its authorized representatives prompt access to such Persons as the Investor may deem necessary or desirable for the purposes of inspecting or verifying any matters relating to any part of the Properties, insurance or books of record and account. Without limiting the generality of the foregoing, upon the request of the Investor, in connection with such inspections, the Founders and senior officers, directors, managers and employees of the Corporation shall use their reasonable commercial efforts to make themselves available to the Investor and its authorized representatives to discuss, amongst other matters, past, current and future operations, budgets and financing plans.

(q)

The Corporation shall, and shall cause its subsidiaries to, maintain insurance on all its Property with financially sound and reputable insurance companies or associations, including, without limitation, all-risk property insurance, comprehensive general liability insurance and business interruption insurance, in amounts and against risks that would be maintained by a reasonably prudent owner and operator of Property and businesses similar to those properties owned and businesses operated by the Corporation, and deliver to the holders of Preferred Shares, on their request, written summaries by the agents or underwriters of the insurance carried, together with the written undertaking of such agents or underwriters that no policy of insurance will be amended in any material respect, or cancelled, without 30 days' prior written notice being given to the holders of Preferred Shares.

(r)

The Corporation shall immediately notify the holders of Preferred Shares upon becoming aware of any event or circumstance that would be reasonably likely to result in any litigation, dispute, arbitration or proceeding to which the Corporation or any of its subsidiaries would be a party, and concurrently advise the holders of Preferred Shares as to the steps currently being taken by it in response to the event or circumstance referred to above and as to the Corporation's future plans in respect of such event or circumstance, and from time to time provide the holders of Preferred Shares with all reasonable information requested by the holders of Preferred Shares concerning the status thereof.

(s)

The Corporation shall, and shall cause its subsidiaries to, duly observe and comply with all of its obligations under any material contract, agreement, lease, indenture, instrument, deed or other agreement or understanding to which it is a party and shall forthwith advise the holders of Preferred Shares in writing of its receipt of any notices by any other party to any of the foregoing alleging any material default by the Corporation or any of its subsidiaries thereunder.

(t)

So long as the Investor and/or its affiliates beneficially own or control 33⅓% or more of the Preferred Shares issued on Closing, the Corporation shall not permit any of its direct or indirect subsidiaries from issuing shares or other voting interests or participation rights to any Person other than the Corporation or a wholly-owned subsidiary of the Corporation. The Corporation shall at all times own or control 100% of the shares or other voting interests or participation rights of its subsidiaries (in fact or by title), provided, however, that the Corporation shall be permitted to sell an interest in a subsidiary or permit another company or Person to own or control shares or voting interests or participation rights of such subsidiary as long as such subsidiary does not hold all or substantially all of the assets of the Corporation, and further provided that the Corporation shall provide the Investor with a Divesting Notice in respect of the proposed sale of an interest in a subsidiary of the Corporation in connection with such divestment. Upon receipt of the Divesting Notice, the Investor will have a period of 20 Business Days to accept the offer to sell by the Corporation on the terms contained on the Divesting Notice. If the Investor has not accepted the terms during the Divesting Notice Response Period, and the Corporation has not during the Divesting Notice Response Period received a Third Party Offer, in which case the Corporation shall comply with the procedures set forth in Article VI, Sections B(11)(b), B(11)(c) and B(11)(d), below, mutatis mutandis, then the Corporation shall be permitted to sell its specified interest in the subsidiary to a third party for a period of 180 days from the date of the original Divesting Notice on the terms and conditions no less favourable to the Corporation than those contained in the Divesting Notice. If the Corporation wishes to amend the terms and conditions by which it is prepared to sell its specified interest in the subsidiary to terms that are less favourable to the Corporation, or if the Corporation does not complete the sale as contemplated in the Divesting Notice within 180 days of the date of the Divesting Notice, the Corporation shall issue a new Divesting Notice to the Investor in accordance with the terms outlined above.

(u)	The Corporation shall, and shall cause its subsidiaries to, duly and punctually pay and discharge its present and future debts, liabilities and obligations as they become due and payable.

(v)

The Corporation shall not, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of the Corporation to perform its covenants under this Article VI, Section B(10).

11.     Right of First Refusal.

(a)

Subject to Article VI, Section B(10)(m), B(10) (t) and B(11)(e) if the Corporation shall have obtained an offer from one or more third party buyers (a "Third Party Offer") in respect of the sale, lease, exchange, transfer or other disposition of any Mineral Rights, in whole or in part, in any single transaction or series of related transactions, which offer the Corporation proposes to accept, the Corporation shall promptly provide written notice of such fact (the "ROFR Notice") to the Investor and offer to enter into such a transaction with the Investor.

(b)	The ROFR Notice shall:

i.	state that the Corporation has received a bona fide Third Party Offer, which offer the Corporation proposes to accept;

ii.

be accompanied by a true and complete copy of the Third Party Offer, including, as applicable, unless restricted by a confidentiality agreement (provided, however, that, notwithstanding any confidentiality agreement, the ROFR Notice shall include the proposed consideration and complete and accurate summaries of the material terms of the Third Party Offer), a term sheet and substantially final agreement in respect of the Third Party Offer, including the proposed consideration;

iii.

state that if the Investor wishes to enter into a transaction with the Corporation with respect to the subject matter of the Third Party Offer, the Investor must deliver written notice (a "Purchase Notice") to that effect to the Corporation within ten Business Days of receipt by the Investor of the ROFR Notice; and

iv.	in the event that the consideration offered under the Third Party Offer includes consideration other than cash, a cash equivalent valuation of the non-cash consideration as follows:

1.

if the non-cash consideration consists of securities that are listed on an established internationally recognized stock exchange or over- the-counter quotation service, a valuation to be calculated based on the volume weighted average trading price of such securities on the relevant stock exchange or quotation service for the 20 trading days ended at the close of business on the day prior to delivery of the ROFR Notice; and

2.

if the non-cash consideration is not of the type specified in clause (1) above, a valuation mutually agreed with the Investor in consultation with one of Deloitte, Ernst & Young, KMPG or PricewaterhouseCoopers (or any successor to any of the foregoing firms) or another entity acceptable to the Investor, acting reasonably.

(c)

The Investor shall have the right, exercisable by delivering a Purchase Notice to the Corporation within ten Business Days of receipt of the ROFR Notice, to accept the offer set forth in the ROFR Notice. If the consideration under the Third Party Offer includes non-cash consideration, the Investor will be deemed to have satisfied the requirement to match the price of the Third Party Offer if, in respect of the portion of the non-cash consideration, the Investor agrees to pay cash equal to the value of the consideration set forth in the valuation described in Article VI, Section B(11)(b)iv or agrees to deliver similar non-cash consideration to that of the Third Party Offer. Upon delivery of a Purchase Notice, the Corporation and the Investor shall promptly finalize and enter into a definitive agreement on materially the same terms and conditions as the Third Party Offer.

(d)

If the Investor does not deliver a Purchase Notice within ten Business Days of receipt of the ROFR Notice, the Investor will be deemed to have declined the offer set forth in the ROFR Notice and, subject to the requirement in Article VI, Section B(10)(n) that the Investor approve the Third Party Offer and any other approvals required by applicable laws, the Corporation may proceed with the Third Party Offer; provided, however, that if the Corporation does not enter into a definitive agreement with the third party buyer within 30 days of the date of the ROFR Notice and/or if any of the material terms and conditions of the Third Party Offer, including, but not limited to the consideration thereunder, changes in any material respect, the provisions of this Article VI, Section B(11) shall again apply.

(e)

The provisions of this Article VI, Section B(11) shall terminate and be of no further force or effect on the first day following the date on which the Investor and/or its affiliates ceases to beneficially own or control 33% or more of the Preferred Shares issued on Closing.

ARTICLE VI

AMENDMENTS TO ARTICLES

    Subject to any additional vote required by these Articles of Incorporation or bylaws, in furtherance and not in limitation of the powers conferred by the NRS.

ARTICLE VII

SHAREHOLDER MEETINGS

    Meetings of shareholders may be held within or without the State of Nevada, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept outside the State of Nevada at such place or places as may be designated from time to time by the Board or in the bylaws of the Corporation.

ARTICLE VIII

LIMITATION OF LIABILITIES

    To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. If the NRS or any other applicable law is amended to further eliminate or limit the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the NRS as so amended or such other applicable laws.

    Any amendment, repeal or modification of the foregoing provisions of this Article IX by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such amendment, repeal or modification.

ARTICLE IX

INDEMNIFICATION

The following indemnification provisions shall apply to the Persons enumerated below.

A.	Right to Indemnification of Directors and Officers.

The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the NRS as it presently exists or may hereafter be amended, any Person (an “Indemnified Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such Person, or a Person for whom such Person is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans (collectively, “Another Enterprise”), against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnified Person in such Proceeding. The Corporation shall be required to indemnify an Indemnified Person in connection with a Proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such Proceeding (or part thereof) by the Indemnified Person was authorized in advance by the Board.

B.	Advancement of Expenses of Directors.

The Corporation shall pay the expenses (including attorneys’ fees) incurred by a Person in defending any Proceeding in advance of its final disposition by reason of the fact that such Person, or a Person for whom such Person is the legal representative, is or was a director of the Corporation or, while a director of the Corporation, is or was serving at the request of the Corporation as a director of Another Enterprise (a “Director Indemnified Person”); provided, however, that (i) such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Director Indemnified Person to repay all amounts advanced if it should ultimately be determined that the Director Indemnified Person is not entitled to be indemnified under this Article X or otherwise and (ii) this Article X, Section B shall not be deemed to apply to directors who are or were officers, employees or agents of the Corporation or Another Enterprise, which Persons shall be subject to Article X, Section E below.

C.	Claims by Directors and Officers.

If a claim for indemnification by an Indemnified Person or advancement of expenses by a Director Indemnified Person under this Article X is not paid in full within 90 days after a written claim therefor by the Indemnified Person or Director Indemnified Person, as applicable, has been received by the Corporation, the Indemnified Person or Director Indemnified Person, as applicable, may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Indemnified Person or Director Indemnified Person, as applicable, is not entitled to the requested indemnification or advancement of expenses under these Articles of Incorporation.

D.	Indemnification of Employees and Agents.

The Corporation may indemnify and advance expenses to any Person who was or is made or is threatened to be made or is otherwise involved in any Proceeding by reason of the fact that such Person, or a Person for whom such Person is the legal representative, is or was a non-director or non-officer employee or agent of the Corporation or, while a non-director or non-officer employee or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of Another Enterprise against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Person in connection with such Proceeding. The ultimate determination of entitlement to indemnification of Persons who are non-director or non-officer employees or agents shall be made in such manner as is determined by the Board in its sole discretion. Notwithstanding the foregoing sentence, the Corporation shall not be required to indemnify a Person in connection with a Proceeding initiated by such Person if the Proceeding was not authorized in advance by the Board.

E.	Advancement of Expenses of Officers, Employees and Agents.

The Corporation may pay the expenses (including attorneys’ fees) incurred by an officer, employee or agent in defending any Proceeding in advance of its final disposition on such terms and conditions as may be determined by the Board; provided, however, that such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the officer, employee or agent to repay all amounts advanced if it should ultimately be determined that the officer, employee or agent is not entitled to be indemnified under this Article X or otherwise.

F.	Non-Exclusivity of Rights.

The rights conferred on any Person by this Article X shall not be exclusive of any other rights which such Person may have or hereafter acquire under any statute, provision of these Articles of Incorporation or the bylaws of the Corporation, agreement, vote of shareholders or disinterested directors or otherwise.

G.	Insurance.

The Board may, to the full extent permitted by the NRS as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at the Corporation’s expense insurance: (a) to indemnify the Corporation for any obligation which it incurs as a result of the indemnification of directors, officers, agents and employees under the provisions of this Article X; and (b) to indemnify or insure directors, officers, agents and employees against liability in instances in which they may not otherwise be indemnified by the Corporation under the provisions of this Article X.

H.	Amendment or Repeal.

The rights to indemnification and advancement of expenses conferred upon any current or former director or officer of the Corporation pursuant to this Article X (whether by reason of the fact that such person is or was a director or officer of the Corporation, or while serving as a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of Another Enterprise) shall be contract rights, shall vest when such person becomes a director or officer of the Corporation, and shall continue as vested contract rights even if such person ceases to be a director or officer of the Corporation. Any amendment, repeal or modification of, or adoption of any provision inconsistent with, this Article X (or any provision hereof) shall not adversely affect any right to indemnification or advancement of expenses granted to any person pursuant hereto with respect to any act or omission of such person occurring prior to the time of such amendment, repeal, modification or adoption (regardless of whether the Proceeding relating to such acts or omissions, or any proceeding relating to such person’s rights to indemnification or to advancement of expenses, is commenced before or after the time of such amendment, repeal, modification or adoption), and any such amendment, repeal, modification or adoption that would adversely affect such person’s rights to indemnification or advancement of expenses hereunder shall be ineffective as to such person, except with respect to any threatened, pending or completed Proceeding that relates to or arises from (and only to the extent such Proceeding relates to or arises from) any act or omission of such person occurring after the effective time of such amendment, repeal, modification or adoption. The rights provided hereunder shall inure to the benefit of any Indemnified Person and such person’s heirs, executors and administrators.

I.	Exceptions to Right of Indemnification.

Notwithstanding any provision in this Article X to the contrary, the Corporation shall not be obligated to make any indemnity in connection with any claim made against an Indemnified Person (including, but not limited to, advancement of expenses under Section E of this Article X):

1.      for an accounting of profits made from the purchase and sale (or sale and purchase) by an Indemnified Person of securities of the Corporation within the meaning of Section 16(b) of the Securities Exchange Act of 1934, as amended, or similar provisions of state statutory law or common law; and

2.      in connection with any proceeding (or any part of any proceeding) initiated by an Indemnified Person, including any proceeding (or any part of any proceeding) initiated by an Indemnified Person against the Corporation or any of its directors, officers, employees or other Indemnified Persons, unless (i) the Board authorized the proceeding (or the relevant part of any proceeding) prior to its initiation or (ii) the Corporation provides the indemnification, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law.

APPENDIX C
BY-LAWS OF WINWELL USA

[See Attached]

CONTACT GOLD CORP.

BYLAWS

ii

iii

BYLAWS
OF
CONTACT GOLD CORP.

ARTICLE I - STOCKHOLDERS’ MEETINGS

Section 1.1. Place of Meetings. Meetings of the stockholders shall be held at such place, either within or without the State of Nevada, as the board of directors shall determine. Rather than holding a meeting at any designated place, the board of directors may determine that a meeting shall be held solely by means of remote communications, which means shall meet the requirements of the Title 7, Chapter 78 of the Nevada Revised Statutes and the provisions of the Nevada Revised Statutes applicable to Nevada corporations (the “Nevada General Corporation Law”).

Section 1.2. Annual Meeting. Unless otherwise designated by the board of directors, the annual meeting of the stockholders shall be held on the date and at the time and place fixed by the board of directors for the purpose of considering the financial statements and auditor’s report, if any, electing directors and appointing auditors or accountants, as the case may be; provided, however, that the first annual meeting shall be held on a date that is within 18 months after the date on which the corporation comes into existence, and each successive annual meeting shall be held on a date that is within 15 months after the preceding annual meeting and no later than (six) 6 months after the end of the Corporation’s preceding financial year.

Section 1.3. Special Meetings. Special meetings of the stockholders for any purpose or purposes may be called by the board of directors, the chairman of the board of directors or the president. No other person or persons may call a special meeting. The business to be transacted at any special meeting shall be limited to the purposes stated in the notice.

Section 1.4. Remote Communications. The board of directors may permit the stockholders and their proxy holders to participate in meetings of the stockholders (whether such meetings are held at a designated place or solely by means of remote communication) using one or more methods of remote communication that satisfy the requirements of the Nevada General Corporation Law. The board of directors may adopt such guidelines and procedures applicable to participation in stockholders’ meetings by means of remote communication as it deems appropriate. Participation in a stockholders’ meeting by means of a method of remote communication permitted by the board of directors shall constitute presence in person at the meeting.

Section 1.5. Notice of Meetings. Notice of the place, if any, date and hour of any stockholders’ meeting shall be given to each stockholder entitled to vote. The notice shall state the means of remote communications, if any, by which stockholders and proxy holders may be deemed present in person and vote at the meeting. If the voting list for the meeting is to be made available by means of an electronic network or if the meeting is to be held solely by remote communication, the notice shall include the information required to access the reasonably accessible electronic network on which the corporation will make its voting list available either prior to the meeting or, in the case of a meeting held solely by remote communication, during the meeting. Notice of a special meeting shall also state the purpose or purposes for which the meeting has been called. Unless otherwise provided in the Nevada General Corporation Law, notice shall be given at least 10 days but not more than 60 days before the date of the meeting. Without limiting the manner by which notice may otherwise be given, notice may be given by a form of electronic transmission that satisfies the requirements of the Nevada General Corporation Law and has been consented to by the stockholder to whom notice is given. If mailed, notice shall be deemed given when deposited in the U.S. mail, postage prepaid, directed to the stockholder’s address as it appears in the corporation’s records. If given by a form of electronic transmission consented to by the stockholder to whom notice is given, notice shall be deemed given at the times specified with respect to the giving of notice by electronic transmission in the Nevada General Corporation Law. An affidavit of the corporation’s secretary, an assistant secretary or an agent of the corporation that notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated in the affidavit.

Section 1.6. Quorum. The presence, in person or by proxy, of the holders of one-third (1/3) of the voting power of the stock entitled to vote at a meeting shall constitute a quorum. Where a separate vote by a class or series or classes or series of stock is required at a meeting, the presence, in person or by proxy, of the holders of a majority of the voting power of each such class or series shall also be required to constitute a quorum. In the absence of a quorum, either the chairperson of the meeting or the holders of a majority of the voting power of the stock present, in person or by proxy, and entitled to vote at the meeting may adjourn the meeting in the manner provided in Section 1.7 until a quorum shall be present. A quorum, once established at a meeting, shall not be broken by the withdrawal of the holders of enough voting power to leave less than a quorum. If a quorum is present at an original meeting, a quorum need not be present at an adjourned session of that meeting.

Section 1.7. Nomination of Directors. Subject only to Nevada General Corporation Law and the articles and bylaws of the corporation, only persons who are nominated in accordance with the following procedures shall be eligible for election as directors of the corporation. Nominations of persons for election to the board of directors may be made at any annual meeting of stockholders, or at any special meeting of stockholders if one of the purposes for which the special meeting was called was the election of directors:

(a)	by or at the direction of the board or an authorized officer of the corporation, including pursuant to a notice of meeting;

(b)

by or at the direction or request of one or more stockholders pursuant to a proposal made in accordance with the provisions of Nevada General Corporation Law or a requisition of the stockholders made in accordance with the provisions of Nevada General Corporation Law;

(c)	by any person (a "Nominating Shareholder"):

(i)

who, at the close of business on the date of the giving of the notice provided for below in this Section and on the record date for notice of such meeting, is entered in the securities register as a holder of one or more shares carrying the right to vote at such meeting or who beneficially owns shares that are entitled to be voted at such meeting; and

(ii)	who complies with the notice procedures set forth below in this paragraph Section:

In addition to any other applicable requirements, for a nomination to be made by a Nominating Shareholder, the Nominating Shareholder must have given timely notice thereof in proper written form to the secretary of the corporation at the principal executive offices of the corporation in accordance with this Section.

To be timely, a Nominating Shareholder’s notice to the secretary of the corporation must be made:

(a)

in the case of an annual meeting of stockholders, not less than 30 days prior to the date of the annual meeting of stockholders; provided, however, that in the event that the annual meeting of stockholders is called for a date that is less than 50 days after the date (the "Notice Date") on which the first public announcement (as defined below) of the date of the annual meeting was made, notice by the Nominating Shareholder may be made not later than the close of business on the tenth (10th) day following the Notice Date; and

(b)

in the case of a special meeting (which is not also an annual meeting) of stockholders called for the purpose of electing directors (whether or not called for other purposes), not later than the close of business on the fifteenth (15th) day following the day on which the first public announcement of the date of the special meeting of shareholders was made.

To be in proper written form, a Nominating Shareholder’s notice to the secretary of the corporation must set forth:

(a)	as to each person whom the Nominating Shareholder proposes to nominate for election as a director:

(i)	the name, age, business address and residence address of the person;

(ii)	the principal occupation or employment of the person;

(iii)

the class or series and number of shares in the capital of the corporation which are controlled or which are owned beneficially or of record by the person as of the record date for the meeting of shareholders (if such date shall then have been made publicly available and shall have occurred) and as of the date of such notice; and

(iv)

any other information relating to the person that would be required to be disclosed in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to Nevada General Corporation Law and Applicable Securities Laws (as defined below); and

(b)

as to the Nominating Shareholder giving the notice, any information relating to such Nominating Shareholder that would be required to be made in a dissident’s proxy circular in connection with solicitations of proxies for election of directors pursuant to Nevada General Corporation Law and Applicable Securities Laws. The corporation may require any proposed nominee to furnish such other information as may reasonably be required by the corporation to determine the eligibility of such proposed nominee to serve as an independent director of the corporation or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such proposed nominee. All information received pursuant to this Section may be made publicly available to stockholders of the corporation.

No person shall be eligible for election as a director of the corporation unless nominated in accordance with the provisions of this Section; provided, however, that nothing in this Section shall be deemed to preclude discussion by a shareholder (as distinct from nominating directors) at a meeting of shareholders of any matter in respect of which it would have been entitled to submit a proposal pursuant to the provisions of Nevada General Corporation Law. The chairman of the meeting shall have the power and duty to determine whether a nomination was made in accordance with the procedures set forth in the foregoing provisions and, if any proposed nomination is not in compliance with such foregoing provisions, to declare that such defective nomination shall be disregarded.

For purposes of this Section:

(a)

"public announcement" shall mean disclosure in a press release reported by a national news service in Canada, or in a document publicly filed by the corporation under its profile on the System of Electronic Document Analysis and Retrieval at www.sedar.com; and

(b)

"Applicable Securities Laws" means the Securities Act (Ontario) and the equivalent legislation in the other provinces and in the territories of Canada, as amended from time to time, the rules, regulations and forms made or promulgated under any such statute and the published national instruments, multilateral instruments, policies, bulletins and notices of the securities commissions and similar regulatory authorities of each of the provinces and territories of Canada.

Notwithstanding any other provision of this bylaw, notice given to the secretary of the corporation pursuant to this Section may only be given by personal delivery, facsimile transmission or by email (at such email address as stipulated from time to time by the secretary of the corporation for purposes of this notice), and shall be deemed to have been given and made only at the time it is served by personal delivery, email (at the address as aforesaid) or sent by facsimile transmission (provided that receipt of confirmation of such transmission has been received) to the secretary at the address of the principal executive offices of the corporation; provided that if such delivery or electronic communication is made on a day which is a not a business day or later than 5:00 p.m. (Toronto time) on a day which is a business day, then such delivery or electronic communication shall be deemed to have been made on the subsequent day that is a business day.

. Notwithstanding the foregoing, the board of directors may, in its sole discretion, waive any requirement in this Section.

Section 1.8.  Adjournment of Meetings. Either the chairperson of the meeting or the holders of a majority of the voting power of the stock present, in person or by proxy, and entitled to vote at the meeting may adjourn any meeting of stockholders from time to time. At any adjourned meeting the stockholders may transact any business that they might have transacted at the original meeting. Notice of an adjourned meeting need not be given if the time and place, if any, or the means of remote communications to be used rather than holding the meeting at any place are announced at the meeting so adjourned, except that notice of the adjourned meeting shall be required if the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting.

Section 1.9. Voting List. At least 10 days before every meeting of the stockholders, the secretary of the corporation shall prepare a complete alphabetical list of the stockholders entitled to vote at the meeting showing each stockholder’s address and number of shares. This voting list need not include electronic mail addresses or other electronic contact information for any stockholder nor need it contain any information with respect to beneficial owners of the shares of stock owned although it may do so. For a period of at least 10 days before the meeting, the voting list shall be open to the examination of any stockholder for any purpose germane to the meeting either on a reasonably accessible electronic network (provided that the information required to gain access to the list is provided with the notice of the meeting) or during ordinary business hours at the corporation’s principal place of business. If the list is made available on an electronic network, the corporation may take reasonable steps to ensure that it is available only to stockholders. If the stockholders’ meeting is held at a place, the voting list shall be produced and kept at that place for the entire duration of the meeting. If the stockholders’ meeting is held solely by means of remote communications, the voting list shall be made available for inspection on a reasonably accessible electronic network for the entire duration of the meeting. In either case, any stockholder may inspect the voting list at any time during the meeting.

Section 1.10 . Vote Required. Subject to the provisions of the Nevada General Corporation Law requiring a higher level of votes to take certain specified actions and to the terms of the corporation’s certificate of incorporation that set special voting requirements, the stockholders shall take action on all matters other than the election of directors by a majority of the voting power of the stock present, in person or by proxy, at the meeting and entitled to vote on the matter. The stockholders shall elect directors by a plurality of the voting power of the stock present, in person or by proxy, at the meeting and entitled to vote on the matter.

Section 1.1 1. Chairperson; Secretary. The following people shall preside over any meeting of the stockholders: the chairperson of the board of directors, if any, or, in the chairperson’s absence, the vice chairperson of the board of directors, if any, or in the vice chairperson’s absence, the president, or, in the absence of all of the foregoing persons, a chairperson designated by the board of directors, or, in the absence of a chairperson designated by the board of directors, a chairperson chosen by the stockholders at the meeting. In the absence of the secretary and any assistant secretary, the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 1.12 . Rules of Conduct. The board of directors or the chairperson may adopt such rules, regulations and procedures for the conduct of any meeting of the stockholders as it deems appropriate including, without limitation, rules, regulations and procedures regarding participation in the meeting by means of remote communication. Except to the extent inconsistent with any applicable rules, regulations or procedures adopted by the board of directors, the chairperson of any meeting may adopt such rules, regulations and procedures for the meeting, and take such actions with respect to the conduct of the meeting, as the chairperson of the meeting deems appropriate. The rules, regulations and procedures adopted may include, without limitation, rules that (i) establish an agenda or order of business, (ii) are intended to maintain order and safety at the meeting, (iii) restrict entry to the meeting after the time fixed for its commencement and (iv) limit the time allotted to stockholder questions or comments. Unless otherwise determined by the board of directors or the chairperson of the meeting, meetings of the stockholders need not be held in accordance with the rules of parliamentary procedure.

Section 1.1 3. Inspectors of Elections. The board of directors or the chairperson of a stockholders’ meeting may appoint one or more inspectors of election and any substitute inspectors to act at the meeting or any adjournment thereof. Inspectors may be officers, employees or agents of the corporation. Each inspector, before entering on the discharge of the inspector’s duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of the inspector’s ability. Inspectors shall have the duties prescribed by the board of directors. At the request of the chairperson of the meeting, the inspector or inspectors shall prepare a written report of the results of the votes taken and of any other question or matter determined by the inspector or inspectors.

Section 1.1 4. Record Date. If the corporation proposes to take any action for which the Nevada General Corporation Law would permit it to set a record date, the board of directors may set such a record date as provided under the Nevada General Corporation Law.

Section 1.15. Written Consent. Any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, by means of a stockholder written consent meeting the requirements of the Nevada General Corporation Law.

ARTICLE II - DIRECTORS

Section 2.1. Number and Qualifications. The board of directors shall consist of such number as may be fixed from time to time by resolution of the board of directors. Directors need not be stockholders.

Section 2.2. Term of Office. Each director shall hold office until his or her successor is elected or until his or her earlier death, resignation or removal.

Section 2.3. Resignation. A director may resign, as a director or as a committee member or both, at any time by giving notice in writing or by electronic transmission to the corporation addressed to the board of directors, the chairperson of the board of directors, the president or the secretary. A resignation will be effective upon its receipt by the corporation unless the resignation specifies, and the remaining directors agree, that it is to be effective at some later time or upon the occurrence of some specified later event.

Section 2.4. Vacancies. Any vacancy in the board of directors, including a vacancy resulting from an enlargement of the board of directors, may be filled by a vote of the majority of the remaining directors, although less than a quorum, or by a sole remaining director. If the corporation at the time has outstanding any classes or series or class or series of stock that have or has the right, alone or with one or more other classes or series or class or series, to elect one or more directors, then any vacancy in the board of directors caused by the death, resignation or removal of a director so elected shall be filled only by a vote of the majority of the remaining directors so elected, by a sole remaining director so elected or, if no director so elected remains, by the holders of those classes or series or that class or series. A director appointed by the board of directors shall hold office for the remainder of the term of the director he or she is replacing.

Section 2.5. Regular Meetings. The board of directors may hold regular meetings without notice at such times and places as it may from time to time determine, provided that notice of any such determination shall be given to any director who is absent when such a determination is made. A regular meeting of the board of directors may be held without notice immediately after and at the same place as the annual meeting of the stockholders.

Section 2.6. Special Meetings. Special meetings of the board of directors may be called by the chairperson of the board of directors, the president or by any director. Notice of any special meeting shall be given to each director and shall state the time and place for the special meeting.

Section 2.7. Notice. Any time it is necessary to give notice of a board of directors’ meeting, notice shall be given (i) in person or by telephone to the director at least 24 hours in advance of the meeting, (ii) by personally delivering written notice to the director’s last known business or home address at least 24 hours in advance of the meeting, (iii) by delivering an electronic transmission (including, without limitation, via telefacsimile or electronic mail) to the director’s last known number or address for receiving electronic transmissions of that type at least 24 hours in advance of the meeting, (iv) by depositing written notice with a reputable delivery service or overnight carrier addressed to the director’s last known business or home address for delivery to that address no later than the business day preceding the date of the meeting or (v) by depositing written notice in the U.S. mail, postage prepaid, addressed to the director’s last known business or home address no later than the third business day preceding the date of the meeting. Notice of a meeting need not be given to any director who attends a meeting without objecting prior to the meeting or at its commencement to the lack of notice to that director. A notice of meeting need not specify the purposes of the meeting.

Section 2.8. Quorum. A majority of the directors in office at the time shall constitute a quorum. Thereafter, a quorum shall be deemed present for purposes of conducting business and determining the vote required to take action for so long as at least a third of the total number of directors is present. In the absence of a quorum, the directors present may adjourn the meeting without notice until a quorum shall be present, at which point the meeting may be held.

Section 2.9. Vote Required. At all meetings of the board of directors at which a quorum is present, all directors of the corporation shall have the same voting rights and every question shall be decided by a majority of the votes cast on such question, except as otherwise provided in the Articles of Incorporation.

Section 2.10. Chairperson; Secretary. If the chairperson and the vice chairperson are not present at any meeting of the board of directors, or if no such officers have been elected, then the board of directors shall choose a director who is present at the meeting to preside over it. In the absence of the secretary and any assistant secretary, the chairperson may appoint any person to act as secretary of the meeting.

Section 2.11. Use of Communications Equipment. Directors may participate in meetings of the board of directors or any committee of the board of directors by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other. Participation in a meeting in this manner shall constitute presence in person at the meeting.

Section 2.12. Action Without a Meeting. Any action required or permitted to be taken at any meeting of the board of directors may be taken without a meeting if all of the directors consent to the action in writing or by electronic transmission. The writing or writings or electronic transmission or transmissions shall be filed with the minutes of the proceedings of the board of directors or of the relevant committee.

Section 2.13. Compensation of Directors. The board of directors shall from time to time determine the amount and type of compensation to be paid to directors for their service on the board of directors and its committees. The Corporation shall reimburse the reasonable expenses incurred by the directors in connection with attending (whether in person or telephonically) all meetings of the board of directors or committees thereof.

Section 2.14. Committees. The board of directors may designate one or more committees, each of which shall consist of one or more directors. The board of directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in place of any such absent or disqualified member. Any committee shall, to the extent provided in a resolution of the board of directors and subject to the limitations contained in the Nevada General Corporation Law, have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the corporation. Each committee shall keep such records and report to the board of directors in such manner as the board of directors may from time to time determine. Except as the board of directors may otherwise determine, any committee may make rules for the conduct of its business. Unless otherwise provided in a resolution of the board of directors or in rules adopted by the committee, each committee shall conduct its business as nearly as possible in the same manner as is provided in these bylaws for the board of directors.

Section 2.15 Chairperson and Vice Chairperson of the Board. The board of directors may elect from its members a chairperson of the board and a vice chairperson. If a chairperson has been elected and is present, the chairperson shall preside at all meetings of the board of directors and the stockholders. The chairperson shall have such other powers and perform such other duties as the board of directors may designate. If the board of directors elects a vice chairperson, the vice chairperson shall, in the absence or disability of the chairperson, perform the duties and exercise the powers of the chairperson and have such other powers and perform such other duties as the board of directors may designate.

ARTICLE III - OFFICERS

Section 3.1. Offices Created; Qualifications; Election. The corporation shall have a president, a secretary, a treasurer and such other officers, if any, as the board of directors from time to time may appoint. Any officer may be, but need not be, a director or stockholder. The same person may hold any two or more offices. The board of directors may elect officers at any time.

Section 3.2. Term of Office. Each officer shall hold office until his or her successor has been elected, unless a different term is specified in the resolution electing the officer, or until his or her earlier death, resignation or removal.

Section 3.3. Removal of Officers. Any officer may be removed from office at any time, with or without cause, by the board of directors.

Section 3.4. Resignation. An officer may resign at any time by giving notice in writing or by electronic transmission to the corporation addressed to the board of directors, the chairperson of the board of directors, the president or the secretary. A resignation will be effective upon its receipt by the corporation unless the resignation specifies, and the board agrees, that it is to be effective at some later time or upon the occurrence of some specified later event.

Section 3.5. Vacancies. A vacancy in any office may be filled by the board of directors.

Section 3.6. Compensation. Officers shall receive such amounts and types of compensation for their services as shall be fixed by the board of directors.

Section 3.7. Powers. Unless otherwise specified by the board of directors, each officer shall have those powers and shall perform those duties that are (i) set forth in these bylaws (if any are so set forth), (ii) set forth in the resolution of the board of directors electing that officer or any subsequent resolution of the board of directors with respect to that officer’s duties or (iii) commonly incident to the office held.

Section 3.8. President. The president shall be subject to the direction and control of the board of directors and shall have general active management of the business, affairs and policies of the corporation. The president shall have the power to sign all certificates, contracts and other instruments on behalf of the corporation.

Section 3.9. Vice Presidents. The vice presidents, if any, shall be subject to the direction and control of the board of directors and the president and shall have such powers and duties as the board of directors or the president may assign to them. If the board of directors elects more than one vice president, then it shall determine their respective titles, seniority and duties. If the president is absent, disqualified from acting, unable to act or refuses to act, the most senior in rank of the vice presidents (as determined by the board of directors) shall have the powers of, and shall perform the duties of, the president.

Section 3.10. Treasurer. The treasurer shall have charge and custody of and be responsible for all funds, securities and valuable papers of the corporation. The treasurer shall deposit all funds in the depositories or invest them in the investments designated or approved by the board of directors or any officer or officers authorized by board of directors to make such determinations. The treasurer shall disburse funds under the direction of the board of directors or any officer or officers authorized by the board of directors to make such determinations. The treasurer shall keep full and accurate accounts of all funds received and paid on account of the corporation and shall render a statement of these accounts whenever the board of directors or the president shall so request.

Section 3.11. Secretary. The secretary shall, to the extent practicable, attend all meetings of the stockholders and the board of directors. The secretary shall record the proceedings of the stockholders and the board of directors, including all actions by written consent, in a book or series of books to be kept for that purpose. The secretary shall perform like duties for any committee of the board of directors if the committee so requests. The secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the board of directors. Unless the corporation has appointed a transfer agent, the secretary shall keep or cause to be kept the stock and transfer records of the corporation. The secretary shall have such other powers and duties as the board of directors or the president may determine.

ARTICLE IV - CAPITAL STOCK

Section 4.1. Stock Certificates. The corporation’s shares of stock shall be represented by certificates, provided that the board of directors may, subject to the limits imposed by law, provide by resolution or resolutions that some or all of any or all classes or series shall be uncertificated shares. Shares of stock represented by certificates shall be in such form as shall be approved by the board of directors. Stock certificates shall be numbered in the order of their issue and shall be signed by or in the name of the corporation by (i) the chairperson or vice chairperson, if any, of the board of directors, the president or a vice president and (ii) the treasurer, an assistant treasurer, the secretary or an assistant secretary. Any or all of the signatures on a certificate may be a facsimile. In case any officer, transfer agent or registrar who signed or whose facsimile signature has been placed upon a certificate shall have ceased to be an officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. Each certificate that is subject to any restriction on transfer shall have conspicuously noted on its face or back either the full text of the restriction or a statement of the existence of the restriction.

Section 4.2 Registration; Registered Owners. The name of each person owning a share of the corporation’s capital stock shall be entered on the books of the corporation together with the number of shares owned, the date or dates of issue and the number or numbers of the certificate or certificates, if any, covering such shares. The corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes regardless of any transfer, pledge or other disposition of such stock until the shares have been properly transferred on the books of the corporation.

Section 4.3. Stockholder Addresses. It shall be the duty of each stockholder to notify the corporation of the stockholder’s address.

Section 4.4. Transfer of Shares. Registration of transfer of shares of the corporation’s stock shall be made only on the books of the corporation at the request of the registered holder or of the registered holder’s duly authorized attorney (as evidenced by a duly executed power of attorney provided to the corporation) and upon surrender of the certificate or certificates representing those shares, if in certificated form, properly endorsed or accompanied by a duly executed stock power. The board of directors may make further rules and regulations concerning the transfer and registration of shares of stock and the certificates representing them and may appoint a transfer agent or registrar or both and may require all stock certificates to bear the signature of either or both.

Section 4.5. Lost, Stolen, Destroyed or Mutilated Certificates. The corporation may issue a new stock certificate of stock in the place of any certificate theretofore issued by it alleged to have been lost, stolen, destroyed or mutilated. The board of directors may require the owner of the allegedly lost, stolen or destroyed certificate, or the owner’s legal representatives, to give the corporation such bond or such surety or sureties as the board of directors, in its sole discretion, deems sufficient to indemnify the corporation against any claim that may be made against it on account of the alleged loss, theft or destruction or the issuance of such new certificate and, in the case of a certificate alleged to have been mutilated, to surrender the mutilated certificate.

Section 4.6. Consideration for Shares. Shares in the capital stock of the corporation shall be issued in accordance with applicable laws at a fair market value determined by the board of directors notwithstanding that recourse can be made against the board of directors if shares are issued for less than fair market value, and the consideration for the share shall be fully paid in money or in property that are not less in value than the fair equivalent of the money that the corporation would have received if the share had been issued for money. The shares shall be 11 fully paid and non-assessable and no share shall be issued until the full amount of the consideration has been paid. In determining whether property or past services are the fair equivalent of a money consideration, the board of directors may take into account reasonable charges and expenses of organization and re-organization and payments for property and past services reasonably expected to benefit the corporation. For the purposes of this section, “property” shall not include a promissory note, or a promise to pay, that is made by a person to whom a share is issued, or a person who does not deal at arm’s length, within the meaning of that expression in the Income Tax Act (Canada), with a person to whom a share is issued.

ARTICLE V - GENERAL PROVISIONS

Section 5.1 Waiver of Notice. Any stockholder or director may execute a written waiver or give a waiver by electronic transmission of notice of the meeting, either before or after such meeting. Any such waiver shall be filed with the records of the corporation. If any stockholder or director shall be present at any meeting it shall constitute a waiver of notice of the meeting, except when that stockholder or director attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. A waiver of notice of meeting need not specify the purposes of the meeting.

Section 5.2. Electronic Transmissions. For purposes of these bylaws, “electronic transmission” shall mean a form of communication not directly involving the physical transmission of paper that satisfies the requirements with respect to such communications contained in the NRS.

Section 5.3. Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the board of directors.

Section 5.4. Voting Stock of Other Organizations. Except as the board of directors may otherwise designate, each of the president and the treasurer may waive notice of, and act as, or appoint any person or persons to act as, proxy or attorney-in-fact for the corporation (with power of substitution) at any meeting of the stockholders, members or other owners of any other corporation or organization the securities or ownership interests of which are owned by the corporation.

Section 5.5. Corporate Seal. The corporation shall have no seal.

Section 5.6. Amendment of Bylaws. These bylaws, including any bylaws adopted or amended by the stockholders, may be amended or repealed by the board of directors, subject to the limitations contained in the Nevada General Corporation Law. The board of directors shall not amend the provisions set forth in sections 1.2, 2.9, 4.6 or 5.6 of these bylaws without the prior approval of stockholders evidenced by a resolution passed by a simple majority of the votes of stockholders present in person or by proxy at a meeting of stockholders.

ARTICLE VI - INDEMNIFICATION

Section 6.1. Indemnification. The corporation shall indemnify Indemnified Persons as set forth in Article X of the corporation’s Articles of Incorporation, as amended.

ARTICLE VII – RIGHT TO DISSENT

Section 7.1. Right to Dissent. Notwithstanding anything contained in the Nevada General Corporation Law, section 190 of the Canada Business Corporations Act (the “Canada Act”) shall apply to the corporation, mutatis mutandis, as if the corporation has been constituted pursuant to the Canada Act.

ARTICLE VIII – MINORITY SHAREHOLDERS’ REMEDIES

Section 8.1. Minority Shareholders’ Remedies. Notwithstanding anything contained in the Act, a minority shareholder of the corporation may apply to a court of competent jurisdiction for relief afforded complainants pursuant to sections 239, 240, 241 and 242 of the Canada Act, which sections shall apply to the corporation, mutatis mutandis, as if the corporation has been constituted pursuant to the Canada Act.

SCHEDULE B
FINCO ARRANGEMENT RESOLUTION

The text of the Finco Arrangement Resolution which the Finco Shareholders will be asked to pass by way of unanimous written consent resolution is as follows:

“BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:

(1)

the arrangement agreement (the “Arrangement Agreement”) between Winwell Ventures Inc. (“Winwell”) and Carlin Opportunities Inc. (“Finco”) dated December 8, 2016 and all the transactions contemplated therein, the actions of the directors of Finco in approving the Arrangement and the actions of the directors and officers of Finco in executing and delivering the Arrangement Agreement and any amendments thereto are hereby ratified and approved

(2)

the arrangement (the “Arrangement”) under Section 288 of the Business Corporations Act (British Columbia) (the “BCBCA”) involving Winwell, Finco and shareholders of Winwell and Finco, all as more particularly described and set forth in the management information circular (the “Circular”) of Winwell dated •, 2017 (as the Arrangement may be modified or amended), is hereby authorized, approved and adopted;

(3)

the plan of arrangement (as it may be, or may have been, modified or amended in accordance with its terms, the “Plan of Arrangement”), involving Winwell and Finco and implementing the Arrangement, the full text of which is set out as a Schedule to the Circular , is hereby authorized, approved and adopted;

(4)

notwithstanding that this resolution has been passed (and the Arrangement approved) by the shareholders of Finco or that the Arrangement has been approved by the Supreme Court of British Columbia, the directors of Finco are hereby authorized and empowered, without further notice to, or approval of, the shareholders of Finco to:

a.	amend the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement or the Plan of Arrangement; or

b.	subject to the terms of the Arrangement Agreement, not proceed with the Arrangement; and

(5)

any one or more directors or officers of Finco is hereby authorized, for and on behalf and in the name of Finco, to execute and deliver, whether under corporate seal of Finco or otherwise, all such agreements, forms, waivers, notices, certificate, confirmations and other documents and instruments, and to do or cause to be done all such other acts and things, as in the opinion of such director or officer may be necessary, desirable or useful for the purpose of giving effect to these resolutions, the Arrangement Agreement and the completion of the Plan of Arrangement in accordance with the terms of the Arrangement Agreement, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.”

SCHEDULE C
WINWELL SHAREHOLDER RESOLUTIONS

The text of the Winwell Shareholder Resolutions which the Winwell Shareholders will be asked to pass at the Winwell Meeting is as follows:

Winwell Arrangement Resolution

“BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:

(1)

the arrangement agreement (the “Arrangement Agreement”) between Winwell Ventures Inc. (“Winwell”) and Carlin Opportunities Inc. (“Finco”) dated December 8, 2016 and all the transactions contemplated therein, the actions of the directors of Winwell in approving the Arrangement and the actions of the directors and officers of Winwell in executing and delivering the Arrangement Agreement and any amendments thereto are hereby ratified and approved;

(2)

the arrangement (the “Arrangement”) under Section 288 of the Business Corporations Act (British Columbia) (the “BCBCA”) involving Winwell, Finco and shareholders of Winwell and Finco, all as more particularly described and set forth in the management information circular (the “Circular”) of Winwell dated •, 2017 (as the Arrangement may be modified or amended), is hereby authorized, approved and adopted;

(3)

the plan of arrangement (as it may be, or may have been, modified or amended in accordance with its terms, the “Plan of Arrangement”), involving Winwell and Finco and implementing the Arrangement, the full text of which is set out as a Schedule to the Circular , is hereby authorized, approved and adopted;

(4)

notwithstanding that this resolution has been passed (and the Arrangement approved) by the shareholders of Winwell or that the Arrangement has been approved by the Supreme Court of British Columbia, the directors of Winwell are hereby authorized and empowered, without further notice to, or approval of, the shareholders of Winwell to:

a.	amend the Arrangement Agreement or the Plan of Arrangement to the extent permitted by the Arrangement Agreement or the Plan of Arrangement; or

b.	subject to the terms of the Arrangement Agreement, not proceed with the Arrangement; and

(5)

any one or more directors or officers of Winwell is hereby authorized, for and on behalf and in the name of Winwell, to execute and deliver, whether under corporate seal of Winwell or otherwise, all such agreements, forms, waivers, notices, certificate, confirmations and other documents and instruments, and to do or cause to be done all such other acts and things, as in the opinion of such director or officer may be necessary, desirable or useful for the purpose of giving effect to these resolutions, the Arrangement Agreement and the completion of the Plan of Arrangement in accordance with the terms of the Arrangement Agreement, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.”

Winwell Asset Acquisition Resolution

“BE IT RESOLVED AS AN ORDINARY RESOLUTION THAT:

(1)

conditional upon the completion of the Arrangement (as defined in the management information circular (the “Circular”) of Winwell Ventures Inc. (“Winwell”) dated •, 2017), Winwell, as the post-continuance Nevada corporation (“Winwell USA”) be authorized to acquire all of the outstanding membership interests (the “Clover Nevada Interests”) in the capital of Clover Nevada II LLC (“Clover Nevada”) held by Waterton Nevada Splitter, LLC (“Waterton Nevada”), for the payment to Waterton Nevada or a designated nominee (“Waterton”) of the following consideration: (i) the payment of $7 million cash consideration, (ii) the issuance of  • common stock of Winwell USA, which is equal to 37% of all of the issued and outstanding common stock of Winwell USA for an aggregate price of $• , and (iii) the issuance of • preferred stock of Winwell USA, with an aggregate face value of $15 million, (together, the common stock and preferred stock in (ii) and (iii) referred to as the “Payment Shares”), all subject to the terms and conditions set forth in the securities exchange agreement dated December 8, 2016 between Winwell, Waterton Nevada, Clover Nevada, and Carlin Opportunities Inc., (the “Securities Exchange Agreement”), with such restrictions or conditions as may be imposed by the TSX Venture Exchange (the “TSXV”), all as more particularly described in the Circular (the “Winwell Asset Acquisition”);

C-2

(2)

Winwell USA is authorized to issue the Payment Shares, as validly issued, fully paid and non- assessable shares pursuant to the terms of the Securities Exchange Agreement, as partial consideration for the Clover Nevada Interests;

(3)

notwithstanding that this resolution has been duly passed by the shareholders of Winwell, the directors of Winwell are hereby authorized and empowered to not proceed with the Winwell Asset Acquisition, without further notice to or approval of the shareholders of Winwell, at any time prior to the effective time of the Arrangement; and

(4)

any one or more directors or officers of Winwell is hereby authorized, for and on behalf and in the name of Winwell, to execute and deliver, whether under corporate seal of Winwell or otherwise, all such agreements, forms, waivers, notices, certificate, confirmations and other documents and instruments, and to do or cause to be done all such other acts and things, as in the opinion of such director or officer may be necessary, desirable or useful for the purpose of giving effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.”

Winwell Corporate Resolutions

“BE IT RESOLVED AS AN ORDINARY RESOLUTION THAT:

(1)

conditional upon approval of the Arrangement (as defined in the management information circular (the “Circular”) of Winwell Ventures Inc. (“Winwell”) dated •, 2017), the stock compensation arrangements, substantially in the form attached as a Schedule to the Circular, be and the same is hereby authorized, approved and adopted (the “Stock Compensation Arrangements”);

(2)

notwithstanding that this resolution has been duly passed by the shareholders of Winwell, the directors of Winwell are hereby authorized and empowered to not proceed with the implementation of the Stock Compensation Arrangements, without further notice to or approval of the shareholders of Winwell, at any time prior to the effective time of the Arrangement; and

(3)

Any one or more directors or officers of Winwell is hereby authorized, for and on behalf and in the name of Winwell, to execute and deliver, whether under corporate seal of Winwell or otherwise, all such agreements, forms, waivers, notices, certificate, confirmations and other documents and instruments, and to do or cause to be done all such other acts and things, as in the opinion of such director or officer may be necessary, desirable or useful for the purpose of giving effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.”

SCHEDULE D
REPRESENTATIONS AND WARRANTIES OF FINCO

Finco hereby represents and warrants to Winwell as follows, and acknowledges and agrees that Winwell is relying upon such representations and warranties in connection with the entering into of this Agreement:

(a)

Organization and Corporate Capacity. Finco was incorporated and established for the purposes of completing the Finco Seed Financing, the Finco Financing and the Arrangement with Winwell and facilitating the RTO Transaction. Finco is duly incorporated and is validly existing and in good standing under the Business Corporations Act (British Columbia) and has all requisite corporate power and capacity to carry on its business as now conducted and to own, lease and operate its properties and assets.

(b)	Subsidiaries Finco does not have any subsidiaries.

(c)

Dissolution. No act or proceeding by or against Finco has been taken, instituted or is pending, in connection with the dissolution, liquidation, winding up, bankruptcy or reorganization of Finco or for the appointment of a trustee, receiver, manager or other administrator of Finco.

(d)	Compliance with Laws. Finco is in compliance in all material respects with all applicable Laws.

(e)

Capitalization. The authorized share capital of Finco consists of an unlimited number of Finco Shares. As at the date of this Agreement there are 5,000,000 Finco Shares validly issued and outstanding as fully-paid and non-assessable shares of Finco. Other than the Finco Shares to be issued on the Finco Seed Financing and the Finco Subscription Receipts to be issued pursuant to the Finco Financing, there are no other Finco Shares or securities convertible or exercisable for Finco Shares that will be outstanding prior to the completion of the Arrangement and no person has or prior to completion of the Arrangement will have, any agreement, right or option (whether direct, indirect or contingent or whether pre-emptive, contractual or by law) to purchase, or otherwise acquire any securities of any nature or kind of Finco. All such Finco Shares to be issued under the Finco Seed Financing and the Finco Financing will, when issued, be duly and validly issued as fully paid and non-assessable shares of Finco.

(f)

Securities Laws Matters. Finco is not a “reporting issuer” (as that term is defined under applicable Securities Laws) or the equivalent in any jurisdiction of Canada or elsewhere and the Finco Shares are not listed on any stock exchange.

(g)

Authority Relative to this Agreement. Finco has all requisite corporate power and capacity to enter into this Agreement and to perform its obligations hereunder, and the execution and delivery of this Agreement and the performance of its obligations hereunder have been authorized by all necessary corporate action of Finco, subject to the receipt of Finco Shareholder Approval, and this Agreement constitutes a valid and binding obligation of Finco, enforceable against Finco in accordance with its terms, subject however, to limitations with respect to enforcement imposed by law in connection with bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought.

(h)

No Violation. The execution and delivery by Finco of this Agreement and the performance by it of its obligations hereunder and the completion of the Arrangement do not and will not violate, conflict with or result in a breach of (with or without due notice or lapse of time or both): (i) any provision of the articles, by-laws or comparable organizational documents of Finco; (ii) any Contract or Authorization to which Finco is a party or otherwise bound; or (iii) any Law to which Finco is subject or otherwise bound.

(i)

Regulatory Approvals and Consents. Other than the Interim Order, the Final Order, such filings and other actions required under applicable Securities Laws and the approval of the TSXV in connection with the RTO Transaction, no Authorization or approval or filing with, any Governmental Entity is necessary on the part of Finco in connection with the execution and delivery of this Agreement or the completion by it of the transactions contemplated by this Agreement.

D-2

(j)

Third Party Consents and Approvals. Other than as set forth in paragraph (i) above, there are no third party consents or approvals required to be obtained by Finco in connection with the completion of the Arrangement or the matters contemplated hereunder.

(k)

Corporate Records. The minute books of Finco made available to Winwell in connection with its due diligence investigation of Finco are all of the minute books of Finco, are true and correct in all material respects, contain copies of all material proceedings (or certified copies thereof) of the shareholders and the directors of Finco to the date of review of such minute books and there have been no other meetings, resolutions or proceedings of the shareholders, directors or any committees of the directors of Finco to the date hereof not reflected in such minute books and other records, other than those which are not material to Finco.

(l)	Liabilities. Finco has no material liabilities and is not subject to any significant Encumbrances or any material Claim.

(m)	Material Agreements. Finco is not a party to any material Contract other than this Agreement and the Securities Exchange Agreement.

(n)

Claims or Proceedings. There are no claims, actions, suits, judgments, litigation or proceedings pending against or affecting Finco or any of its directors or officers, and Finco is not aware of any existing ground on which any such claim, action, suit, judgment, litigation or proceeding might be commenced with any reasonable likelihood of success or that would have a Material Adverse Effect on Winwell USA after giving effect to the RTO Transaction.

(o)

Non-Arm’s Length Transactions. Except as contemplated in this Agreement, there are no current Contracts, commitments, agreements, arrangements or other transactions (including relating to indebtedness by Finco) between Finco on the one hand, and any (i) officer or director of Finco, except as same relates to his or her service in such capacity, (ii) any holder of record or beneficial owner of ten (10%) percent or more of the Finco Shares, or (iii) any affiliate or associate of any officer, director or beneficial owner, on the other hand.

(p)

Broker Fees. Other than in respect of the Finco Financing, no brokerage, agency or other fiscal advisory or similar fee is payable by Finco in connection with the Arrangement or the transactions contemplated by this Agreement.

(q)

Arrangement with Securityholders. Other than the Finco Voting Agreement, this Agreement and the Confidentiality Agreement, Finco does not have any agreement, arrangement or understanding (whether written or oral) with respect to Winwell or any of its securities, business or operations, with any shareholder of Winwell, any interested party of Winwell or any related party of any interested party of Winwell, or any joint actor with any such persons (and for this purpose, the terms “interested party”, “related party” and “joint actor” shall have the meaning ascribed to such terms in MI 61-101).

SCHEDULE E
REPRESENTATIONS AND WARRANTIES OF WINWELL

Winwell hereby represents and warrants to Finco as follows, and acknowledges and agrees that Finco is relying upon such representations and warranties in connection with the entering into of this Agreement:

(a)

Organization and Corporate Capacity. Winwell is validly existing and in good standing under the Business Corporations Act (British Columbia) and has all requisite corporate power and capacity to carry on its business as now conducted and to own, lease and operate its properties and assets. Winwell has carried on no active business since its inception in 2000 other than seeking to complete a transaction similar to the RTO Transaction and has no assets or liabilities other than net cash as of the date hereof of approximately $600,000 (prior to the payment of Winwell’s expenses in respect of the RTO Transaction).

(b)	Subsidiaries. Winwell does not have any subsidiaries.

(c)

Dissolution. No act or proceeding by or against Winwell has been taken, instituted or is pending in connection with the dissolution, liquidation, winding up, bankruptcy or reorganization of Winwell or for the appointment of a trustee, receiver, manager or other administrator of Winwell.

(d)	Compliance with Laws. Winwell is in compliance in all material respects with all applicable Laws.

(e)

Capitalization. The authorized share capital of Winwell consists of an unlimited number of Winwell Shares. As at the date of this Agreement there are 22,155,978 Winwell Shares validly issued and outstanding as fully-paid and non-assessable shares of Winwell. As at the date of this Agreement, there are no other securities convertible or exercisable for Winwell Shares and no person has or, prior to completion of the Arrangement, will have, any agreement, right or option (whether direct, indirect or contingent or whether pre-emptive, contractual or by law) to purchase, or otherwise acquire any securities of any nature or kind of Winwell.

(f)	Securities Law Matters.

(i)	The Winwell Shares are not listed on any stock exchange.

(ii)

Winwell is a “reporting issuer” (as that term is defined under applicable Securities Laws), not included in a list of defaulting reporting issuers (or equivalent) maintained by the applicable Securities Authorities in British Columbia, Alberta and t Yukon, and Winwell is not in default of any material provision of applicable Securities Laws and no Securities Authority has issued any order preventing the trading of any securities of Winwell, or the completion of the RTO Transaction.

(iii)

Winwell has filed with the Securities Authorities a true and complete copy of all Winwell Disclosure Documents. The Winwell Disclosure Documents at the time filed or, if amended, as of the date of such amendment: (a) did not contain any misrepresentation; and (b) complied in all material respects with the requirements of applicable Securities Laws and the rules, policies and instruments of all Securities Authorities having jurisdiction over Winwell, except where such non-compliance has not had and would not reasonably be expected to have a Material Adverse Effect on Winwell. Winwell has not filed any confidential material change or other report or other document with any Securities Authorities or other self-regulatory authority which at the date hereof remains confidential.

(g)	Validly Issued Winwell USA Shares. The Winwell USA Shares will, when issued, be duly and validly issued as fully paid and non-assessable shares of Winwell USA.

(h)

Authority Relative to this Agreement. Winwell has all requisite corporate power and capacity to enter into this Agreement and to perform its obligations hereunder, and the execution and delivery of this Agreement and the performance of its obligations hereunder, have been authorized by all necessary corporate action of Winwell, subject to the receipt of the Winwell Shareholder Approvals. This Agreement constitutes a valid and binding obligation of Winwell, enforceable against Winwell in accordance with its terms, subject however, to limitations with respect to enforcement imposed by law in connection with bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought.

(i)

No Violation. The execution and delivery by Winwell of this Agreement and the performance by it of its covenants hereunder and the completion of the Arrangement pursuant to the terms of this Agreement do not and will not:

(i)	violate, conflict with or result in a breach of:

(A)	any provision of the articles, by-laws or comparable organizational documents of Winwell;

(B)	any Contract or Authorization to which Winwell is a party or otherwise bound; or

(C)	any Law to which Winwell is subject or otherwise bound; or

(ii)	give rise to any right of termination, the acceleration of any indebtedness, or trigger any change in control provisions under any Contract or Authorization; or

(j)

Regulatory Approvals and Consents. Other than the Interim Order, the Final Order, such filings and other actions required under applicable Securities Laws and the approval of the TSXV in connection with the RTO Transaction, no Authorization, consent or approval of, or filing with, any Governmental Entity is necessary on the part of Winwell in connection with the execution and delivery of this Agreement or the completion by it of the transactions contemplated by this Agreement.

(k)

Third Party Consents and Approvals. Other than as set forth in paragraph (j) above, there are no third party consents or approvals required to be obtained by Winwell in connection with the completion of the Arrangement or the matters contemplated hereunder.

(l)

Corporate Records. The minute books and records of Winwell made available to Finco in connection with its due diligence investigation of Winwell are all of the minute books and records of Winwell, are true and correct in all material respects, contain copies of all material proceedings (or certified copies thereof) of the shareholders and the directors of Winwell to the date of review of such corporate records and minute books and there have been no other meetings, resolutions or proceedings of the shareholders, directors or any committees of the directors of Winwell to the date hereof not reflected in such minute books and other records, other than those which are not material to Winwell.

(m)

Financial Statements. The Winwell Financial Statements have been prepared in accordance with IFRS applied on a basis consistent with those of previous periods and in accordance with applicable Laws (i) except as otherwise stated in the notes to such statements or, in the case of the Winwell Annual Financial Statements, in the auditor’s report therein; and (ii) except that the Winwell Interim Financial Statements are subject to normal period-end adjustments and may omit notes which are not required by applicable Securities Laws or IFRS. The Winwell Financial Statements present fairly and correctly, the financial position of Winwell as at the dates thereof and the consolidated results of the operations and cash flows of Winwell for the periods then ended and contain and reflect adequate provisions or allowance for all reasonably anticipated liabilities, expenses and losses of Winwell.

(n)

Absence of Certain Changes. Since December 31, 2015, except as disclosed in the Winwell Disclosure Documents, there has been no material change in respect of Winwell and, except as contemplated by the RTO Transaction, the business and financial position of Winwell conform in all material respects to the description thereof contained in the Winwell Disclosure Documents.

(o)

Internal Controls. Winwell maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS.

(p)

Cash Position. Immediately prior to the completion of the Arrangement, Winwell will have net cash of approximately $600,000 (prior to the payment of Winwell’s expenses in respect of the RTO Transaction) and no assets other than cash and receivables.

(q)	Undisclosed Liabilities. Winwell has no material undisclosed liabilities and is not subject to any significant Encumbrances or any material Claim.

(r)

Claims or Proceedings. There are no claims, actions, suits, judgments, litigation or proceedings pending against or affecting Winwell or any of its directors or officers, and Winwell is not aware of any existing ground on which any such claim, action, suit, judgment, litigation or proceeding might be commenced with any reasonable likelihood of success or that would have a Material Adverse Effect on Winwell USA after giving effect to the RTO Transaction.

(s)

Taxes. All Taxes due and payable by Winwell have been paid. All Tax Returns and filings required to be filed by Winwell have been filed with each appropriate Governmental Entity and all such Tax Returns and filings are complete and accurate in all material respects and no material fact or facts have been omitted therefrom which would make any of them misleading. No audit of Winwell or examination of any Tax Return of Winwell is currently in progress and there are no issues or disputes or assessments or reassessments outstanding with any Governmental Entity respecting any Taxes that have been paid, or may be payable, by Winwell, except in each of the foregoing instances where such failure or any examinations, issues or disputes, individually or collectively, would not have a Material Adverse Effect. Winwell has not executed or filed with any Governmental Entity any agreement or waiver extending the period for assessment, reassessment or collection of any Taxes, and no extension of time in which to file any Tax Return is in effect. No claim has ever been made by a Governmental Entity in a jurisdiction where Winwell does not file Tax Returns that Winwell is or may be subject to taxation by such jurisdiction. There are no Tax liens in respect of any property of Winwell. Winwell has complied with all requirements relating to the withholding and remittance of all material taxes. The paid-up capital for purposes of the Tax Act in respect of the Winwell Shares immediately prior to the Arrangement is no less than the fair market value of the cash and other property of Winwell immediately prior to the Arrangement.

(t)

Material Agreements. Winwell is not a party to any material Contract other than this Agreement, the Securities Exchange Agreement and the management contract as disclosed in the Winwell Financial Statements.

(u)

Non-Arm’s Length Transactions. Except as contemplated in this Agreement or as disclosed in the Winwell Financial Statements, there are no current Contracts, commitments, agreements, arrangements or other transactions (including relating to indebtedness by Winwell or any of its material subsidiaries) between Winwell or any of its material subsidiaries on the one hand, and any (i) officer or director of Winwell or any of its material subsidiaries, except as the same relates to his or her service in such capacity, (ii) any holder of record or beneficial owner of ten (10%) percent or more of the Winwell Shares, or (iii) any affiliate or associate of any officer, director or beneficial owner, on the other hand.

(v)

Advisory Fees. No brokerage, agency or other fiscal advisory or similar fee is payable by Winwell in connection with the RTO Transaction, other than the fee payable under the management contract as disclosed in the Winwell Financial Statements.

(w)

Restrictions on Business Activity. Winwell is not subject to any outstanding judgment, order, writ, injunction or decree that involves or may involve, or restricts or may restrict, the right or ability of Winwell to conduct its business as contemplated following the completion of the RTO Transaction, or that has had or would reasonably be expected to prevent or significantly impede or materially delay the completion of the RTO Transaction.

(x)

Arrangement with Securityholders. Other than the Winwell Voting Agreement, this Agreement and the Confidentiality Agreement, Winwell does not have any agreement, arrangement or understanding (whether written or oral) with respect to Finco or any of its securities, business or operations, with any shareholder of Finco, any interested party of Finco or any related party of any interested party of Finco, or any joint actor with any such persons (and for this purpose, the terms “interested party”, “related party” and “joint actor” shall have the meaning ascribed to such terms in MI 61-101).